As filed with the Securities and Exchange Commission on December 10, 2020
File No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

BlackRock Direct Lending Corp.
(Exact name of registrant as specified in its charter)

Delaware	85-3439073
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2951 28th Street, Suite 1000 Santa Monica, California	90405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(310) 566-1094

with copies to:

Michael K. Hoffman Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001	Kevin T. Hardy Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, Illinois 60606

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

BlackRock Direct Lending Corp. is filing this registration statement on Form 10 (the “Registration Statement”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis in connection with its election to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), and in order to provide current public information to the investment community. Once this Registration Statement is effective, the Company will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require the Company, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and the Company will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

In this Registration Statement, unless otherwise specified, the terms:

•	“we,” “us,” and “the Company” refer to BlackRock Direct Lending Corp., a Delaware corporation;

•	“Board of Directors” refers to the board of directors of the Company.

•	“common stock” refers to the Company’s common stock of beneficial interest, par value $0.001.

•	“Shareholders” refers to the holders of beneficial interest of the Company’s shares of common stock.

FORWARD-LOOKING STATEMENTS

In addition to factors identified elsewhere in this Registration Statement, including the “Risk Factors” section, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the Company’s, or the Company’s portfolio companies’, future business, operations, operating results or prospects;

•	the return or impact of current and future investments;

•	the impact of a protracted decline in the liquidity of credit markets on the Company’s business;

•	the impact of fluctuations in interest rates on the Company’s business;

•	the impact of changes in laws or regulations governing the Company’s operations or the operations of the Company’s portfolio companies;

•	the Company’s contractual arrangements and relationships with third parties;

•	the general economy and its impact on the industries in which the Company invests;

•	the financial condition of and ability of the Company’s portfolio companies to achieve their objectives;

•	the Company’s expected financings and investments;

•	the adequacy of the Company’s financing resources and working capital;

•	the ability of the Investment Manager to locate suitable investments for the Company and to monitor and administer the Company’s investments;

•	the timing of cash flows, if any, from the operations of the Company’s portfolio companies;

•	the timing, form and amount of any dividend distributions; and

•	the Company’s ability to maintain the Company’s qualification as a regulated investment company and as a business development company.

This Registration Statement contains, and other statements that the Company may make may contain, forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and the Company assumes no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933 (the “Securities Act”) or Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

Statistical and market data used in this Registration Statement has been obtained from governmental and independent industry sources and publications. The Company has not independently verified the data obtained from these sources. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained in this Registration Statement, for which the safe harbor provided in Section 27A of the Securities Act and Section 21E of the Exchange Act is not available.

Item 1.	Business.

BlackRock Direct Lending Corp.

The Company is an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act. The Company’s investment objective is to target high risk-adjusted returns produced primarily from current income generated by investing primarily in senior secured corporate debt instruments. The Company will primarily target investments in companies headquartered in North America but will have the ability to invest in compelling opportunities in other jurisdictions, subject to regulatory limitations and other investment restrictions discussed in this Registration Statement.

The Company was formed in October 2020. The Company has offered and may continue to offer and sell shares of common stock (“Shares”) in private placement transactions pursuant to certain exemptions of the Securities Act, the laws of the states and jurisdictions where any offering is made. The Company expects to enter into separate Subscription Agreements with investors, pursuant to which investors make commitments to purchase Shares (referred to herein as “Capital Commitments”). Investors will be required to make capital contributions to purchase Shares each time the Company delivers a capital call notice, in an aggregate amount not to exceed each investor’s respective remaining Capital Commitment. The Company may accept additional Capital Commitments from time to time from new investors as well as existing investors that wish to increase their commitment in the Company.

The Company expects to commence investment activities contemporaneously with the initial capital contribution from non-affiliated investors, which is expected to occur on or about the initial date such investors make Capital Commitments.

Investment Strategy

The Company’s investment activities are managed by its investment adviser, BlackRock Capital Investment Advisors, LLC (the “Investment Manager”), a subsidiary of BlackRock, Inc. (together with its subsidiaries, including but not limited to the Investment Manager, “BlackRock” or the “Firm”). BlackRock believes that the Investment Manager’s deep and experienced investment team, organized across 19 industry-focused verticals, is among the most tenured in the direct lending market, having invested in the strategy across multiple market cycles for more than 20 years. This depth of experience enables the team to not only identify more complex, unique and less competitive investments, but also to structure customized downside protection and better target outsized risk-adjusted returns. The Investment Manager utilizes a broad, multi-channel deal origination network across both primary and secondary market sources.

The Company expects to benefit from BlackRock’s successful strategy of investing in privately-originated, performing senior secured debt primarily in North America-based companies with target enterprise values between $100 million and $1.5 billion. The Company expects to hold positions in first lien, second lien and unitranche debt, with a preference for floating-rate debt, which the Investment Manager believes provides flexibility to adapt to changing market conditions.

The Company expects to benefit from BlackRock’s broad and established sourcing network to seek attractive investment opportunities across all market environments. BlackRock is one of the largest corporate lenders in the world and a long-tenured participant in the private debt markets. As such, it has diversified sourcing channels and maintains an active dialogue with industry and sector contacts, banks, brokers, sponsors, secondary desks, client relationships, other credit-focused investment managers and its well-established network of industry experts and executive-level operating professionals – all of which help to produce attractive deal flow. The Company will pursue primary loan originations as its core strategy with capacity for secondary market accumulations when appropriate. A long-established history of investing in both of these segments affords BlackRock the flexibility to pursue what it views as superior risk-adjusted returns in a variety of market conditions. While the Investment Manager anticipates that it will invest the majority of the Company’s capital in primary market deal flow, during periods of broader capital markets volatility, the Investment Manager may focus attention on secondary market accumulations of undervalued loans offered at what it perceives as attractive discounts relative to the underlying borrower credit fundamentals. Similarly, when investment opportunities in the secondary market become less attractive, the Investment Manager expects to focus greater attention on primary market originated financings. BlackRock has found that the ability to evaluate and execute both primary and secondary middle-market deal flow is a significant competitive advantage. Furthermore, the Investment Manager is supported by the BlackRock Capital Markets group, a dedicated capital markets team responsible for sourcing private and illiquid investment opportunities across the BlackRock Alternatives platform. The BlackRock Capital Markets group provides global, comprehensive sourcing coverage by geography, asset class and transaction type and further supplements the Investment Manager’s deal sourcing by maintaining close relationships across multiple sourcing channels.

BlackRock’s direct lending strategy provides debt financing to meet the distinct and underserved needs of primarily North American middle-market companies. The Investment Manager will generally target for the Company what it views as healthy businesses that are seeking capital for various objectives, including but not limited to, growth, acquisitions, refinancings/recapitalizations, expansion stage venture lending and LBO activity. BlackRock actively seeks to uncover what it believes are overlooked, asset-rich opportunities with a degree of complexity “outside-of the-box” for traditional senior debt providers. This complexity does not include an element of stress or distress, but may take the form of structural, situational, legal or regulatory concerns, or may result from an industry or sector that is out of favor. In addition, BlackRock is able to utilize its complementary stressed/distressed expertise to more effectively diligence and negotiate complex direct lending investments, manage downside protection and proactively recognize potential problem investments.

BlackRock has built a reputation as a value-added partner in complex or misunderstood opportunities, given its ability to diligence and underwrite such complexity. The Investment Manager believes its deep industry and credit experience distinguishes its reputation, allowing BlackRock to uncover opportunities that less-experienced managers are either not qualified to analyze, or are under-resourced to properly evaluate. BlackRock will continue its longstanding practice of seeking to alter the risk/reward balance in favor of its clients by using a hands-on approach to seek to create superior risk-adjusted returns while protecting value in challenging situations when required.

Competitive Strengths

BlackRock believes that the following characteristics distinguish it from other firms and will allow the Company to maximize the risk/reward ratio of a given investment opportunity.

Proven Strategy

BlackRock has successfully applied its direct lending strategy throughout its history to generate attractive investment opportunities in all phases of a market cycle. Since 2000, BlackRock has deployed more than $21 billion across approximately 740 investments in its direct lending strategy. BlackRock believes that the following elements of its direct lending strategy are designed to enable the Company to generate above-market yields:

I.	Identifying value where others do not, in complex or overlooked deals through unique, multi-channel sourcing. This may involve pursuing, among others, transactions that fit the following profile:

•	Unique and not widely understood industry dynamics

•	Transactional complexity

•	Time-sensitive capital need requiring depth of industry knowledge

•	Prior performance disruption or operational/management challenges

•	Management changes and/or regulatory changes

•	Structuring sophistication to accommodate specific collateral/assets for downside protection

II.	Large, reputable and deeply experienced team with proven ability to respond to various market conditions quickly and effectively.

III.	Dual direct lending and stressed/distressed (special situations) experience to structure better pricing and downside protection and be prepared for unexpected events:

•	BlackRock has an extensive history executing both direct lending and opportunistic credit strategies with deep experience in middle-market finance across a wide range of industries and market cycles.

•
The majority of the Investment Manager’s senior-level investment professionals have spent considerable time in specific industry sectors, and the Investment Manager has underwritten and managed investments within those areas for both performing and challenged credits for over 20 years.

Focus on the Middle-Market

Since BlackRock’s first direct lending loan in its first institutional fund was made in 2000, its direct lending strategy has focused primarily on North American middle-market companies with target enterprise values from $100 million to $1.5 billion. The Investment Manager focuses on this segment for the Company because it believes the middle-market supplies several advantages for execution of the Company’s investment strategy, including:

I.	A larger pool of successful and financeable companies in the segment compared to the large capitalization market.

II.	Investment opportunities where the target often has limited or no access to the broader capital markets as an alternative source of capital.

III.
More consistent flow of investment opportunities across market cycles. BlackRock believes this market segment offers greater opportunity for its direct lending strategy due to fewer competing sources of capital, less efficient capital markets and more consistent primary and secondary transaction flow.

Direct Lending Investment Network and Superior Deal Sourcing Capability

BlackRock’s primary deal flow advantage is derived from its proprietary network established over a 20+ year history of providing direct lending capital to middle-market U.S. companies and its intensive industry research and relationship-based approach. BlackRock’s investment professionals maintain established relationships among industry-focused bankers, restructuring professionals, bankruptcy and other attorneys, senior lenders, liquidators, high yield specialists, research analysts and major accounting firms. BlackRock’s long history in direct investing provides what it believes is a broader and deeper network of contacts among fellow corporate board members, former colleagues from a range of high-quality firms, other financial and operating professionals, insurance companies, credit funds, private equity funds, hedge funds and other similar alternative investment funds, which assists in sourcing and negotiating transaction opportunities. Given both its extremely long tenure in the market as well as its position within the world’s largest asset manager, BlackRock is often a first call for middle-market direct lending opportunities, and in particular, those that require a level of specialized knowledge or skill to underwrite and execute. The Firm’s Capital Markets team helps to harness the power of the global franchise in an effort to ensure that BlackRock sees the broadest range of deal opportunities across its investment business. Furthermore, the Firm’s relationships with prior portfolio companies help facilitate positive word-of-mouth recommendations to others seeking BlackRock’s expertise and capital.

Access to Operating Talent

The Investment Manager augments its aforementioned in-house talent with multi-year relationships with former senior executives with strong records of success in major companies across industries in which BlackRock invests. These executive relationships may be used for assistance with due diligence, board seats, sourcing, and in some cases, to fill certain portfolio company operating roles. Importantly, the vast majority of these experienced industry leaders are also investors in funds managed by BlackRock.

Integrity

BlackRock conducts business with the highest standards for integrity. Those standards are apparent in its transparency and openness with its clients, its conservative accounting and management principles, and its relationships with counterparties, rival and allied creditors, portfolio company management teams and external advisors. BlackRock recognizes the value its business integrity provides in attracting clients, employees and operating talent, sourcing and evaluating transactions, and in reorganization negotiations.

A Leader in Alternative Credit Investing

BlackRock is the world’s largest publicly traded investment management firm, with approximately $7.8 trillion of assets under management as of September 30, 2020. BlackRock manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, real estate, cash management and alternative investment products. BlackRock serves clients in North and South America, Europe, Asia, Australia, Africa and the Middle East. Headquartered in New York, BlackRock maintains offices in over 30 countries, including 25 primary investment centers. BlackRock’s institutional knowledge includes proprietary valuation techniques, market outlook, competitive evaluation and structuring and operational expertise. In addition, BlackRock provides risk management, investment system outsourcing and financial advisory services to a growing number of institutional investors. Through BlackRock Solutions®, BlackRock provides risk management and advisory services that combine capital markets expertise with internally-developed systems and technology.

For 35+ years, including through legacy entities, BlackRock has been creating and managing alternatives portfolios. BlackRock has continually grown investment capabilities in response to, and in anticipation of, client needs. This strategic commitment is reflected in the considerable human and technological resources it has developed in order to ensure the long-term success of its alternatives platform. BlackRock has also hired respected industry professionals to complement its homegrown talent. Today, BlackRock has over 840+ professionals dedicated solely to alternatives across 25+ global investment centers. BlackRock’s strong governance and scale enable its investment teams to focus solely on investing and benefit from accessing more deals, research, and insight than they would as independent businesses. BlackRock’s scale helps it deliver sourcing, performance, and solutions that aim to help clients achieve objectives.

The Investment Manager’s leadership team comprises a subset of former Tennenbaum Capital Partners, LLC (“TCP”) senior professionals and is supplemented by comparable senior professionals from BlackRock. TCP was a leading alternative investment manager founded in 1999 with a proven track record of investing in direct lending across multiple market cycles prior to entering into the below described transaction with BlackRock. In August 2018, BlackRock acquired TCP, expanding BlackRock’s capabilities in the private credit sector. BlackRock believes that the Company will benefit from blending TCP’s experience in U.S. direct lending with BlackRock’s resources, relationships and global platform. BlackRock is a differentiated investment manager in middle-market direct lending, primarily, for three reasons:

I.
Since 2000, BlackRock has invested over $21 billion in approximately 740 portfolio companies. The Investment Manager has generated performance through a substantial volume of activity over many years and across multiple market cycles.

II.
In its pursuit of high risk-adjusted return deal flow, BlackRock consciously employs a deal source channel agnostic approach. It originates deals directly from companies as a sole-lender or club lender, from banks and brokers and from a broad mix of both sponsored and non-sponsored sources. It also selectively sources assets in the secondary market at what the Investment Manager views as attractive non-distressed prices during periods of broad market volatility (when available at a modest discount from a performing company). BlackRock strenuously avoids concentrating its substantial deal origination activity on simply one or two deal source channels. Furthermore, the Investment Manager is supported by the BlackRock Capital Markets group, a dedicated capital markets team responsible for sourcing private and illiquid investment opportunities across the BlackRock Alternatives platform. The BlackRock Capital Markets group provides global, comprehensive sourcing coverage by geography, asset class and transaction type and further supplements the Investment Manager’s deal sourcing by maintaining close relationships across multiple sourcing channels.

III.
BlackRock has managed complex credits across two complementary strategies for more than 20 years: direct lending and special situations. Both are middle-market credit-focused strategies. As part of its special situations strategy, BlackRock has been through more than 100 portfolio company bankruptcies and restructurings, often as a deliberate part of the investment thesis. Inevitably, across market cycles, direct lending at high risk-adjusted rates of return means an investment manager will encounter credit challenges and therefore difficult decisions and situational complexity. When this occurs, BlackRock has what it believes is a depth of experience that enables it to seek superior recovery outcomes as a result of its breadth of credit experience earned over many years across these two complementary strategies.

Value-Oriented Direct Lending Investment Strategy

The Company is expected to benefit from BlackRock’s successful strategy of investing in privately-originated, performing senior secured debt primarily issued by North American middle-market companies. This strategy employs a value-oriented approach, with a preference for unique and often less-competitive deals that may have been overlooked due to industry, legal/regulatory or transactional complexity or prior individual company performance. BlackRock expects to leverage its deep credit and industry experience in an effort to unlock value in these opportunities and ultimately provide strong risk-adjusted returns. Since 2000, BlackRock has invested over $21 billion across approximately 740 direct lending investments.

Compelling Middle-Market Opportunity

The Company will invest in senior secured debt investments primarily in the North American middle market, which BlackRock defines as companies with enterprise values between $100 million and $1.5 billion. The targeted “sweet spot” tends to be companies with enterprise values from $100 million to $750 million. BlackRock believes this market segment provides attractive investment opportunities due to three key factors: (1) largest number of established companies in the U.S. market are in this segment; (2) fewer financing alternatives are available for these borrowers than for large capitalization companies; (3) long-term relationships and experience are required to source unique transaction flow in this market segment. In particular, BlackRock believes the direct lending strategy has developed into a core asset class that serves the needs of this segment of the U.S. economy. BlackRock has established itself as a leader in this segment over almost two decades with a reputation for reliability and creativity in structuring financing solutions.

At this time, there is a general recognition that the market has entered a period of heightened uncertainty and volatility as the full impact of COVID-19 (as defined below) continues to be assessed. BlackRock believes that the Company is well positioned to achieve success across a variety of potential macroeconomic scenarios. Market disruption such as the current pandemic often drive better pricing, lower leverage, superior documentation and less competition. In this context of market uncertainty, BlackRock continues to have a positive outlook for the direct lending asset class both in the short term as well as over the next 5-10 years across the U.S. Particularly in times of uncertainty, BlackRock believes it is important to focus on senior secured debt financing in less cyclical industries and in companies with revenue streams which are less affected by geopolitical events and/or the general economic cycle.

Deep and Experienced Team of Credit Specialists

BlackRock believes that the Investment Manager’s investment team, which is organized across 19 industry verticals, is one of the longest-tenured teams in the middle-market lending asset class. The Investment Manager utilizes a centralized investment committee process to execute its direct lending strategy, which BlackRock believes facilitates knowledge-sharing and enhances the ability to provide financing solutions to its deal sources and also proactively manage at-risk investments. The industry-led execution is designed to allow BlackRock to apply years of acquired knowledge and relationships to its sourcing, underwriting and portfolio management of investment opportunities. In BlackRock’s opinion, and demonstrated by the Investment Manager’s extensive track record, this industry-led approach provides an advantage over competitors by bringing to bear insight that exceeds that of a generalist lender. BlackRock understands a potential borrower’s business from an industry-insider perspective and feels it is better equipped to identify key diligence and structuring considerations early in the transaction evaluation. Borrowers appreciate and rely on the Investment Manager to deliver thoughtful initial feedback which accelerates the process to either a more detailed evaluation or a constructive decline. Additionally, this industry-led approach enhances BlackRock’s underwriting diligence and credit agreement negotiation based on key experience with similar companies within the same sector or industry sub-sector. Finally, it helps to inform BlackRock’s actions when challenges arise as part of portfolio monitoring and when strategic decisions are required. The Investment Committee (as defined below) plays an integral role designed to ensure that BlackRock combines its unique industry knowledge with a complementary stressed/distressed skill set possessed by the same team of professionals. BlackRock’s unique and centralized residency of both performing and stressed/distressed credit proficiency is particularly valuable as the Investment Manager seeks to navigate the post-COVID-19 middle market landscape.

Market Opportunity

BlackRock believes that an attractive investment environment exists for middle market and privately-originated illiquid loans using the investment strategy and approach that BlackRock has successfully employed for over 20 years. Over that time, due to fundamental changes in the U.S. banking system and corporate debt market, lending to middle market companies in the U.S. has radically transformed.

BlackRock believes that the landscape for U.S. middle market private loans has undergone a secular shift which presents an investment opportunity for institutional investors, and that investment platforms offering superior reputation, flexibility and scale will continue to be well-positioned to serve this growing market. The supply-demand dynamics arising from this secular shift are further described below.

Since BlackRock’s first direct lending investment was made in June 2000, the role of banks in middle-market lending has materially reduced. In order to comply with regulations, such as Basel III, the Dodd-Frank Act and certain provisions therein known as the “Volcker Rule,”, banks have reduced their balance sheets to de-risk their business activities. Banks simply cannot lend on the scale they once did to absorb the supply of middle market loans because it has become economically challenging for banks to hold middle market loans. BlackRock recognizes that stricter regulations and enforcement of leveraged lending guidelines has further reduced bank lending activities in the middle market versus earlier periods, and in particular, the period prior to the global financial crisis.

Simultaneously, as illustrated in the chart below, middle market financing needs are high. BlackRock believes that institutional private capital will be needed to address a large volume of financing requirements over the next seven years driven by refinancing needs as well as deployment of private equity cash reserves (often referred to as “dry powder”). The chart below illustrates private equity dry powder in the U.S. middle market.

1

[1]	Source: Preqin as of December 31, 2019. U.S. Middle Market PE defined as North America-headquartered growth and buyout funds up to $5 billion in size.

BlackRock believes that the growth of small-to-medium sized businesses will be key to growth for all developed economies, and in particular, the United States. Middle market companies represent approximately one-third of U.S. private sector GDP and employ nearly 48 million people, providing approximately one-third of all U.S. jobs as of December 31, 2019, according to the National Center for the Middle Market. BlackRock anticipates that direct lending providers to the middle market will enable these businesses to access capital that is increasingly difficult for them to obtain from traditional bank sources yet is important for continued economic growth.

While BlackRock does expect a slowdown in M&A in the short-term as a result of the COVID-19 pandemic, in the medium-term, it expects to see an increase in transactions which cannot be executed in the public markets and also expects to see a resetting of pricing and structure, which will likely be favorable to private markets investors. The opportunity set in direct lending should continue to grow given that “alternative” lenders now comprise a meaningful percentage of the credit provided to both U.S. and non-U.S. companies. BlackRock does not anticipate this changing due to recent banking regulation and business model shifts, or as a result of broad market concerns regarding investment liquidity. These structural shifts in the market have created a more robust opportunity for alternative lenders such as BlackRock (and others).

As institutional platforms emerge to fill the void left by banks, BlackRock has found that not all of these platforms are perceived as equally attractive by borrowers, who are seeking comprehensive capital solutions, execution certainty and a long-term relationship-driven approach from their financing providers. In particular, as the effects of the COVID-19 pandemic are more fully absorbed by the private markets, they will likely be unequally experienced across individual companies, industries, management teams and deal sources. BlackRock believes that this dynamic will tilt the balance in favor of reliable financing providers who can offer middle-market borrowers time-tested dependability, industry expertise, flexible debt solutions and a scalable platform.

The competitive dynamics in the middle-market have created a favorable environment for direct lenders with the relevant industry experience to appropriately structure loans for middle-market borrowers. Originating and underwriting such loans requires an established sourcing network and the ability to identify unique situations whereby higher yields may be combined with appropriate structural protections for the lender. For these reasons, BlackRock believes that the Company is well-positioned to continue this historical practice of carefully selecting appropriate risk-adjusted return opportunities in the evolving middle-market. BlackRock’s expertise in navigating situations that incorporate an element of industry-specific complexity and/or require speed of execution, as well as its strict focus on downside protection, should allow BlackRock to continue to generate attractive risk-adjusted returns regardless of market cycle.

Investment Process

BlackRock’s investment process is designed for superior execution based upon its strategic advantages: a deep bench of experienced credit professionals across both liquid and illiquid credit strategies, a strong brand name in middle-market direct lending and unique in-house skills in each stage of its investment process.

The investment process is structured around a group of senior industry-focused investment professionals organized into teams that typically follow an investment from origination through realization and supplemented by incremental origination resources designed to make certain the Firm is accessing all key sourcing channels. BlackRock believes that this consistent involvement of industry focused professionals with intimate knowledge of a company and its unique industry dynamics leads to better investment outcomes. The Investment Manager’s investment professionals, particularly at the senior levels, also possess a broad range of transactional experience across both its direct lending and opportunistic credit strategies. The Investment Manager believes that this multi-strategy experience benefits direct lending in two key areas: (1) it informs its underwriting, and (2) it improves the Investment Manager’s ability to source investment opportunities. The complementary experience in stressed/distressed (special situations) credit informs the Investment Manager’s underwriting for direct lending portfolios, as substantial experience with companies across each industry vertical in challenging circumstances assists the team in better understanding relevant areas of diligence and critical documentation provisions that have been previously stress-tested with other comparable companies in each industry sector.

The ability to provide a capital solution to a wide range of middle market deal sources over more than 20 years and across the industries the Firm follows, both in good times and bad, also makes the BlackRock investment professionals consistently relevant to those deal sources as a valuable capital provider. When industry sectors are performing, BlackRock professionals are providing more direct lending capital, but when an industry experiences a downturn, BlackRock professionals remain relevant as an opportunistic credit capital provider. BlackRock believes that this active participation across its industry teams to all phases of an industry cycle encourages knowledge-sharing, active debate, critical examination of unique opportunities, more robust origination and establishes a deeper set of relationships with key deal sources that need a reliable partner.

BlackRock evaluates investment opportunities by following a rigorous and disciplined investment process that combines the characteristics highlighted below.

Deal Sourcing

BlackRock’s deal flow advantage comes from its proprietary network and research, earned over an exceptionally long and successful market tenure. The majority of investments in the Company are expected to be generated from primary market sources and will also include opportunistic secondary purchases. The Investment Manager’s investment professionals have long-term relationships with a wide range of deal sources including industry-focused bankers, restructuring professionals, bankruptcy attorneys, senior lenders, high yield bond specialists, trading desks (both regional and money center), research analysts, liquidators, accounting firms, fund management teams, board members of former portfolio companies, former colleagues at other high-quality investment firms and other operating professionals to facilitate deal flow. The Investment Manager also expects to leverage the significant BlackRock organizational resources at its disposal by communicating with members of BlackRock’s global credit platform, including investment-grade credit analysts, sub-investment grade credit analysts, real estate (both equity and debt) and private equity teams and with professionals in risk and quantitative analysis. Furthermore, the Investment Manager is supported by the BlackRock Capital Markets group, a dedicated capital markets team responsible for sourcing private and illiquid investment opportunities across the BlackRock Alternatives platform. The BlackRock Capital Markets group provides global, comprehensive sourcing coverage by geography, asset class and transaction type and further supplements the Investment Manager’s deal sourcing by maintaining close relationships across multiple sourcing channels.

Given both its tenure in the direct lending market as well as its scope as one of the largest investment managers in the world, BlackRock is often the first call for new deal opportunities in its core middle-market segment. In addition, BlackRock has relationships with numerous other credit investors, including insurance companies, credit funds, multi-strategy private equity funds, hedge funds and other comparable alternative funds that invest in assets similar to those targeted by the Company.

In addition to drawing upon experience from its considerable resources, BlackRock regularly calls on both active and recently retired senior-level executives from relevant industries to assist with due diligence for potential investments. Historically, these relationships with retired senior executives have also been a valuable source of transactions and critical information. BlackRock’s relationships with its portfolio companies across the entirety of its credit franchise also facilitate positive word-of-mouth recommendations to other companies seeking BlackRock’s expertise and capital. The Firm’s unsurpassed relationship network provides it with the ability to access investment opportunities that competitors may miss or, in competitive circumstances, allows it to engage at an earlier stage in the process.

Due Diligence

The foundation of BlackRock’s investment process is intensive investment research and analysis by the Firm’s experienced investment professionals. A majority of the Investment Manager’s leadership team has worked together for more than 12 years at BlackRock including their predecessor firm TCP; collectively, they possess a level of direct lending investing experience that is difficult to replicate. In addition to the abundant internal relationships and resources available through BlackRock’s global platform, its in-house knowledge is supplemented with industry experts with direct senior-level management experience in the sectors it targets. The process of rigorously and comprehensively analyzing issuers of securities or loans includes a quantitative and qualitative assessment of the company’s business, an evaluation of its management, business strategy, industry trends, and an in-depth examination of the company’s capital structure, financial results and projections. BlackRock’s due diligence process includes:

•	An analysis of the fundamental asset values and enterprise value;

•
Review of key assets, core competencies, competitive advantages, historical and projected financial statements, capital structure, financial flexibility, debt amortization requirements, environmental, social and governance considerations, and tax, legal and regulatory contingencies; and

•	An assessment of the outlook for the industry and general macroeconomic trends;

•	Discussions with management, as well as other industry executives, including an assessment of management/board strengths and weaknesses;

•	Review of the issuer’s credit or other related documents, including those governing the issuer such as charter, by-laws and key contracts; and

•	Analysis of portfolio risks from a top-down and bottom-up perspective.

Investment Committee and Decision-making

BlackRock’s transaction evaluation is organized around a centralized investment committee that provides for a consistent, repeatable decision-making process. BlackRock’s investment committee for the Company’s portfolio (the “Investment Committee”) includes all investment professionals of the Investment Manager and key senior-level constituents from other functional groups including BlackRock’s Risk and Qualitative Analysis (“RQA”) group. The “Voting Members” of the Investment Committee will be drawn from a pool of the Investment Manager’s senior professionals. There will initially be five permanent Voting Members and up to six rotating Voting Members (rotating Voting Members will vote during certain established time intervals). The Investment Committee generally meets weekly (or more frequently, if determined necessary) and all key professionals are invited and encouraged to attend. Transactions are brought before the Investment Committee and presented by the industry-led deal teams and accompanied by detailed investment memoranda distributed for review in advance of each meeting. Buy/sell recommendations are debated vigorously and all members of the Investment Committee are encouraged to contribute to the discussion. No Voting Member of the Investment Committee holds a veto and a simple majority vote of Voting Members of the Investment Committee is required for action.

Often, investment opportunities are discussed at multiple meetings as the deal team responds to input provided by the Investment Committee throughout the process. Additionally, the investment policy committee generally meets weekly to review new investment opportunities scheduled for broader-firm discussion. The investment policy committee’s purpose is to screen each new opportunity to ensure efficient use of Firm resources and focus deal teams on what it views as the most appropriate potential transactions.

Portfolio Management

BlackRock closely monitors each investment, as it believes that careful and consistent monitoring of financial performance and market developments is critical to successful investment management. This monitoring is designed to enable BlackRock to respond in a timely and efficient manner to individual company, industry or broader market movements. In addition, BlackRock constructs its direct lending portfolios in a highly-diversified manner by both borrower and industry in an effort to mitigate the drag of any potential credit losses. Accordingly, BlackRock uses an established process that includes the following:

•	Weekly (sometimes daily) monitoring by industry-led deal team members that executed the initial purchase;

•
Regular and repeated dialogue with investment constituents including company management, industry experts, co-investment partners (if applicable) and senior-level resources throughout the BlackRock platform;

•	Internal meetings, as needed, to highlight material investment developments or trends;

•	A weekly review by the Investment Committee of activity related to existing portfolio investments that may require broader feedback and decision-making;

•
A quarterly portfolio review process that includes a more detailed discussion (with all key investment professionals invited to attend) of each portfolio company meeting certain minimum materiality thresholds to review performance and outlook relative to the original investment thesis; and

•	Attendance by industry-focused investment professionals at industry conferences and seminars, and regular meetings with comparable company management contacts.

Culture of Risk Management

BlackRock has a strong risk management orientation. The investment professionals use the Firm’s independent RQA group to aid the day to day portfolio management activities.

RQA leads BlackRock’s portfolio risk analytics by providing independent top-down and bottom-up oversight. RQA partners with BlackRock’s investment professionals to help ensure that risks in the portfolio are consistent across each strategy, with the team’s current investment themes, and with each client’s formal risk constraints. Members of RQA have specialized knowledge of each type of portfolio that BlackRock manages. RQA seeks to identify and properly measure key risks for each portfolio type.

A private credit risk management team of 7+ specialized professionals engages throughout the investment process. Early involvement with the investment team facilitates identification of risks and effective, constructive challenge. Additionally, the RQA team has full access to the investment teams’ diligence to provide an unbiased view from the same set of information. The private credit risk team is further supported by the broader RQA platform outlined below.

Realizations

BlackRock anticipates that the returns it will generate for the Company will be primarily from interest income from cash-pay credit investments in the portfolio with the remainder generated by capital gains. In addition to regular payments of principal and interest on its credit investments, there are several means by which the Company will monetize investments, including:

•	Refinancing and/or repayment by the issuer/borrower;

•	Change of control transaction involving the company leading to a refinancing;

•	Exchanges of existing instruments for new securities that are subsequently sold; and

•	Public offering of securities that create a liquidity event.

Considerations of Environmental, Social and Governance

BlackRock approaches sustainable investing by focusing on:

•	Insights: Developing the clearest possible picture of how Environmental, Social and Governance (“ESG”) issues affect risk and long-term return

•	Integration: Integrating sustainability-related insights and data into BlackRock’s investment processes across asset classes and investment styles

•	Stewardship: Engaging companies in index and alpha-seeking portfolios alike on sustainability-related issues that impact long-term performance

1.          Insights: Developing the clearest possible picture of how ESG issues impact long term return: BlackRock begins from the view that, to be effective investors, the Firm must deeply understand the ways in which ESG issues do and do not affect long-term return. A growing body of investment research and market practice demonstrates that companies which effectively manage material sustainability risks and opportunities outperform their counterparts over time. Still, significant questions remain about causation, timeframe and the availability and consistency of sustainability-related data. BlackRock aims to contribute to evolving research and market practice to help address these questions.

BlackRock is leveraging the scale of its investment platform, proprietary technology and direct, private engagement with companies through its investment stewardship activities to create sophisticated approaches to measuring and assessing sustainability-related risks and opportunities. BlackRock’s Sustainable Investing team analyzes sustainability-related data, examines questions about causation and performance, and generates insights for portfolios firm-wide. The Sustainable Investment team develops proprietary views on materiality of specific sustainability-related topics by leveraging external data as well as proprietary research, and delivers insights to clients via thematic research publications, custom analytics and advisory solutions and innovative product development.

2.          Integration: Integrating sustainability-related insights and data into BlackRock’s investment processes: BlackRock provides its investment teams with data and insights to keep them well informed of sustainability considerations. By enhancing access to information on these risks and opportunities across its diverse platform, BlackRock improves the total mix of information it considers when making active investment decisions and ensures it accounts for long-term risks. BlackRock’s Aladdin technology allows portfolio managers to efficiently access issuer-level ESG information during investment analysis and portfolio construction. Aladdin portfolio-level ESG and carbon metrics enable investment professionals to measure ESG risk and performance against benchmarks.

BlackRock has launched a firm-wide effort to deepen the integration of sustainability-related insights and data into investment processes globally. BlackRock is building tools that allow its portfolio managers to analyze relevant sustainability information alongside the traditional financial metrics they consider when making active investment decisions. As new data sources and sustainability-related insights are uncovered, this information will be further integrated into BlackRock’s tools and processes. This effort will allow BlackRock to use sustainability information in the same way traditional alpha and risk signals are considered in BlackRock’s alpha-seeking strategies – as another essential input to BlackRock’s decision-making. BlackRock’s investment stewardship efforts benefits from firm-wide data and insights on sustainability-related issues, and its investment teams benefit from the sustainability insights derived from BlackRock’s stewardship activities – a powerful, positive feedback loop.

3.          Stewardship: Engaging companies on sustainability-related issues: BlackRock believes that companies with sound corporate governance practices, including how they manage the environmental and social aspects of their operations, better mitigate risk over the long term and offer better risk-adjusted returns. BlackRock engages with companies held in index and alpha-seeking portfolios alike to encourage them to adopt the robust business practices consistent with sustainable long-term performance.

BlackRock’s investment stewardship efforts, including its direct engagement and voting activities, aim to ensure companies deliver long-term, sustainable growth and returns for clients. As a large investor, BlackRock is able – and feels a responsibility – to monitor the companies in which it invests and to engage with them constructively and privately where BlackRock believes that would help protect clients’ interests. As a fiduciary investor, BlackRock evaluates how companies manage the material sustainability-related risks and opportunities within their businesses. Engagement helps build mutual understanding on any issues where BlackRock is concerned that a company’s practices fall short of operational excellence. It also helps BlackRock assess a company’s approach to governance in the context of its specific circumstances.

Engagement is not one conversation. BlackRock has ongoing private dialogue with companies to explain its views and how it evaluates their actions on relevant ESG issues over time. Where BlackRock has concerns that are not addressed by these conversations, the Firm stands ready to vote against proposals from management or the board. Last year, BlackRock’s stewardship program engaged with about 1,500 companies to discuss their governance practices and the sustainability of their business model. BlackRock has committed to double the size of the investment stewardship team over the next three years, which will enable BlackRock to significantly increase its engagement activities and foster more effective engagement by building a framework for deeper, more frequent and more productive conversations.

In addition to “Insights,” “Integration” and “Stewardship,” which are part of the investment process for the Company, BlackRock offers products designed to provide sustainable investment solutions that empower clients to achieve their financial objectives. While providing sustainable investment solutions is not the focus of the Company, BlackRock currently manages a broad suite of investment solutions on behalf of its clients, in which sustainability themes are central to mitigating risk and enhancing long-term returns. Some of these products are also used by clients to align their financial investments with their values by removing exposure to specific investments, or by generating positive social outcomes alongside market rates of return. BlackRock products range from green bonds and renewable infrastructure to thematic strategies that allow clients to align their capital with the UN Sustainable Development Goals. BlackRock is the largest provider of sustainable ETFs, including the industry’s largest low-carbon ETF; BlackRock manages one of the largest renewable power funds globally, and it is the first asset manager to offer portfolio-level impact reporting for a co-mingled green bond product. With deep expertise in alpha-seeking and index strategies, across both public equity and debt, private renewable power, commodities and real asset strategies, BlackRock is continuing to build scalable products and customized solutions across asset classes.

BlackRock clients increasingly look to BlackRock to not only deliver innovative sustainable investment products, but also to provide a total portfolio assessment of exposure to sustainability-related risks. By combining proprietary data and insights with the power of Aladdin, BlackRock can deliver world-class sustainability analytics, providing clients with an understanding of how sustainability issues affect the risk and long-term return of their investments. Once clients understand their exposure to sustainability issues, they can set targets to improve their portfolio’s positioning. BlackRock offers a wide range of solutions that help its clients take a total-portfolio approach to sustainable investing.

Investment Restrictions and Other Considerations

In consideration of the desired investment parameters of certain prospective investors, the Company has adopted the following investment restrictions. In addition to applicable legal and regulatory restrictions, the Company will not make an investment commitment to any Prohibited Investment. A “Prohibited Investment” means any prospective investment: (a) whose core business (by reference to the investment and its subsidiaries on a consolidated basis) generates a majority of its gross revenues from any or all of the following: (i) gambling, (ii) brewery activities, the purchase, sale, manufacturing of alcohol, (iii) pork production, processing, (iv) tobacco, (v) the purchase, sale, manufacturing or marketing of weapons, artillery and ammunition to be used in an act of war or military conflict or (vi) pornography (provided that, for the avoidance of doubt, with respect to the foregoing clause (a), an investment’s revenues shall not be determined by reference to the revenues of such investment’s tenants, customers, restaurant or hotel operations and shall be determined solely by reference to the investment’s revenues from its business operations) or (b) that derives the majority of its revenues (by reference to the investment and its subsidiaries on a consolidated basis) from, or has its Country of Domicile in, one or more Restricted Countries. For purposes of this paragraph, the “Restricted Countries” are Algeria, Cyprus, Djibouti, Egypt, Ethiopia, Iran, Iraq, Israel, Jordan, Lebanon, Libya, Malta, Morocco, Sudan, Syria, Tunisia, Turkey, and Yemen, and “Country of Domicile” means the country in which the prospective investment is headquartered. The majority revenue test will be measured based on the twelve-month period immediately prior to the time at which an investment commitment would otherwise be made by the Company to such prospective investment.

The investment restrictions outlined above will be measured immediately after giving effect to each investment. As a result of changes in the value of one investment relative to other investments in the portfolio, among other reasons, an investment (or group of investments) may exceed the limits set forth at any particular time and, in connection therewith, the Company will not be obligated, and may have limited ability to, reduce the Company’s exposure to such investment(s). For the avoidance of doubt, to the extent the Company makes an investment commitment in an investment whose Country of Domicile was, at the time at which such investment commitment was made, not located in the Restricted Countries, and the principal headquarters is subsequently relocated to a Restricted Country, the Company will not be obligated to dispose of its investment.

The Company generally seeks to minimize the amount of U.S. federal income tax required to be withheld from distributions to its non-U.S. shareholders (as defined below), subject to the Company’s investment objective and provided that this intention shall not require the Company to forgo any investment opportunity or to structure any investments of the Company or conduct the business of the Company in any particular manner.

Private Offering of Common Stock

The Company expects to enter into separate Subscription Agreements with investors providing for the private placement of Shares (the “Private Offering”). The Subscription Agreement sets forth, among other things, the terms and conditions upon which the investors will purchase Shares, the circumstances under which the Company may draw down capital from investors, certain covenants that all investors must agree to, and the remedies available to the Company in the event that an investor defaults on its obligation to make Capital Commitments. In addition, the Subscription Agreement includes a questionnaire designed to ensure that all investors are either (i) “accredited investors,” as defined in Rule 501 of Regulation D under the Securities Act, or (ii) in the case of shares sold outside the United States, persons that are not “U.S. persons” in accordance with Regulation S under the Securities Act.

While the Company expects each Subscription Agreement to reflect the terms and conditions summarized in the following paragraphs, the Company reserves the right to enter into Subscription Agreements that contain terms and conditions not found in the Subscription Agreements entered into with other investors, subject to applicable law.

The Company expects to enter into a Subscription Agreement with one or more accredited investors as soon as practicable after the date hereof (the date the Company enters into a Subscription Agreement with one or more investors after the date hereof is referred to herein as the “Initial Closing Date”).

Pursuant to Subscription Agreements, investors make Capital Commitments to purchase Shares. The Subscription Agreements provide that investors are required to fund capital contributions to purchase Shares (also referred to herein as a “Drawdown Purchase”), each time the Company delivers a drawdown notice, which the Company will deliver at least ten calendar days prior to the date on which contributions will be due, provided that the initial Drawdown Purchase is expected to occur on or about the Initial Closing Date. Drawdown Purchases are allocated among investors with unfunded Capital Commitments in amounts proportional to the Capital Commitment of each investor.

The offering price per Share at the initial Drawdown Purchase will be $10.00. Following the initial Drawdown Purchase, the Company will issue Shares at a price based on net asset value per share as determined as of the end of the most recent fiscal quarter for which net asset value has been determined prior to the Drawdown Purchase date in accordance with the valuation policies adopted by the Board of Directors, subject to adjustment from the latest quarterly valuation date in accordance with the Company’s valuation policies and subject to Section 23 of the 1940 Act (which generally prohibits the Company from issuing Shares at a price below the then-current net asset value of the Shares as determined within 48 hours, excluding Sundays and holidays, of such issuance) in an amount equal to the percentage of the Capital Commitments specified by the Company in the drawdown notice.

The Company may accept additional Capital Commitments to purchase Shares at subsequent closings from existing and additional investors for up to 18 months after the Initial Closing Date (the “Final Closing Date”); provided that with approval of a majority of the then outstanding Shares, the Company may extend the Final Closing Date for up to an additional six (6) months (i.e., the offering period may conclude 24 months after the Initial Closing Date).

All Drawdown Purchases will generally be made pro rata, in accordance with the remaining Capital Commitments of all investors, provided that (i) the Company may, in its discretion, call Drawdown Purchases on a non-pro rata basis to comply with ownership limitations under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) new investors participating in subsequent closings will make purchases of Shares (each, a “Catch-Up Purchase”) on one or more dates to be determined by the Company.

In order to more fairly allocate organizational and offering costs among all Shareholders, the aggregate purchase price of the Catch-Up Purchases will be equal to an amount necessary to ensure that, upon payment of the aggregate purchase price, such investor will have contributed to the Company the same percentage of contributed capital relative to their capital commitment at previous closings. Catch-Up Purchases will be made at a per share price adjusted to appropriately reflect such investor’s pro rata portion of the Company’s initial organizational and offering.

Investment Period

The “Investment Period” will begin on the date of the initial Drawdown Purchase, which is expected to occur on or about the date of the Initial Closing, and will end three years after the Final Closing Date, subject to a 12-month extension of the Investment Period if requested by the Investment Manager and approved by a majority of the then outstanding Shares. During the Investment Period, Capital Commitments may be called by the Company in any amount on not less than 10 calendar days’ prior written notice to investors, provided that a portion of the Capital Commitments of investors investing at the Initial Closing Date will be drawn to purchase Shares on or about the Initial Closing Date. To the extent that the Company has made distributions to Shareholders representing a return of capital during the Investment Period, such amount may be re-called by the Company during the Investment Period at any time in any amount on not less than 10 calendar days’ prior written notice.

Undistributed capital may be reinvested by the Company throughout the Investment Period. Following the expiration of the Investment Period, Capital Commitments may only be called to:

(i)           cover, or reserve, for actual or anticipated expenses and liabilities of the Company (including payment of the management (including the base fee or the incentive fee), operating expenses of the Company and indemnification or other obligations of the Company, whether contingent or otherwise), and to acquire the interest of a defaulting investor;

(ii)         complete investments that were approved by the Investment Committee prior to the expiration of the Investment Period or as to which a definitive agreement, letter of intent, memorandum of understanding or similar document (whether or not legally binding on the parties thereto) has been entered into prior to the expiration of the Investment Period (each, a “Pending Investment”);

(iii)         satisfy liabilities and other obligations (including any remaining funding obligation) with respect to any existing investment, and any borrowings or guarantees of the Company;

(iv)         engage in hedging transactions;

(v)          exercise any equity rights held as of the end of the Investment Period; and

(vi)         fund any additional investment (in addition to any included in (ii)) that the Investment Manager determines in its discretion is appropriate or necessary to preserve or protect the value of any existing investment (each, a “Follow-On Investment”) in an amount equal to up to 15% of the aggregate Capital Commitments.

For the avoidance of doubt, any investment that is in the nature of a revolving credit facility or line of credit, delayed draw loan or similar financing arrangement will be treated as a Pending Investment and not a Follow-On Investment for purposes of the foregoing limitations.

In addition, following the expiration of the Investment Period, the Company may only make new investments described in clauses (ii), (iv), (v) and (vi) of the preceding paragraph, or in investments in investment-grade short-term securities (“Temporary Investments”).

If, at any time during the Investment Period, any three of the permanent Voting Members of the Investment Committee cease to be Voting Members of the Investment Committee, the Investment Manager will replace each such Voting Member promptly, but in any event, within four (4) months of the third departure. Such third departure that results in fewer than four (4) permanent Voting Members of the Investment Committee remaining will constitute a “Key Personnel Event.” If, at any time during the Investment Period, a Key Personnel Event occurs, then (a) the Investment Manager will provide prompt notice to the Shareholders, not later than ten (10) business days thereafter, and (b) the Investment Period will be automatically suspended. The Investment Period will be reinstated upon the earlier to occur of (i) the existence of at least four (4) permanent Voting Members on the Investment Committee prior to the four (4) month anniversary of the Key Personnel Event and (ii) the approval of a majority of the then outstanding Shares that are not held by affiliated persons of the Investment Manager.

The Investment Period may be terminated upon 60 calendar days’ written notice to the Investment Manager following a vote of at least 66 2/3 % of the then outstanding Shares.

Term

The Company’s term (the “Term”) will continue until the close of business on the last day of the fiscal quarter during which the seventh anniversary of the Final Closing Date occurs. In addition, the Investment Manager may, with the consent of the holders of a majority of the then outstanding Shares, extend the Term for up to two additional one-year periods.

The Company may be dissolved prior to the end of the Term (or such subsequent dates to which the Term has previously been extended) as follows:

•
upon the termination of the Investment Manager for any reason and approval by Shareholders of the dissolution of the Company by the vote of a majority of the votes cast in person or by proxy at a meeting of Shareholders;

•	when it becomes illegal or in the opinion of the Board of Directors impracticable or inadvisable to continue operating the Company, and the Board of Directors approves the dissolution of the Company;

•
upon a determination by Shareholders that the Company cannot by reason of its liabilities continue its business and that it be dissolved by the vote of a majority of the votes cast in person or by proxy at a meeting of Shareholders; or

•	upon Shareholder approval of the dissolution of the Company by the vote of 75% of the votes cast in person or by proxy at a meeting of Shareholders.

Any such election to dissolve the Company prior to the end of the Term will terminate the Investment Period.

As the Company approaches its termination date, the Investment Manager will seek to wind down the Company in an orderly manner, with the goal of maximizing the value of the Company’s investments and investor returns. As the Company winds down, it may be impossible, impractical or inadvisable for it to continue to meet the RIC diversification requirements or it may be required to cease making follow-on investments in order to meet the RIC diversification requirements. If the Company fails to meet the diversification requirements it will not be able to maintain its RIC tax status. If the Company is unable to or expects that it will not be able to maintain its RIC tax status as the Company winds down, the Company may seek to (i) convert to a partnership for U.S. federal income tax purposes, (ii) convert to a C-corporation for U.S. federal income tax purposes, (iii) convert into, or contribute its assets to, a liquidating trust or (iv) form a new entity capitalized as a wholly‐owned subsidiary of the Company to make and hold follow-on investments. The Board of Directors, in consultation with the Investment Management, will determine at such time the best course of action, based on analysis of the Company’s portfolio, market conditions, credit facility restrictions, if applicable, and investor considerations.

In connection with the dissolution of the Company, Shareholders may be given the opportunity (but would not be required) to elect to exchange their interests in the Company for interests in another investment vehicle managed by the Investment Manager or its affiliates.

The Company will not conduct a public offering of its common stock without approval of a “majority of the outstanding voting securities” of the Company, as defined in the 1940 Act.

Restrictions on Transfers of Shares

Shareholders may not sell, assign, transfer or otherwise dispose of (a “Transfer”) any Shares unless (i) the Investment Manager gives consent, and (ii) the Transfer is made in accordance with applicable securities laws and the Company’s Certificate of Incorporation and by-laws (the “Governing Documents”). The Investment Manager will not unreasonably withhold its consent to the Transfer of all or a portion of a Shareholder’s Shares to an affiliate of such Shareholder on at least 30 days’ prior written notice; provided that the conditions in the Governing Documents are otherwise satisfied.

Private Offering of Notes

On or about the Initial Closing Date, the Company expects to issue to each of approximately 110 separate investors a promissory note with a principal amount of $1,000, each a “Note” and collectively the “Notes”. The purchase price for each Note will be $1,000 per Note. The Company will pay interest on the unpaid principal amount of the Notes at a rate of 12.00% per annum per Note payable semi-annually in arrears. The Notes will have a 30-year term. Some or all of the Notes may be prepaid by the Company at any time, in whole or in part, provided that (i) the Company will pay on the date of such prepayment all accrued and unpaid interest due on such prepaid principal amount to and including the date of prepayment and (ii) if the prepayment occurs prior to December 31, 2022, the Company will pay on the date of such prepayment a one-time premium equal to $100 per Note. The Company expects to issue the Notes in private placement transactions pursuant to certain exemptions of the Securities Act and the laws of the states and jurisdictions where any offering is made.

The Notes are offered through H&L Equities, LLC, or “H&L”, a registered broker dealer and an affiliate of REIT Funding, LLC, or “REIT Funding”. With respect to the private offering of Notes, the Company will pay a fee of approximately $11,250 to REIT Funding and the Company will reimburse REIT Funding for certain expenses. From this fee, REIT Funding will pay a brokerage commission of $5,500 to H&L. The Company will also pay REIT Administration, LLC, an affiliate of REIT Funding, LLC, an initial fee of $1,000 and an annual fee of $8,000 for its administrative services related to the Notes.

Potential Conflicts of Interest

Potential conflicts of interest exist in the structure and operation of the Company’s business and should be considered carefully before investing.

As a global provider of investment management, risk management and advisory services to institutional and retail clients, BlackRock, the Investment Manager and their respective affiliates (for purposes of this discussion of potential conflicts, the “BlackRock Entities”), engage in a broad spectrum of activities, including sponsoring and managing a variety of public and private investment funds, funds of funds and separate accounts across fixed income, liquidity, equity, alternative investment and real estate strategies; providing financial advisory services; providing technology infrastructure and analytics under the BlackRock Solutions® brand and engaging in certain broker-dealer activities and other activities. Although the relationships and activities of the BlackRock Entities should help enable these entities to offer attractive opportunities and service to the Company, such relationships and activities create certain inherent actual and potential conflicts of interest. In the ordinary course of business, the BlackRock Entities engage in activities where their interests or the interests of their clients may conflict with the interests of the Company, certain investors or a group of investors, or the Company’s investments. The following discussion enumerates certain potential and actual conflicts of interest.

Conflicts between the Company and Other Client Accounts

Allocation of Investment Opportunities. The BlackRock Entities manage and advise numerous accounts for clients around the world, such as registered and unregistered funds and owners of separately managed accounts (collectively, “Client Accounts”). Client Accounts include funds and accounts in which the BlackRock Entities or their personnel have an interest (“BlackRock Accounts”). Certain of these Client Accounts have investment objectives, and utilize investment strategies, that are similar to the Company’s. As a result, certain investments may be appropriate for the Company and also for other Client Accounts. The BlackRock Entities’ allocation of investment opportunities among various Client Accounts presents inherent potential and actual conflicts of interest, particularly where an investment opportunity is limited. These potential conflicts are exacerbated in situations where BlackRock is entitled to higher fees and incentive compensation from certain Client Accounts than from other Client Accounts (including the Company), where the portfolio managers making an allocation decision are entitled to an incentive fee, carried interest or other similar compensation from such other Client Accounts, or where there are differences in proprietary investments in the Company and other Client Accounts. The prospect of achieving higher compensation or greater investment return from another investment vehicle or separate account than from the Company provides incentives for the Investment Manager or other BlackRock Entities to favor the other investment vehicle or separate account over the Company when, for example, allocating investment opportunities that the Investment Manager believes could result in favorable performance. It is the policy of BlackRock not to make decisions based on the foregoing interests or greater fees or compensation.

Any person that owns, directly or indirectly, 5% or more of our outstanding voting securities or is managed by the Investment Manager will generally be an affiliate of the Company for purposes of the 1940 Act and the Company is generally prohibited from participating in certain transactions such as co-investing with, or buying or selling any security from or to, such affiliate, absent the prior approval of the Independent Directors and, in some cases, of the SEC. However, the Investment Manager and the funds managed by the Investment Manager have received an order providing an exemption from certain SEC regulations prohibiting transactions with affiliates (the “Order”). The Order requires that certain procedures be followed prior to making an investment subject to the Order and such procedures could in certain circumstances adversely affect the price paid or received by the Company or the availability or size of the position purchased or sold by the Company. The Investment Manager may also face conflicts of interest in making investments pursuant to the Order.

The 1940 Act also prohibits certain “joint” transactions with certain of the Company’s affiliates, which could include investments in the same portfolio company (whether at the same or different times), without prior approval of the Independent Directors and, in some cases, of the SEC. The Company is prohibited from buying or selling any security from or to any person who owns more than 25% of the Company’s voting securities and from or to certain of that person’s affiliates, or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC (other than certain limited situations pursuant to current regulatory guidance). The analysis of whether a particular transaction constitutes a joint transaction requires a review of the relevant facts and circumstances relating to the particular transaction. Similar restrictions limit the Company’s ability to transact business with its officers or directors or their affiliates.

To address actual and potential conflicts associated with allocation of investments, BlackRock has developed an investment allocation policy (the “Investment Allocation Policy”) and related guidelines. In addition, certain BlackRock Entities and business units have supplemental allocation policies for making allocation decisions among Client Accounts managed by such BlackRock Entities (together with the Investment Allocation Policy and related guidelines, the “Allocation Policy”). The Allocation Policy is intended to ensure that investment opportunities are allocated on a fair and equitable basis among Client Accounts over time, taking into account various factors including the Client Account’s investment objective, guidelines and restrictions and other portfolio construction considerations; available capital and liquidity needs; tax, regulatory and contractual considerations; risk or investment concentration parameters; supply or demand for a security at a given price level; size of available investment; unfunded capital commitments or cash availability and liquidity requirements; leverage limitations; regulatory restrictions; contractual restrictions (including with other clients); minimum investment size; relative size; and such other factors as may be relevant to a particular transaction or Client Account. The BlackRock Entities reserve the right to allocate investment opportunities appropriate for the investment objectives of the Company and other Client Accounts in any other manner deemed fair and equitable by the BlackRock Entities consistent with the Allocation Policy, the Order and applicable law. The application of the Allocation Policy, the Order and the foregoing considerations may result in a particular Client Account, including the Company, not receiving an allocation of an investment opportunity that has been allocated to other Client Accounts following the same or similar strategy, or receiving a smaller allocation than other Client Accounts or an allocation on an other than pro rata basis. Furthermore, as the investment programs of the Company and the other applicable Client Accounts change and develop over time, additional issues and considerations may affect the Allocation Policy and the expectations of the BlackRock Entities with respect to the allocation of investment opportunities to the Company and other Client Accounts. BlackRock and the Investment Manager reserve the right to change the Allocation Policy and guidelines relating thereto from time to time without the consent of or notice to the Shareholders, subject to the disclosure requirements of applicable law.

As a general matter, it is expected the Company will participate in investments deemed appropriate for the Company’s strategy and either sourced by the investment personnel directly responsible for managing the Company (though investments sourced by such personnel may also be allocated to other Client Accounts that may be managed by other investment teams) or made available for investment by the Company pursuant to the terms of the Order.

Allocation of Expenses. Side-by-side management by the BlackRock Entities of the Company and Client Accounts raises other potential and actual conflicts of interest, including those associated with allocating expenses attributable to the Company and one or more other Client Accounts. The Investment Manager and its affiliates will attempt to make such allocations on a basis that they consider to be fair and equitable to the Company under the circumstances over time and considering such factors as it deems relevant. The allocations of such expenses may not be proportional, and any such determinations involve inherent matters of discretion, e.g., in determining whether to allocate pro rata based on number of Client Accounts or proportionately in accordance with asset size, or in certain circumstances determining whether a particular expense has a greater benefit to the Company, other Client Accounts or the Investment Manager and/or its affiliates.

Activities of Other Client Accounts. The BlackRock Entities will, from time to time, be actively engaged in transactions on behalf of other Client Accounts in the same investments, securities, derivatives and other instruments in which the Company will directly or indirectly invest. Trading for certain other Client Accounts is carried out without reference to positions held directly or indirectly by the Company and may have an effect on the value or liquidity of the positions so held or may result in another Client Account having an interest in an issuer adverse to that of the Company.

Under certain circumstances and subject to the Order and applicable law, the Company may invest directly or indirectly in a transaction in which one or more other Client Accounts are expected, or seek, to participate or already have made, or concurrently will make or seek to make, an investment. The Company and the other Client Accounts may have conflicting interests and objectives in connection with such investments, including with respect to views on the operations or activities of the project or company involved, the targeted returns from the investment and the timeframe for, and method of, exiting the investment. For example, the Investment Manager’s decisions on behalf of other Client Accounts to sell, redeem from or otherwise liquidate a security in which the Company is invested may adversely affect the Company, including by causing such investment to be less liquid or more concentrated, or by causing the Company to no longer participate in a controlling position in the investment or to lose the benefit of certain negotiated terms, including, without limitation, fee discounts. Conflicts will also arise in cases where the Company, directly or indirectly, and other Client Accounts invest in different parts of an issuer’s capital structure, including circumstances in which one or more Client Accounts may own private securities or obligations of an issuer and other Client Accounts may own public securities of the same issuer. If an issuer in which the Company, directly or indirectly, and one or more other Client Accounts hold different classes of securities (or other assets, instruments or obligations issued by such issuer) encounters financial problems, decisions over the terms of any workout will raise potential conflicts of interests (including, for example, conflicts regarding the terms of recapitalizations and proposed waivers, amendments or enforcement of debt covenants). As a result, one or more Client Accounts may pursue or enforce rights with respect to a particular issuer in which the Company has directly or indirectly invested, and those activities may have an adverse effect on the Company. Because of the different legal rights associated with debt and equity of the same portfolio company, BlackRock expects to face a potential conflict of interest in respect of the advice given to, and the actions taken on behalf of, the Company versus another Client Account (e.g., the terms of debt instruments, the enforcement of covenants, the terms of recapitalizations and the resolution of workouts or bankruptcies). For example, if the Company holds debt securities of an issuer and a Client Account directly or indirectly holds equity securities of the same issuer, then, if the issuer experiences financial or operational challenges, the Company may seek a liquidation of the issuer in which it may be paid in full, whereas the Client Account, as a direct or indirect equity holder, might prefer a reorganization that holds the potential to create value for the equity holders. Similarly, if additional capital is necessary as a result of financial or other difficulties, or to finance growth of other opportunities, subject to the Order and applicable law, a Client Account may not provide such additional capital and the Company may do so, or vice versa. In the event of an insolvency, bankruptcy or similar proceeding of an issuer, the Company may be limited (by applicable law, courts or otherwise) in the positions or actions it may be permitted to take due to other interests held or actions or positions taken by other Client Accounts. In negotiating the terms and conditions of any such investments, or any subsequent amendments or waivers, the Investment Manager and the other BlackRock Entities may find that their own interests, the interests of the Company and/or the interests of one or more other Client Accounts could conflict. Any of the foregoing conflicts of interest will be discussed and resolved on a case-by-case basis. The resolution of such conflicts will take into consideration the interests of the relevant parties, the circumstances giving rise to the conflict, the Order to the extent applicable and applicable law. Shareholders should be aware that conflicts will not necessarily be resolved in favor of the Company and that the Company could be adversely affected by the actions taken by BlackRock Entities on behalf of Client Accounts.

In order to avoid or reduce the conflicts that may arise in cases where the Company, directly or indirectly, and other Client Accounts invest in different parts of an issuer’s capital structure, or for other reasons, the Company may choose not to invest in issuers in which other Client Accounts hold an existing investment, even if the Investment Manager believes such investment opportunity to be attractive and otherwise appropriate for the Company and is permitted under applicable law, which may adversely affect the performance of the Company.

Other transactions by one or more Client Accounts also may have the effect of diluting the values or prices of investments held directly or indirectly by the Company or otherwise disadvantaging the Company. This may occur when portfolio decisions regarding the Company are based on research or other information that is also used to support portfolio decisions for other Client Accounts. When a BlackRock Entity implements a portfolio decision or strategy on behalf of a Client Account other than the Company ahead of, or contemporaneously with, similar portfolio decisions or strategies for the Company (whether or not the portfolio decisions emanate from the same research analysis or other information), market impact, liquidity constraints or other factors could result in the Company receiving less favorable investment results, and the cost of implementing such portfolio decisions or strategies for the Company could increase, or the Company could otherwise be disadvantaged.

Additionally, if the Company makes an investment in a portfolio company in conjunction with an investment made by another Client Account, the Company may not invest through the same investment vehicles, have the same access to credit or employ the same hedging or investment strategies as such other Client Account. This likely will result in differences in investment cost, investment terms, leverage and associated expenses between the Company and any other Client Account. There can be no assurance that the Company and the other Client Accounts will exit the investment at the same time or on the same terms, and there can be no assurance that the Company’s return on such an investment will be the same as the returns achieved by any other Client Accounts participating in the transactions. Given the nature of these conflicts, there can be no assurance that the resolution of these conflicts will be beneficial to the Company.

The BlackRock Entities may also, in certain circumstances and subject to the Order and applicable law, pursue or enforce rights or take other actions with respect to a particular issuer or investment jointly on behalf of the Company and other Client Accounts. In such circumstances, the Company may be adversely impacted by the other Client Accounts’ activities, and transactions for the Company may be impaired or effected at prices or terms that may be less favorable than would otherwise have been the case had the other Client Accounts not pursued a particular course of action with respect to the issuer or investment. For example, one or more Client Accounts may dispose of or make an in kind distribution of its portion of an investment that is also held by the Company and other Client Accounts, and such action may adversely affect the Company and such other Client Accounts that continue to hold such investment.

Conflicts may also arise because portfolio decisions made by the Investment Manager on behalf of the Company may benefit other BlackRock Entities or Client Accounts, including BlackRock Accounts. For example, subject to the Order and applicable law, the Company may invest directly or indirectly in the securities, bank loans or other obligations of issuers in which a Client Account has an equity, debt or other interest, or vice versa. In certain circumstances, the Investment Manager may be incentivized not to undertake certain actions on behalf of the Company in connection with such investments, in view of a BlackRock Entity’s or Client Account’s involvement with the relevant issuer or investment. Further, the Company may also engage in investment transactions that result in other Client Accounts being relieved of obligations or otherwise divesting of investments that the Company also holds or which cause the Company to have to divest certain investments. The purchase, holding and sale of investments by the Company may enhance the profitability of another Client Account’s own investments in and activities with respect to such investments.

Without limiting the generality of the foregoing, the Company may invest, directly or indirectly, in equity of investments or issuers affiliated with the BlackRock Entities or in which a BlackRock Entity or a Client Account has a direct or indirect debt or other interest, or vice versa, and may acquire such equity or debt either directly or indirectly through public or private acquisitions. Such investments may benefit the BlackRock Entities or Client Accounts. In addition, the Investment Manager may be incentivized not to undertake certain actions on behalf of the Company in connection with such investments, in view of a BlackRock Entity’s or Client Account’s involvement with the relevant issuer or investment.

Moreover, the Investment Manager’s investment professionals, its Investment Committee, its senior management and employees serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as the Company. Accordingly, these individuals may have obligations to investors in those entities or funds, the fulfillment of which might not be in the best interests of the Company or Shareholder. In addition, certain of the personnel employed by the Investment Manager or focused on the Company’s business may change in ways that are detrimental to the Company’s business.

Transactions Between Client Accounts. Each of the BlackRock Entities and the Investment Manager reserve the right to conduct cross trades between the Company and other Client Accounts in accordance with applicable legal and regulatory requirements. The Investment Manager may cause the Company to purchase securities or other assets from or sell securities or other assets to, or engage in other transactions with, other Client Accounts or vehicles when the Investment Manager believes such transactions are appropriate and in the participants’ best interest, subject to applicable law. The Company may enter into “agency cross transactions,” in which a BlackRock Entity may act as broker for the Company and for the other party to the transaction, to the extent permitted under applicable law and the relevant Client Account governing documents. In such cases, the Investment Manager and such other Client Accounts or BlackRock Entities, as applicable, may have a potentially conflicting division of loyalties and responsibilities regarding both parties to the transaction. To the extent that any provision of Section 11(a) of the Exchange Act, or any of the rules promulgated thereunder, is applicable to any transactions effected by the Investment Manager, such transactions will be effected in accordance with the requirements of such provisions and rules.

Proxy Voting. The Board of Directors has delegated to the Investment Manager discretion with respect to voting and consent rights of the assets of the Company. Consistent with applicable law, BlackRock has adopted and implemented written proxy voting policies and procedures with respect to individual securities held by the Company that are reasonably designed: (i) to ensure that proxies are voted, consistent with its fiduciary obligations, in the best interests of Client Accounts under the circumstances over time; and (ii) to prevent conflicts of interest from influencing proxy voting decisions made on behalf of clients. Nevertheless, when votes are cast in accordance with BlackRock’s proxy voting policy and in a manner that BlackRock believes to be consistent with its fiduciary obligations, actual proxy voting decisions made on behalf of one Client Account may have the effect of favoring or harming the interests of other Client Accounts, including the Company. Shareholders may receive a copy of BlackRock’s proxy voting policy, upon request, and may also obtain a copy at: http://www.blackrock.com/corporate/en-us/about-us/responsible-investment/responsible-investment-reports.

Investment Terms of Other Client Accounts. The investment terms offered to other Client Accounts or to investors in other Client Accounts with similar investment objectives as the Company may be different than those applicable to Shareholders and may create conflicts. In particular, with respect to investors in other Client Accounts that are managed as dedicated funds or with respect to other Client Accounts investing through separate accounts with similar investment objectives to the Company, information sharing may, to the extent permitted under applicable law, be more extensive, detailed and timely as compared to information available to Shareholders, and the other Client Accounts’ liquidity may not be subject to the restrictions that apply to Shareholders.

Decisions Made and Actions Taken by BlackRock may Raise Potential Conflicts of Interest

Management of the Company. In connection with the management of the Company, the Board of Directors and/or the Investment Manager will have the right to make certain determinations on behalf of the Company, in its discretion. Any such determinations may affect Shareholders differently and some Shareholders may be adversely affected by such determinations by the Board of Directors or Investment Manager. Shareholders may be situated differently in a number of ways, including being resident of, or organized in, various jurisdictions, being subject to different tax rules or regulatory structures and/or having different internally- or externally-imposed investment policies, restrictions or guidelines. As a result, conflicts of interest may arise in connection with decisions made by the Board of Directors or the Investment Manager that may be more beneficial for certain Shareholders. In making determinations on behalf of the Company, including in structuring and completing investments, the Investment Manager intends to consider the investment and tax objectives of the Company and the Shareholders as a whole, not the investment, tax or other objectives of any Shareholder individually.

Subject to applicable law, including the 1940 Act, and the terms of the applicable contracts with the Company, BlackRock Entities may from time to time, and without notice to the Company or Shareholders, insource or outsource to third-parties, including parties which are affiliated with BlackRock, certain processes or functions in connection with a variety of services that they provide to the Company in their administrative or other capacities. Such in-sourcing or outsourcing may give rise to potential conflicts of interest.

Limited Access to Information; Information Advantage of Certain BlackRock Clients. As a result of receiving client reports, service on a Client Account’s advisory board, affiliation with the Investment Manager or otherwise, one or more BlackRock clients may have access to different information regarding the BlackRock Entities’ transactions, strategies or views, and may act on such information in accounts not controlled by the BlackRock Entities, which may have a material adverse effect on the performance of the Company. The Company and its investments may also be adversely affected by market movements or by decreases in the pool of available securities or liquidity arising from purchases and sales by, as well as increases of capital in, and withdrawals of capital from, other Client Accounts and other accounts of BlackRock clients not controlled by BlackRock. These effects can be more pronounced in respect of investments with limited capacity and in thinly traded securities and less liquid markets.

Furthermore, Shareholders’ rights to information regarding the Investment Manager or the Company generally will be limited to applicable reporting obligations and information requirements under the Exchange Act and applicable state laws. It is anticipated that the Investment Manager and its affiliates will obtain certain types of material information from or relating to the Company’s investments that will not be disclosed to Shareholders because such disclosure is prohibited, including as a result of contractual, legal or similar obligations outside of BlackRock’s control. Such limitations on the disclosure of such information may have adverse consequences for Shareholders in a variety of circumstances and may make it difficult for a Shareholder to monitor the Investment Manager and its performance.

Investment Manager Decisions May Benefit BlackRock Entities and BlackRock Accounts. BlackRock Entities may derive ancillary benefits from certain decisions made on behalf of the Company. While the Investment Manager will make decisions for the Company in accordance with its obligations to manage the Company appropriately, the fees, allocations, compensation and other benefits to the BlackRock Entities (including benefits relating to business relationships of the BlackRock Entities) may be greater as a result of certain portfolio, investment, service provider or other decisions made by the Investment Manager for the Company than they would have been had other decisions been made which also might have been appropriate for the Company. In addition, BlackRock Entities may invest in Client Accounts and therefore may indirectly derive ancillary benefits from certain decisions made by the Investment Manager. The Investment Manager may also make decisions and exercise discretion with respect to the Company that could benefit BlackRock Entities that have invested in the Company.

Temporary Investments in Cash Management Products. Subject to applicable law, the Company may invest, on a temporary basis, in short-term, high-grade assets or other cash management products, including SEC-registered investment funds (open-end or closed-end) or unregistered funds, including any such funds that are sponsored, managed or serviced by advisory BlackRock Entities. In connection with any of these investments, the Company will bear all fees pertaining to the investment, including advisory, administrative or 12b-1 fees, and no portion of any fees otherwise payable by the Company will be offset against fees payable in accordance with any of these investments (i.e., there could be “double fees” involved in making any of these investments which would not arise in connection with an Shareholder’s direct investment in such money market or liquidity funds, because a BlackRock Entity could receive fees with respect to both the management of the Company, on one hand, and such cash management products, on the other). In these circumstances, as well as in other circumstances in which any BlackRock Entities receive any fees or other compensation in any form relating to the provision of services, subject to the Company’s Governing Documents, no accounting, repayment to the Company or offset of the Advisory Fee will be required.

Management Responsibilities. The employees and directors of the Investment Manager or its affiliates are not under any obligation to devote all of their professional time to the affairs of the Company, but will devote such time and attention to the affairs of the Company as BlackRock determines in its discretion is necessary to carry out the operations of the Company effectively. Employees and directors of the Investment Manager engage in other activities unrelated to the affairs of the Company, including managing or advising other Client Accounts, which presents potential conflicts in allocating management time, services and functions among the Company and other Client Accounts. These potential conflicts will be exacerbated in situations where employees may be entitled to greater incentive compensation or other remuneration from certain Client Accounts than from other Client Accounts (including the Company).

The Investment Manager may, subject to applicable law, utilize the personnel or services of its affiliates in a variety of ways to make available to the Company BlackRock’s global capabilities. Although the Investment Manager believes this practice generally is in the best interests of its clients, it is possible that conflicts with respect to allocation of investment opportunities, portfolio execution, client servicing or other matters may arise due to differences in regulatory requirements in various jurisdictions, time differences or other reasons. The Investment Manager will seek to ameliorate any conflicts that arise and may determine not to utilize the personnel or services of a particular affiliate in circumstances where it believes the potential conflict outweighs the potential benefits.

Advisory Fee. The Company will pay the Investment Manager the Advisory Fee, subject to and in accordance with the Investment Management Agreement. Because the base fee component of the Advisory Fee is calculated based upon the total assets of the Company, the Advisory Fee structure creates an incentive for the Investment Manager to hold onto investments that have poor prospects for improvement in order to receive ongoing Advisory Fees or to call capital when it might not otherwise have done so.

Investments by Directors, Officers and Employees of BlackRock Entities. The directors, officers and employees of BlackRock Entities are permitted to buy and sell public or private securities, commingled vehicles or other investments held by the Company for their own accounts, or accounts of their family members and in which such BlackRock Entity personnel may have a pecuniary interest, including through accounts (or investments in funds) managed by BlackRock Entities, in accordance with BlackRock’s personal trading policies. As a result of differing trading and investment strategies or constraints, positions taken by BlackRock Entity directors, officers, and employees may be the same as or different from, or made contemporaneously or at different times than, positions taken for the Company.

Such persons and/or investment vehicles they manage also may invest in companies in the same industries as companies in which the Company expects to invest, and may compete with the Company for investment opportunities, and their investments may compete with the Company’s investments.

In addition, BlackRock personnel may serve on the boards of directors of companies in the same industries as companies in which the Company expects to invest, which can give rise to conflicting obligations and interests.

As these situations may involve potential conflicts of interest, BlackRock has adopted policies and procedures relating to personal securities transactions, insider trading and other ethical considerations. These policies and procedures are intended to identify and reduce actual conflicts of interest with clients and to resolve such conflicts appropriately if they do occur.

Issues Relating to the Valuation of Assets. While securities and other property held by the Company generally will be valued by reference to an independent third-party source, in certain circumstances holdings may be valued at fair value based upon the principles and methods of valuation set forth in policies adopted by the Board of Directors. Moreover, a significant portion of the assets in which the Company may directly or indirectly invest may not have a readily ascertainable market value and, subject to applicable law, may be valued at fair value based upon the principles and methods of valuation set forth in policies adopted by the Board of Directors.

Potential Restrictions on the Investment Manager’s Activities on Behalf of the Company. From time to time, the Investment Manager expects to be restricted from purchasing or selling securities or taking other actions on behalf of the Company because of regulatory and legal requirements applicable to BlackRock Entities, other Client Accounts and/or the Investment Manager’s internal policies designed to comply with or limit the applicability of, or which otherwise relate to, such requirements. An investment fund not advised by BlackRock Entities may not be subject to the same considerations. There may be periods when the Investment Manager (on behalf of the Company) may not initiate or recommend certain types of transactions, may limit or delay purchases, may sell or redeem existing investments, forego transactions or other investment opportunities, restrict or limit the exercise of rights (including voting rights), or may otherwise restrict or limit their advice with respect to securities or instruments issued by or related to issuers for which BlackRock Entities are performing advisory or other services. Such policies may restrict the Company’s activities more than required by applicable law. For example, when BlackRock Entities are engaged to provide advisory or risk management services for an issuer, the Company may be prohibited from or limited in purchasing or selling interests of that issuer, particularly in cases where BlackRock Entities have or may obtain material non-public information about the issuer. Similar prohibitions or limitations could also arise if: (i) BlackRock Entity personnel serve as directors or officers of issuers, the securities or other interests of which the Company wishes to purchase or sell, (ii) the Investment Manager on behalf of the Company participates in a transaction (including a controlled acquisition of a U.S. public company) that results in the requirement to restrict all purchases, sales and voting of equity securities of such target issuer, or (iii) regulations, including portfolio affiliation rules or stock exchange rules, prohibit participation in offerings by an issuer when other Client Accounts have prior holdings of such issuer’s securities or desire to participate in such a public offering, or where other Client Accounts have or may have short positions in such issuer’s securities. However, where permitted by applicable law, and where consistent with the BlackRock Entities’ policies and procedures, the BlackRock Entities may, but are not obligated to, seek to avoid such prohibitions or limitations (such as through the implementation of appropriate information barriers), and in such cases, the Investment Manager on behalf of the Company may purchase or sell securities or instruments that are issued by such issuers. In addition, certain activities and actions may also be considered to result in reputational risk or disadvantage for the management of the Company and/or for the Investment Manager and its affiliates, and the Investment Manager may decline or limit an investment opportunity or dispose of an existing investment as a result.

In addition, in regulated industries and in certain markets, and in certain futures and derivative transactions, there are limits on the aggregate amount of investment by affiliated investors that may not be exceeded without a regulatory filing, the grant of a license or other regulatory or corporate consent. For example, the U.S. Commodity Futures Trading Commission (“CFTC”), the U.S. commodities exchanges and certain non-U.S. exchanges have established limits referred to as “speculative position limits” or “position limits” on the maximum long or short (or, for some commodities, the gross) positions which any person or group of persons may own, hold or control in certain futures or options on futures contracts, and such rules generally require aggregation of the positions owned, held or controlled by related entities. Any such limits may prevent the Company from acquiring positions that might otherwise have been desirable or profitable. Under certain circumstances, the Investment Manager may restrict a purchase or sale of securities, derivative instruments or other assets on behalf of Client Accounts in anticipation of a future conflict that may arise if such purchase or sale would be made. Any such determination will take into consideration the interests of the relevant Client Accounts, the circumstances that would give rise to the future conflict and applicable law. Such determination will be made on a case by case basis.

Other Services and Activities of the BlackRock Entities. Subject to the Governing Documents of the Company and applicable law, the BlackRock Entities (including the Investment Manager) will, from time to time, provide financial, consulting and other services to, and receive compensation from, an entity which is the issuer of a security or other investment held by the Company, counterparties to transactions with the Company or third parties that also provide services to the Company. In addition, the BlackRock Entities (including the Investment Manager) may purchase property (including securities) from, sell property (including securities) or lend funds to, or otherwise deal with, any entity which is the issuer of a security held by the Company, counterparties to transactions with the Company or third parties that also provide services to the Company. It is also likely that the Company will have multiple business relationships with and will invest in, engage in transactions with, make voting decisions with respect to, or obtain services from entities for which BlackRock Entities perform or seek to perform certain financial services. There can be no assurance that no other service provider is more qualified to provide such services, could provide such services at a lesser cost or could provide greater benefits to issuers of securities held by the Company, counterparties to transactions with the Company or third parties that also provide services to the Company. Conflicts are expected to arise in connection with the foregoing.

The BlackRock Entities may derive ancillary benefits from providing investment advisory, administrative and other services to the Company, and providing such services to the Company may enhance the BlackRock Entities’ relationships with various parties, facilitate additional business development, and enable the BlackRock Entities to obtain additional business and generate additional revenue.

Potential Restrictions and Issues Relating to Information Held by BlackRock. The Investment Manager may not have access to information and personnel of all BlackRock Entities, including as a result of informational barriers constructed between different investment teams and groups within BlackRock focusing on alternative investments and otherwise. Therefore, the Investment Manager may not be able to manage the Company with the benefit of information held by one or more other investment teams and groups within the BlackRock Entities. However, although it is under no obligation to do so, if it is permitted to do so, the Investment Manager may consult with personnel on other investment teams and in other groups within BlackRock, or with persons unaffiliated with BlackRock, or may form investment policy committees composed of such personnel, and in certain circumstances, personnel of affiliates of the Investment Manager may have input into, or make determinations regarding, portfolio management transactions for the Company, and may receive information regarding the Investment Manager’s proposed investment activities for the Company that generally is not available to the public. There will be no obligation on the part of such persons to make available for use by the Company any information or strategies known to them or developed in connection with their own client, proprietary or other activities. In addition, BlackRock will be under no obligation to make available any research or analysis prior to its public dissemination.

The Investment Manager makes decisions for the Company based on the Company’s investment program. The Investment Manager from time to time may have access to certain fundamental analysis, research and proprietary technical models developed by BlackRock Entities and their personnel. There will be no obligation on the part of the BlackRock Entities to make available for use by the Company, or to effect transactions on behalf of the Company on the basis of, any such information, strategies, analyses or models known to them or developed in connection with their own proprietary or other activities. In certain cases, such personnel will be prohibited from disclosing or using such information for their own benefit or for the benefit of any other person, including the Company and other Client Accounts. In other cases, fundamental analyses, research and proprietary models developed internally may be used by various BlackRock Entities and their personnel on behalf of different Client Accounts, which could result in purchase or sale transactions in the same security at different times (and could potentially result in certain transactions being made by one portfolio manager on behalf of certain Client Accounts before similar transactions are made by a different portfolio manager on behalf of other Client Accounts), or could also result in different purchase and sale transactions being made with respect to the same security. The Investment Manager may also effect transactions for the Company that differ from fundamental analysis, research or proprietary models issued by the BlackRock Entities or by the Investment Manager itself in various contexts. The foregoing transactions may negatively impact the Company and its direct and indirect investments through market movements or by decreasing the pool of available securities or liquidity, which effects can be more pronounced in thinly traded securities and less liquid markets.

The BlackRock Entities and different investment teams and groups within the Investment Manager have no obligation to seek information or to make available to or share with the Company any third-party manager with which the Company invests any information, research, investment strategies, opportunities or ideas known to BlackRock Entity personnel or developed or used in connection with other clients or activities. The BlackRock Entities and different investment teams and groups within the Investment Manager may compete with the Company or any third-party manager with which the Company invests for appropriate investment opportunities on behalf of their other Client Accounts. The results of the investment activities of the Company may differ materially from the results achieved by BlackRock Entities for other Client Accounts. BlackRock Entities may give advice and take action with respect to other Client Accounts that may compete or conflict with the advice the Investment Manager may give to the Company, including with respect to their view of the operations or activities of an investment, the return of an investment, the timing or nature of action relating to an investment or the method of exiting an investment.

BlackRock Entities may restrict transactions for themselves, but not for the Company, or vice versa. BlackRock Entities and certain of their personnel, including the Investment Manager’s personnel or other BlackRock Entity personnel advising or otherwise providing services to the Company, may be in possession of information not available to all BlackRock Entity personnel, and such personnel may act on the basis of such information in ways that have adverse effects on the Company. The Company could sustain losses during periods in which BlackRock Entities and other Client Accounts achieve significant profits.

Material, Non-Public Information. The Investment Manager and its personnel may not trade for the Company or other Client Accounts or for their own benefit or recommend trading in financial instruments of a company while they are in possession of material, non-public or price sensitive information (“Inside Information”) concerning such company, or disclose such Inside Information to any person not entitled to receive it. The BlackRock Entities (including the Investment Manager) may have access to Inside Information. The Investment Manager has instituted an internal information barrier policy designed to prevent securities laws violations based on access to Inside Information. Accordingly, there may be certain cases where the Investment Manager may be restricted from effecting purchases and/or sales of interests in securities or other financial instruments, or entering into certain transactions or exercising certain rights under such transactions on behalf of the Company and/or the other Client Accounts. There can be no assurance that the Investment Manager will not receive Inside Information and that such restrictions will not occur. At times, the Investment Manager, in an effort to avoid restriction for the Company or the other Client Accounts, may elect not to receive Inside Information, which may be relevant to the Company’s portfolio, that other market participants are eligible to receive or have received and could affect decisions that would have otherwise been made.

Any partner, officer or employee of the BlackRock Entities may serve as an officer, director, advisor or in comparable management functions for the investments of other Client Accounts, and any such person may obtain Inside Information in connection therewith, or in connection with such partner’s, officer’s or employee’s other activities in the financial markets. In an effort to manage possible risks arising from the internal sharing of material non-public information, BlackRock maintains a list of restricted securities with respect to which it has access to material non-public information and in which Client Accounts are restricted from trading. If partners, officers or employees of BlackRock obtain such material non-public information about a portfolio company which is an investment of a Client Account, the Company may be prohibited by law, policy or contract, for a period of time, from (i) unwinding a position in such company, (ii) establishing an initial position or taking any greater position in such company and/or (iii) pursuing other investment opportunities, which could impact the returns to the Company. In addition, in certain circumstances, particularly during the liquidation of a Client Account, the Company may be prohibited from trading a position that it holds, directly or indirectly, in the Client Account because BlackRock determines that one or more partners, officers or employees of BlackRock holds material non-public information with respect to one or more remaining positions held by the Client Account.

Transactions with Certain Shareholders. The Company is permitted to enter into transactions with certain Shareholders, subject to applicable law. For example, the Investment Manager may be presented with opportunities to receive financing and/or other services in connection with the Company’s operations and/or the Company’s investments from certain Shareholders or their affiliates that are engaged in lending or related business, which subjects the Investment Manager to conflicts of interest.

Other Conflicts

The Company’s Use of Investment Consultants and BlackRock’s Relationship with Investment Consultants. Shareholders may work with pension or other institutional investment consultants (collectively, “Investment Consultants”). Investment Consultants provide a wide array of services to pension plans and other institutions, including assisting in the selection and monitoring of investment advisers such as the Investment Manager. From time to time, Investment Consultants who recommend the Investment Manager to, and provide oversight of the Investment Manager for, Shareholders may also provide services to or purchase services from the BlackRock Entities. For example, the BlackRock Entities purchase certain index and performance-related databases and human resources-related information from Investment Consultants and their affiliates. The BlackRock Entities also utilize brokerage execution services of Investment Consultants or their affiliates, and BlackRock Entities personnel may attend conferences sponsored by Investment Consultants. Conversely, from time to time, the BlackRock Entities may be hired by Investment Consultants and their affiliates to provide investment management and/or risk management services, creating possible conflicts of interest.

Other Relationships with BlackRock Entities, Clients and Market Participants. The BlackRock Entities have developed, and will in the future develop, relationships with (or may invest in) a significant number of clients and other market participants (e.g. financial institutions, service providers, managers of investment funds, banks, brokers, advisors, joint venturers, consultants, finders (including executive finders), executives, attorneys, accountants, institutional investors, family offices, lenders, current and former employees, and current and former portfolio investment executives, as well as certain family members or close contacts of these persons), including those that may hold or may have held investments similar to the investments intended to be made by the Company, that may themselves represent appropriate investment opportunities for the Company, or that may compete with the Company for investment opportunities. Furthermore, the Investment Manager generally exercises its discretion to recommend to the Company or to an investment thereof that it contract for services with such clients and market participants, and/or with other BlackRock Entities. It is difficult to predict the circumstances under which these relationships could become material conflicts for the Company, but it is possible that as a result of such relationships (or agreements with other Client Accounts) the Investment Manager may refrain from making all or a portion of any investment or a disposition on behalf of the Company, which may materially adversely affect the performance of the Company. Certain of these persons or entities will invest (or will be affiliated with an investor) in, engage in transactions with and/or provide services (including services at reduced rates) to, the BlackRock Entities and/or Client Accounts and/or their affiliates. BlackRock expects to be subject to a potential conflict of interest with the Company in recommending the retention or continuation of a third-party service provider to such Company or a portfolio investment if such recommendation, for example, is motivated by a belief that the service provider or its affiliate(s) will continue to invest in the Company or one or more Client Accounts, will provide the BlackRock Entities information about markets and industries in which the BlackRock Entities operate (or are contemplating operations) or will provide other services that are beneficial to the BlackRock Entities, the Company or one or more Client Accounts. The Investment Manager expects to be subject to a potential conflict of interest in making such recommendations, in that Investment Manager has an incentive to maintain goodwill between it and clients and other market participants, while the products or services recommended may not necessarily be the best available or most cost effective to the Company or its investments.

Legal Representation. The Company, as well as the Investment Manager and/or other BlackRock Entities, have engaged several counsel to represent them in connection with the organization of the Company and the offer and sale of Interests, and not for any Shareholder or the Shareholders as a group. In connection with such representation, including the preparation of this Registration Statement, counsel has relied upon certain information furnished to them by the Investment Manager and the BlackRock Entities, and has not investigated or verified the accuracy or completeness of such information. In connection with the offering and subsequent advice, such counsel’s engagement is limited to the specific matters as to which they are consulted and, therefore, there may exist facts or circumstances that could have a bearing on the Company’s or BlackRock’s financial condition or operations with respect to which counsel has not been consulted and for which they expressly disclaim any responsibility. Counsel has not represented and will not be representing Shareholders. No independent counsel has been retained (or is expected to be retained) to represent Shareholders. No attorney-client relationship exists between any counsel and any Shareholder solely by such Shareholder making an investment in the Company. As a result, Shareholders are urged to retain their own counsel.

Resolution of Conflicts. Any conflicts of interest that arise between the Company or particular Shareholders, on the one hand, and other Client Accounts or BlackRock Entities or affiliates thereof, on the other hand, will be discussed and resolved on a case-by-case basis by business, legal and compliance officers of the Investment Manager and its affiliates, as applicable. Any such discussions will take into consideration the interests of the relevant parties and the circumstances giving rise to the conflicts. Shareholders should be aware that conflicts will not necessarily be resolved in favor of the interests of the Company or any affected Shareholder. There can be no assurance that any actual or potential conflicts of interest will not result in the Company receiving less favorable investment or other terms with respect to investments, transactions or services than if such conflicts of interest did not exist.

Potential Impact on the Company. It is difficult to predict the circumstances under which one or more of the foregoing conflicts could become material, but it is possible that such relationships could require the Company to refrain from making all or a portion of any investment or a disposition in order for BlackRock to comply with its fiduciary duties, the 1940 Act, Investment Advisers Act of 1940, as amended (the “Advisers Act”) or other applicable law. The Investment Manager may, under certain circumstances, seek to have conflicts or transactions involving conflicts approved in accordance with the governing agreements of the Company. Copies of Part 2A of the Investment Manager’s Form ADV, which includes additional detail regarding conflicts of interest that are relevant to BlackRock’s investment management business, are available at www.sec.gov and will be provided to prospective Shareholders and Shareholders upon request.

The foregoing list of potential and actual conflicts of interest does not purport to be a complete enumeration of the conflicts attendant to an investment in the Company. Additional conflicts may exist that are not presently known to the Investment Manager, BlackRock or their respective affiliates or are deemed immaterial. Prospective investors should read this entire Registration Statement and consult with their independent advisors before deciding whether to invest in the Company. In addition, as the investment program of the Company develops and changes over time, an investment in the Company may be subject to additional and different actual and potential conflicts of interest.

Leverage

Other than the Notes described herein, the Company will be unlevered; provided, however, that the Company may enter into Credit Facility Debt, as described herein. The amount of the Credit Facility Debt will not exceed 90% of the aggregate Capital Commitments to the Company. Pursuant to the 1940 Act, the Company may only draw upon such Credit Facility Debt in amounts such that the Company complies at the time of each such draw with the asset coverage requirements of the 1940 Act described below under “—Asset Coverage Requirement.”

Investment Management Agreement

The Investment Manager is located at 100 Bellevue Parkway, Wilmington, Delaware 09809. The Investment Manager is registered as an investment adviser under the Advisers Act. The Investment Manager is a wholly-owned subsidiary of BlackRock, Inc. BlackRock is the world’s largest publicly traded investment management firm, with approximately $7.8 trillion of assets under management as of September 30, 2020. BlackRock manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, real estate, cash management and alternative investment products. BlackRock serves clients in North and South America, Europe, Asia, Australia, Africa and the Middle East. Headquartered in New York, BlackRock maintains offices in over 30 countries, including 25 primary investment centers. BlackRock’s institutional knowledge includes proprietary valuation techniques, market outlook, competitive evaluation and structuring and operational expertise. In addition, BlackRock provides risk management, investment system outsourcing and financial advisory services to a growing number of institutional investors. Through BlackRock Solutions®, BlackRock provides risk management and advisory services that combine capital markets expertise with internally-developed systems and technology.

Under the terms of the Investment Management Agreement, the Investment Manager:

• determines the composition of the Company’s portfolio, the nature and timing of the changes to the Company’s portfolio and the manner of implementing such changes;

• identifies, evaluates and negotiates the structure of the investments the Company makes (including performing due diligence on prospective portfolio companies); and

• closes, monitors and administers the investments the Company makes, including the exercise of any voting or consent rights.

The Investment Manager’s services under the Investment Management Agreement are not exclusive, and it is free to furnish similar services to other entities so long as its services to the Company are not impaired.

Pursuant to the Investment Management Agreement, the Company pays the Investment Manager compensation for investment advisory and management services consisting of base management compensation and a two-part incentive compensation (the “Advisory Fee”).

Base Management Fee

The base management fee will be calculated at an annual rate of 0.90% of the Company’s total assets (excluding cash and cash equivalents) on the last day of each preceding calendar quarter and will be payable quarterly in arrears. For purposes of calculating the base management fee, “total assets” is determined without deduction for any borrowings or other liabilities. No base management fee will be payable for the period from the date of the initial Drawdown Purchase through the end of the first calendar quarter after the initial Drawdown Purchase. Subsequently, the base management fee will be calculated based on the value of the Company’s total assets (excluding cash and cash equivalents) at the end of the most recently completed calendar quarter. The base management fees for any partial quarter will be appropriately prorated.

Incentive Fee

Incentive compensation will be payable to the Investment Manager pursuant to the Investment Management Agreement. The incentive fee will consist of two components. Each component of the incentive fee will be calculated and, if due, paid quarterly in arrears.

The ordinary income component of the incentive fee will be the amount, if positive, equal to 12.5% of the cumulative ordinary income before incentive compensation, less cumulative ordinary income incentive compensation previously paid. Notwithstanding the foregoing provision, the Company will not be obligated to pay any ordinary income incentive fee to the extent such amount would exceed 12.5% of the cumulative total return of the Company that exceeds an 6.857143% annual return on daily weighted average unreturned capital contributions, plus all of the cumulative total return that exceeds a 6.0% annual return on daily weighted average unreturned capital contributions but is less than an 6.857143% annual return on daily weighted average unreturned capital contributions, less cumulative ordinary income and capital gains incentive compensation previously paid.

The capital gains component of the incentive fee will be the amount, if positive, equal to 12.5% of the cumulative realized capital gains (computed net of cumulative realized losses and cumulative net unrealized capital depreciation, if any), less cumulative capital gains incentive compensation previously paid or distributed. The capital gains component will be paid in full prior to payment of the ordinary income component. Notwithstanding the foregoing provision, the Company will not be obligated to pay any capital gains incentive fee to the extent such amount would exceed 12.5% of the cumulative total return of the Company that exceeds a 6.857143% annual return on daily weighted average unreturned capital contributions, plus all of the cumulative total return that exceeds a 6.0% annual return on daily weighted average unreturned capital contributions but is less than an 6.857143% annual return on daily weighted average unreturned capital contributions, less cumulative ordinary income and capital gains incentive compensation previously paid.

For purposes of the foregoing computations and the total return limitation:

“cumulative” means amounts for the period commencing on the initial Drawdown Purchase date and ending as of the applicable calculation date.

“ordinary income before incentive compensation” means the Company’s interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence, managerial assistance and consulting fees or other fees received from portfolio companies) during the period, minus the Company’s operating expenses during the period (including the base management fee, expenses payable under the administration agreements, any interest expense and any dividends paid on any issued and outstanding preferred stock), plus increases and minus decreases in net assets not treated as components of income, operating expense, gain, loss, appreciation or depreciation and not treated as changes in unreturned capital contributions, and without reduction for any incentive compensation and any organization or offering costs, in each case determined on an accrual and consolidated basis.

“total return” means the amount equal to the combination of ordinary income before incentive compensation, realized capital gains and losses and unrealized capital appreciation and depreciation of the Company for the period, in each case determined on an accrual and consolidated basis.

“unreturned capital contributions” means the proceeds to the Company of all issuances of Shares, less all distributions by the Company to Shareholders representing a return of capital.

Examples of Incentive Fee Calculation

The figures provided in the following examples are hypothetical, are presented for illustrative purposes only and are not indicative of actual expenses or returns.

Example 1: Income Portion of Incentive Compensation:

Assumptions

•	Total return hurdle[1] = 6%

I.	Alternative 1

a.	Additional Assumptions

i.	cumulative gross ordinary income (including interest, dividends, fees, etc.) = 9.5%

ii.	cumulative ordinary income before incentive compensation (gross ordinary income — (management fee + other expenses)) = 8.0%

iii.	cumulative annual total return = 5%

b.	Cumulative total return does not exceed total return hurdle, therefore there is no income incentive compensation.

II.	Alternative 2

a.	Additional Assumptions

i.	cumulative gross ordinary income (including interest, dividends, fees, etc.) = 9.0%

ii.	cumulative ordinary income before incentive compensation (gross ordinary income — (management fee + other expenses)) = 7.5%

iii.	cumulative annual total return = 8.0%

b.	Tentative income incentive compensation = 12.5% x ordinary income before incentive compensation.

= 12.5% x 7.5%

= 0.9375%

c.	Total return after tentative incentive compensation = 8.0% - 0.9375%

= 7.0625%

[1]	Represents 6.0% annualized total return hurdle. Excludes organizational and offering costs.

d.
Cumulative ordinary income before incentive compensation is positive and the total return after tentative incentive compensation exceeds the total return hurdle, therefore incentive compensation is fully payable.

III.	Alternative 3

a.	Additional Assumptions

i.	cumulative gross ordinary income (including interest, dividends, fees, etc.) = 9.0%

ii.	cumulative ordinary income before incentive compensation (gross ordinary income — (management fee + other expenses)) = 7.5%

iii.	cumulative annual total return = 6.75%

b.	Tentative income incentive compensation = 12.5% x ordinary income before incentive compensation.

= 12.5% x 7.5%

= 0.9375%

c.	Total return after tentative incentive compensation = 6.75% - 0.9375%

= 5.8125%

d.
Cumulative ordinary income before incentive compensation is positive and the total return hurdle is less than total return but greater than total return after tentative incentive compensation, therefore incentive compensation is partially payable and = Total return – total return hurdle

= 6.75% - 6.0%

= 0.75%

Example 2: Capital Gains Portion of Incentive Compensation:

I.	Alternative 1:

a.	Assumptions

i.	Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”).

ii.	Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million. Cumulative annual total return of 20%.

iii.	Year 3: FMV of Investment B determined to be $25 million. Cumulative annual total return of 15%.

iv.	Year 4: Investment B sold for $31 million. Cumulative annual total return of 10%.

b.	The capital gains portion of the incentive compensation would be:

i.	Year 1: None.

ii.	Year 2: Capital gains incentive compensation of $3.75 million ($3.75 million = $30 million realized capital gains on sale of Investment A multiplied by 12.5% and total return hurdle satisfied).

iii.	Year 3: None; no realized capital gains.

iv.
Year 4: Capital gains incentive compensation of $0.125 million ($31 million cumulative realized capital gains multiplied by 12.5%, less $3.75 million of capital gains incentive compensation paid in year 2 and total return hurdle satisfied).

II.	Alternative 2

a.	Assumptions

i.	Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”).

ii.	Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million. Cumulative annual total return of 10%.

iii.	Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million. Cumulative annual total return of 5.5%.

iv.	Year 4: FMV of Investment B determined to be $35 million. Cumulative annual total return of 15%.

v.	Year 5: Investment B sold for $40 million. Cumulative annual total return of 20%.

b.	The capital gains portion of the incentive compensation would be:

i.	Year 1: None.

ii.
Year 2: Capital gains incentive compensation of $3.125 million; 12.5% multiplied by $25 million ($30 million realized capital gains on Investment A less $5 million unrealized capital depreciation on Investment B, and the total return hurdle is satisfied).

iii.	Year 3: None as the total return hurdle is not satisfied.

iv.
Year 4: Capital gains incentive compensation of $1.25 million ($35 million cumulative realized capital gains (including $5 million of realized capital gains from year 3 at a time when the total return limitation was not satisfied and no cumulative unrealized capital depreciation) multiplied by 12.5%, less $3.125 million capital gains incentive compensation paid in year 2, and the total return hurdle is satisfied).

v.
Year 5: Capital gains incentive compensation of $1.25 million ($45 million cumulative realized capital gains multiplied by 12.5%, less $4.375 million in capital gains incentive compensation paid in years 2 and 4, and the total return hurdle is satisfied).

Limitation of Liability and Indemnification

The Investment Management Agreement provides that the Investment Manager and its officers, directors, employees and affiliates are not liable to the Company or any Shareholders for any act or omission by it or its employees in the supervision or management of the Company’s investment activities or for any loss sustained by the Company or Shareholders, except that the foregoing exculpation does not extend to any act or omission constituting willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations under the Investment Management Agreement. The Investment Management Agreement also provides for indemnification by the Company of the Investment Manager’s members, directors, officers, employees, agents and control persons for liabilities incurred by it in connection with their services to the Company, subject to the same limitations and to certain conditions.

Board and Stockholder Approval of the Investment Management Agreement

The Board of Directors approved the Investment Management Agreement on November 19, 2020 and the Company’s sole stockholder approved the Investment Management Agreement on November 19, 2020. In its consideration of the Investment Management Agreement, the Board of Directors focused on information it had received relating to, among other things: (a) the nature, quality and extent of the advisory and other services to be provided to the Company by the Investment Manager; (b) comparative data with respect to advisory fees or similar expenses paid by other business development companies with similar investment objectives; (c) the Company’s projected operating expenses and expense ratio compared to business development companies with similar investment objectives; (d) any potential sources of indirect income to the Investment Manager from its relationships with the Company and the profitability of those relationships; (e) information about the services to be performed and the personnel who will perform such services under the Investment Management Agreement; (f) the organizational capability and financial condition of the Investment Manager and its affiliates; (g) the Investment Manager’s practices regarding the selection and compensation of brokers that execute the Company’s portfolio transactions and the brokers’ provision of brokerage and research services to the Investment Manager; and (h) the possibility of obtaining similar services from other third party service providers or through an internally managed structure.

Based on the information reviewed and the discussions, the Board of Directors, including a majority of the non-interested directors, concluded that the investment management fee rates are reasonable in relation to the services to be provided.

Duration and Termination

The Investment Management Agreement will remain in effect for a period of two years from the date of stockholder approval and thereafter will remain in effect from year to year if approved annually by the Board of Directors or by the affirmative vote of the holders of a majority of the Company’s outstanding voting securities, which is defined in the 1940 Act as the lesser of a majority of the outstanding voting securities or 67% or more of the securities voting if a quorum of a majority of the outstanding voting securities is present, including, in either case, approval by a majority of the directors who are not interested persons. The Investment Management Agreement will automatically terminate in the event of its assignment. The Investment Management Agreement may be terminated by the Company without penalty upon not less than 60 days written notice to the Investment Management, as authorized either by the Board of Directors or by vote of Shareholders. The Investment Management Agreement may be terminated by the Investment Manager without penalty upon not less than 120 days written notice to the Company.

The Administrator

BlackRock Financial Management, Inc. (the “Administrator”) serves as the Company’s administrator. The principle executive offices of the Administrator are located at 40 East 52nd Street, New York, New York 10022. The Company has entered into an administration agreement with the Administrator (the “Administration Agreement”). Pursuant to the Administration Agreement, the Administrator will perform (or oversee, or arrange for, the performance by third parties of) the administrative services necessary for the operation of the Company. Without limiting the generality of the foregoing, the Administrator will provide the Company with office facilities, equipment, clerical, bookkeeping and record keeping services at such office facilities and such other services as the Administrator, subject to review by the Board of Directors of the Company, will from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator will also, on behalf of the Company, arrange for the services of, and oversee, custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks, stockholders and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator also makes reports to the Company's Board of Directors of its performance of obligations under the Administration Agreement and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it determines to be desirable. The Administrator is responsible for the financial and other records that the Company is required to maintain and will prepare all reports and other materials required by any agreement or to be filed with the SEC or any other regulatory authority, including reports on Forms 8-K, 10-Q and periodic reports to stockholders, determining the amounts available for distribution as dividends and distributions to be paid by the Company to its shareholders, review and implementation of any share purchase programs authorized by the Board of Directors and maintaining or overseeing the maintenance of the books and records of the Company as required under the 1940 Act and maintaining (or overseeing maintenance by other persons) such other books and records required by law or for the proper operation of the Company. In addition, the Administrator will assist the Company in determining and publishing the Company's net asset value, overseeing the preparation and filing of the Company's tax returns, and the printing and dissemination of reports to stockholders of the Company, and generally overseeing the payment of the Company's expenses and the performance of administrative and professional services rendered to the Company by others.

Pursuant to the Administration Agreement, in full consideration of the provision of the services of the Administrator, the Company reimburses the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities thereunder, including payments to the Administrator in an amount equal to the Company’s allocable portion of overhead and other expenses incurred by the Administrator or its affiliate in performing its obligations and services under the Administration Agreement, such as rent, license fees and other costs associated with computer software utilized in providing such obligations and services and the Company’s allocable portion of the cost of personnel attributable to performing such obligations and services, including, but not limited to, marketing, legal and other services performed by the Administrator for the Company. For the avoidance of doubt, the Company will bear its allocable portion of the costs of the compensation, benefits, and related administrative expenses (including travel expenses) of the Company’s officers who provide operational and administrative services, their respective staffs and other professionals who provide services to the Company (including, in each case, employees of the Administrator or its affiliate) who assist with the preparation, coordination, and administration of the foregoing or provide other “back office” or “middle office” financial or operational services to the Company. Additionally, the Company will bear all of the costs and expenses of any sub-administration agreements entered into by the Administrator.

Organizational and Offering Expenses

The Company will generally be responsible for all costs and expenses incurred in connection with the organization and offering, including commercial travel and accommodation expenses, legal fees, and offering expenses but excluding placement fees, if any (collectively, “Organizational Costs”); provided that Organizational Costs borne by the Company will not exceed $1,000,000 in the aggregate.

Operating Expenses

The Company will generally be responsible for all operating expenses of the Company (“Operating Expenses”). See “Item 2. Financial Information— Management’s Discussion and Analysis of Financial Condition and Results of Operations—Expenses.”

Each of the Investment Manager and the Administrator, as applicable and except as noted elsewhere in this Registration Statement, will be responsible for, without reimbursement by the Company, all of its own day-to-day operating expenses, such as compensation of its professional staff and the cost of office space, office supplies, communications, utilities and other such normal overhead expenses. The Investment Manager will also be responsible for all legal, filing and other fees and expenses incurred in connection with the Investment Manager’s registration and compliance with the Advisers Act and any related foreign laws, including: (i) all fees and expenses related to registration as an investment adviser under the Advisers Act and any related foreign laws, and the maintenance of such registration, and (ii) all fees and costs relating to the filing of the Form ADV of the Investment Manager (provided, that any compliance fees and costs that relate directly to the affairs of the Company (and not BlackRock-managed entities generally), including (but not limited to) costs of custodians and foreign registrations, will be expenses of the Company). For the avoidance of doubt, Operating Expenses will be borne by the Company and will not be considered administrative and overhead expenses of the Investment Manager or the Administrator.

Regulation

The Company has filed an election to be regulated as a BDC under the 1940 Act. The 1940 Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisors or co-advisors), principal underwriters and affiliates of those affiliates or underwriters and requires that a majority of the directors be persons other than “interested persons,” as that term is defined in the 1940 Act. In addition, the 1940 Act provides that the Company may not change the nature of the Company’s business so as to cease to be, or to withdraw the Company’s election as, a BDC unless approved by a majority of the Company’s outstanding voting securities, which is defined in the 1940 Act as the lesser of a majority of the outstanding voting securities or 67% or more of the securities voting if a quorum of a majority of the outstanding voting securities is present.

The Company may invest up to 100% of its assets in securities acquired directly from issuers in privately negotiated transactions. With respect to such securities, the Company may, for the purpose of public resale, be deemed an “underwriter” as that term is defined in the Securities Act.

The Company may acquire securities issued by other investment companies in accordance with the limits of the 1940 Act and the rules and regulations promulgated thereunder. The Company generally may acquire up to 3% of the voting stock of any investment company, may invest in up to 5% of the value of its total assets in the securities of one investment company and may invest up to 10% of the value of its total assets in the securities of more than one investment company. Subject to certain exemptive rules, including, when it becomes effective, Rule 12d1-4, which was recently adopted by the SEC, the Company may, subject to certain conditions, invest in other investment companies in excess of such thresholds. With regard to that portion of the Company’s portfolio invested in securities issued by investment companies, it should be noted that such investments might indirectly subject Shareholders to additional expenses as they will indirectly be responsible for the costs and expenses of such companies. None of the Company’s investment policies are fundamental and any may be changed without stockholder approval.

Exemptive Order. The Investment Manager and the Company believe that, in certain circumstances, it may be in the Company’s best interests to be able to co-invest with registered funds, unregistered funds and business development companies managed now or in the future by the Investment Manager and its affiliates in order to be able to participate in a wider range of transactions. Currently, SEC regulations and interpretations would permit the Company to co-invest with registered and unregistered funds that are affiliated with the Investment Manager in publicly traded securities and also in private placements where (i) the Investment Manager negotiates only the price, interest rate and similar price-related terms of the securities and not matters such as covenants, collateral or management rights and (ii) each relevant account acquires and sells the securities at the same time in pro rata amounts (subject to exceptions approved by compliance personnel after considering the reasons for the requested exception). Such regulations and interpretations also permit the Company to co-invest in other private placements with registered investment funds affiliated with the Investment Manager in certain circumstances, some of which would require certain findings by the Company’s directors who are not “interested persons” of the Investment Manager, BlackRock or their respective affiliates as defined in Section 2(a)(19) of the 1940 Act (“Independent Directors”) and the independent directors of each other eligible registered fund. However, current SEC regulations and interpretations would not permit co-investment by the Company with unregistered funds affiliated with the Investment Manager in private placements where the Investment Manager negotiates non-pricing terms such as covenants, collateral and management rights. Accordingly, under current SEC regulations, in the absence of an exemption the Company may be prohibited from co-investing in certain private placements with any unregistered fund or account managed now or in the future by the Investment Manager or its affiliates.

The Investment Manager and various funds managed by the Investment Manager have received an exemption from such regulations. Under the SEC order granting such exemption, each time the Investment Manager proposes that an unregistered fund, business development company or registered fund acquire private placement securities that are suitable for the Company, the Investment Manager will prepare a recommendation as to the proportion to be allocated to the Company taking into account a variety of factors such as the investment objectives, size of transaction, investable assets, alternative investments potentially available, prior allocations, liquidity, maturity, expected holding period, diversification, lender covenants and other limitations. The Company’s Independent Directors will review the proposed transaction and may authorize co-investment by the Company of up to its pro rata amount of such securities based on its total available capital if a majority of them conclude that: (i) the transaction is consistent with the Company’s investment objective and policies; (ii) the terms of co-investment are fair to the Company and Shareholders and do not involve overreaching; and (iii) participation by the Company would not disadvantage the Company or be on a basis different from or less advantageous than that of the participating unregistered accounts and other registered funds. If the Investment Manager determines that the Company should not participate in the co-investment opportunity that would otherwise be suitable in light of the Company’s investment objective, this determination must also be submitted to the Independent Directors for their approval. The directors may also approve a lower amount or determine that the Company should not invest. The directors may also approve a higher amount to the extent that other accounts managed by the Investment Manager decline to participate. In addition, private placement follow-on investments and disposition opportunities must be made available in the same manner on a pro rata basis and no co-investment (other than permitted follow-on investments) is permitted where the Company, on the one hand, or any other account advised by the Investment Manager or an affiliate, on the other hand, already hold securities of the issuer.

The Investment Manager and its affiliates may spend substantial time on other business activities, including investment management and advisory activities for entities with the same or overlapping investment objectives, investing for their own account with the Company, financial advisory services (including services for entities in which the Company invests), and acting as directors, officers, creditor committee members or in similar capacities. Subject to the requirements of the 1940 Act, the Investment Manager and its affiliates and associates intend to engage in such activities and may receive compensation from third parties for their services. Subject to the same requirements, such compensation may be payable by entities in which the Company invests in connection with actual or contemplated investments, and the Investment Manager may receive fees and other compensation in connection with structuring investments which they will share.

The Investment Manager and its partners, officers, directors, stockholders, members, managers, employees, affiliates and agents may be subject to certain potential or actual conflicts of interest in connection with the activities of, and investments by, the Company.

No-Action Relief from Registration as a Commodity Pool Operator. The Company is relying on a no-action letter (the “No-Action Letter”) issued by the staff of the Commodity Futures Trading Commission (the “CFTC”) as a basis to avoid registration with the CFTC as a commodity pool operator (“CPO”). The No-Action Letter allows an entity to engage in CFTC-regulated transactions (“commodity interest transactions”) that are “bona fide hedging” transactions (as that term is defined and interpreted by the CFTC and its staff), but prohibit an entity from entering into commodity interest transactions if they are non-bona fide hedging transactions, unless immediately after entering such non-bona fide hedging transaction (a) the sum of the amount of initial margin deposits on the entity’s existing futures or swaps positions and option or swaption premiums does not exceed 5% of the market value of the entity’s liquidation value, after taking into account unrealized profits and unrealized losses on any such transactions, or (b) the aggregate net notional value of the entity’s commodity interest transactions would not exceed 100% of the market value of the entity’s liquidation value, after taking into account unrealized profits and unrealized losses on any such transactions. The Company is required to operate pursuant to these trading restrictions if it intends to continue to rely on the No-Action Letter as a basis to avoid CPO registration.

Other. The Company may also be prohibited under the 1940 Act from knowingly participating in certain transactions with the Company’s affiliates without the prior approval of the Board of Directors who are not interested persons and, in some cases, prior approval by the SEC.

The Company is subject to periodic examination by the SEC for compliance with the 1940 Act.

The Company is required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the Company against larceny and embezzlement. Furthermore, as a BDC, the Company is prohibited from protecting any director or officer against any liability to the Company or Shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

The Company and the Investment Manager are required to adopt and implement written policies and procedures reasonably designed to prevent violation of relevant federal securities laws, review these policies and procedures annually for their adequacy and the effectiveness of their implementation, and designate a chief compliance officer to be responsible for administering these policies and procedures.

Qualifying Assets

Under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in section 55(a) of the 1940 Act, which are referred to as qualifying assets, unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company’s total assets. The principal categories of qualifying assets relevant to the Company’s proposed business are the following:

•
Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:

•	is organized under the laws of, and has its principal place of business in, the United States;

•
is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

•	satisfies either of the following:

o	has a market capitalization of less than $250.0 million or does not have any class of securities listed on a national securities exchange; or

o
is controlled by a BDC or a group of companies including a BDC, the BDC actually exercises a controlling influence over the management or policies of the eligible portfolio company, and, as a result thereof, the BDC has an affiliated person who is a director of the eligible portfolio company.

•	Securities of any eligible portfolio company which the Company controls.

•
Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

•
Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and the Company already owns 60% of the outstanding equity of the eligible portfolio company.

•	Securities received in exchange for or distributed on or with respect to securities described above, or pursuant to the exercise of warrants or rights relating to such securities.

•	Cash, cash equivalents, U.S. Government securities or high-quality debt securities maturing in one year or less from the time of investment.

Asset Coverage Requirement

Under Section 61(a) of the 1940 Act, a BDC is generally not permitted to issue senior securities unless after giving effect thereto the BDC met a coverage ratio of total assets, less liabilities and indebtedness not represented by senior securities, to total senior securities, which includes all borrowings of the BDC, of at least 200%. Provided that a BDC meets certain disclosure requirements and obtains certain approvals, the asset coverage requirement applicable to such BDC is reduced from 200% to 150%. The reduced asset coverage requirement permits a BDC to have a ratio of total consolidated assets to outstanding indebtedness of 2:1 as compared to a maximum of 1:1 under the 200% asset coverage requirement.

In accordance with the 1940 Act, with certain limited exceptions, the Company is allowed to borrow amounts such that the Company’s asset coverage ratio, as defined in the 1940 Act, equals at least 200% after such borrowing.

Managerial Assistance to Portfolio Companies

A BDC must have been organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in “qualifying Assets” above. However, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities significant managerial assistance. Where the BDC purchases such securities in conjunction with one or more other persons acting together, the BDC will satisfy this test if one of the other persons in the group makes available such managerial assistance, although reliance on other investors may not be the sole method by which the BDC satisfies the requirement to make available managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its investment manager, directors, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Brokerage Allocations and other Practices

Subject to the supervision of the Board of Directors, decisions to buy and sell securities and bank debt for the Company and decisions regarding brokerage commission rates are made by the Investment Manager. Transactions on stock exchanges involve the payment by the Company of brokerage commissions. In certain instances, the Company may make purchases of underwritten issues at prices which include underwriting fees.

In selecting a broker to execute each particular transaction, the Investment Manager will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker; the size and difficulty in executing the order, and the value of the expected contribution of the broker to the investment performance of the Company on a continuing basis. Accordingly, the cost of the brokerage commissions to the Company in any transaction may be greater than that available from other brokers if the difference is reasonably justified by other aspects of the portfolio execution services offered. The extent to which the Investment Manager makes use of statistical, research and other services furnished by brokers may be considered by the Investment Manager in the allocation of brokerage business, but there is not a formula by which such business is allocated. The Investment Manager does so in accordance with its judgment of the best interests of the Company and its Shareholders.

One or more of the other investment funds or accounts which the Investment Manager manages may own from time to time some of the same investments as the Company. When two or more companies or accounts seek to purchase or sell the same securities, the securities actually purchased or sold and any transaction costs will be allocated among the companies and accounts on a good faith equitable basis by the Investment Manager in its discretion in accordance with the accounts’ various investment objectives, subject to the allocation procedures adopted by the Board of Directors related to privately placed securities (including an implementation of any co-investment exemptive relief obtained by the Company and the Investment Manager). In some cases, this system may adversely affect the price or size of the position obtainable for the Company. In other cases, however, the ability of the Company to participate in volume transactions may produce better execution for the Company. It is the opinion of the Board of Directors that this advantage, when combined with the other benefits available due to the Investment Manager’s organization, outweighs any disadvantages that may be said to exist from exposure to simultaneous transactions.

Codes of Ethics

The Company adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to such code may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Company, so long as such investments are made in accordance with the code’s requirements. You may read and copy the code of ethics at the SEC’s Public Reference Room in Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. In addition, the code of ethics is attached as an exhibit to this Registration Statement, and is available on the IDEA Database on the SEC’s Internet site at http://www.sec.gov. You may also obtain copies of the code of ethics, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

Proxy Voting Policies and Procedures

The Company has delegated proxy voting responsibility to the Investment Manager. A summary of the Proxy Voting Policies and Procedures of the Investment Manager are set forth below. The guidelines are reviewed periodically by the Investment Manager and the Company’s non-interested directors, and, accordingly, are subject to change.

The Investment Manager is registered under the Advisers Act and has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, it recognizes that it must vote securities held by its clients in a timely manner free of conflicts of interest. These policies and procedures for voting proxies for investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

The Investment Manager votes proxies relating to the Company’s portfolio securities in the best interest of Shareholders. The Investment Manager reviews on a case-by-case basis each proposal submitted for a proxy vote to determine its impact on the Company’s investments. Although it generally votes against proposals that may have a negative impact on the Company’s investments, it may vote for such a proposal if there are compelling long-term reasons to do so.

The proxy voting decisions of the Investment Manager are made by the senior officers who are responsible for monitoring each of the Company’s investments. To ensure that the Company’s vote is not the product of a conflict of interest, it requires that: (i) anyone involved in the decision making process disclose to the Investment Manager any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (ii) employees involved in the decision making process or vote administration are generally prohibited from revealing how the Company intends to vote on a proposal in order to reduce any attempted influence from interested parties.

You may obtain information about how the Company voted proxies by making a written request for proxy voting information to the Company, 2951 28th Street, Santa Monica, California 90405, Attention: Investor Relations.

Privacy Principles

The Company is committed to maintaining the privacy of Shareholders and to safeguarding their non-public personal information. The following information is provided to help you understand what personal information the Company collects, how the Company protects that information and why, in certain cases, the Company may share information with select other parties.

The Company does not disclose any non-public personal information about Shareholders or former Shareholders to anyone, except as permitted by law or as is necessary in order to service Shareholder accounts (for example, to a transfer agent or third-party administrator).

The Company restricts access to non-public personal information about Shareholders to employees of the Investment Manager and its affiliates with a legitimate business need for the information. The Company maintains physical, electronic and procedural safeguards designed to protect the non-public personal information of Shareholders.

Additional information regarding BlackRock’s privacy policies is contained in the Subscription Agreement.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 imposes a wide variety of regulatory requirements on publicly-held companies and their insiders. While certain of these requirements are not applicable to the Company (see “—JOBS Act”), many of these requirements affect the Company. For example:

•          Pursuant to Rule 13a-14 of the 1934 Act, the Company’s Chief Executive Officer and Chief Financial Officer must certify the accuracy of the financial statements contained in the Company’s periodic reports;

•          Pursuant to Item 307 of Regulation S-K, the Company’s periodic reports must disclose the Company’s conclusions about the effectiveness of disclosure controls and procedures;

•          Pursuant to Rule 13a-15 of the 1934 Act, Company management must prepare a report regarding its assessment of internal control over financial reporting; and

•          Pursuant to Item 308 of Regulation S-K and Rule 13a-15 of the 1934 Act, the Company’s periodic reports must disclose whether there were significant changes in internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

The Sarbanes-Oxley Act requires the Company to review its current policies and procedures to determine whether the Company complies with the Sarbanes-Oxley Act and the regulations promulgated thereunder. The Company will continue to monitor compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that the Company is in compliance therewith.

JOBS Act

The Company currently is and expects to remain an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), until the earliest of:

•	The last day of the Company’s fiscal year in which the fifth anniversary of an initial public offering of shares of common stock occurs;

•	The end of the fiscal year in which the Company’s total annual gross revenues first exceed $1.0 billion;

•	The date on which the Company has, during the prior three-year period, issued more than $1.0 billion in non-convertible debt; and

•
The last day of a fiscal year in which the Company (1) has an aggregate worldwide market value of common stock held by non-affiliates of $700 million or more, computed at the end of each fiscal year as of the last business day of the Company’s most recently completed second fiscal quarter and (2) has been an Exchange Act reporting company for at least one year (and filed at least one annual report under the Exchange Act).

Under the JOBS Act and the Dodd-Frank Act, the Company is exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which would require that the Company’s independent registered public accounting firm provide an attestation report on the effectiveness of internal control over financial reporting, until such time as the Company ceases to be an emerging growth company and becomes an accelerated filer as defined in Rule 12b-2 under the Exchange Act. This may increase the risk that material weaknesses or other deficiencies in the Company’s internal control over financial reporting go undetected.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Company has made an irrevocable election not to take advantage of this exemption from new or revised accounting standards. The Company therefore is subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Reporting Obligations

Subsequent to the effectiveness of this Registration Statement, the Company will be required to file annual reports, quarterly reports and current reports with the SEC. This information will be available at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 and on the SEC’s website at www.sec.gov. Information on the operation of the SEC’s public reference room may be obtained by calling the SEC at (202) 551-8090 or (800) SEC-0330.

U.S. Federal Income Tax Matters

The following is a summary of U.S. federal income tax considerations generally applicable to a Shareholder who purchases Shares in a Private Offering. This summary reflects applicable income tax laws of the United States as of the date of this Registration Statement, which are subject to change by legislative, judicial or administrative action, and any change may be retroactive. The discussion does not purport to deal with all of the U.S. federal income tax consequences applicable to the Company, or which may be important to particular Shareholder in light of their individual investment circumstances or to Shareholder subject to special tax rules, such as Shareholder subject to the alternative minimum tax, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, Shareholder whose “functional currency” is not the U.S. dollar, persons who have elected mark-to-market treatment for their Shares, partnerships or other pass-through entities, persons holding common stock in connection with a hedging, straddle, conversion or other integrated transaction, persons engaged in a trade or business in the United States or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. This discussion assumes that the Shareholder hold their common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). No attempt is made to present a detailed explanation of all U.S. federal income tax aspects affecting the Company and the Company’s stockholders, and the discussion set forth herein does not constitute tax advice. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

In view of the complexity of the tax matters relating to the Company, the tax consequences of an investment in the Shares will depend on the investor’s particular situation. Stockholders are urged to consult their tax advisors to determine the U.S. federal, state, local and foreign tax consequences to them of investing in the Shares.

Taxation of the Company

The Company intends to elect and qualify to be taxed as a RIC under the Code. To as a RIC, the Company must, among other things, (a) qualify to be treated as a business development company or be registered as a management investment company under the 1940 Act at all times during the taxable year; (b) derive in each taxable year at least 90 percent of its gross income from dividends, interest (including tax-exempt interest), payments with respect to certain securities loans, gains from the sale or other disposition of stock, securities or foreign currencies, other income (including but not limited to gain from options, futures and forward contracts) derived with respect to the Company’s business of investing in stock, securities or currencies, or net income derived from an interest in a “qualified publicly traded partnership” (a “QPTP”); and (c) diversify the Company’s holdings so that, at the end of each quarter of each taxable year (i) at least 50 percent of the market value of the Company’s total assets is represented by cash and cash items, U.S. Government securities, the securities of other regulated investment companies and other securities, with other securities limited, in respect of any one issuer, to an amount not greater than five percent of the value of the Company’s total assets and not more than 10 percent of the outstanding voting securities of such issuer, and (ii) not more than 25 percent of the market value of the Company’s total assets is invested in the securities (other than U.S. Government securities and the securities of other RICs) (A) of any issuer, (B) of any two or more issuers that the Company controls and that are determined to be engaged in the same business or similar or related trades or businesses, or (C) of one or more QPTPs. The Company may generate certain income that might not qualify as good income for purposes of the 90% annual gross income requirement described above. The Company will monitor its transactions to endeavor to prevent its disqualification as a RIC.

For purposes of determining whether the Company satisfies the 90% gross income test described in clause (a) above, the character of the Company’s distributive share of items of income, gain and loss derived through any subsidiary or investment that is classified as a partnership for U.S. federal income tax purposes (other than a QPTP) generally will be determined as if the Company realized such tax items directly.

If the Company fails to satisfy the 90% annual gross income requirement or the asset diversification requirements discussed above in any taxable year, the Company may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. Additionally, relief is provided for certain de minimis failures of the asset diversification requirements where the Company corrects the failure within a specified period. If the applicable relief provisions are not available or cannot be met, all of the Company’s income would be subject to corporate-level U.S. federal income tax as described below. The Company cannot provide assurance that the Company would qualify for any such relief should the Company fail the 90% annual gross income requirement or the asset diversification requirements discussed above.

As a RIC, in any taxable year with respect to which the Company timely distributes at least 90% of the sum of the Company’s (i) investment company taxable income (which includes, among other items, dividends, interest and the excess of any net short-term capital gain over net long-term capital loss and other taxable income (other than any net capital gain), reduced by deductible expenses) determined without regard to the deduction for dividends and distributions paid and (ii) net tax exempt interest income (which is the excess of the Company’s gross tax exempt interest income over certain disallowed deductions) (the “Annual Distribution Requirement”), the Company (but not its stockholders) generally will not be subject to U.S. federal income tax on investment company taxable income and net capital gain (generally, net long-term capital gain in excess of short-term capital loss) that the Company distributes to its stockholders. The Company intends to distribute annually all or substantially all of such income on a timely basis. To the extent that the Company retains net capital gain for investment or any investment company taxable income, the Company will be subject to U.S. federal income tax at regular corporate income tax rates. The Company may choose to retain net capital gains for investment or any investment company taxable income, and pay the associated U.S. federal corporate income tax, including the U.S. federal excise tax described below.

Amounts not distributed on a timely basis in accordance with a calendar year distribution requirement are subject to a nondeductible four percent U.S. federal excise tax payable by the Company. To avoid this tax, the Company must distribute (or be deemed to have distributed) during each calendar year an amount equal to the sum of:

(1) at least 98% of the Company’s ordinary income (not taking into account any capital gains or losses) for the calendar year;

(2) at least 98.2% of the amount by which the Company’s capital gains exceed its capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made by the Company to use its taxable year); and

(3) certain undistributed amounts from previous years on which the Company paid no U.S. federal income tax.

While the Company intends to distribute any income and capital gains in the manner necessary to minimize imposition of the four percent U.S. federal excise tax, sufficient amounts of the Company’s taxable income and capital gains may not be distributed to avoid entirely the imposition of the tax. In that event, the Company will be liable for the tax only on the amount by which the Company does not meet the foregoing distribution requirement.

If, in any particular taxable year, the Company does not satisfy the Annual Distribution Requirement or otherwise was to fail to qualify as a RIC (for example, because the Company fails the 90% annual gross income requirement described above), and relief is not available as discussed above, all of the Company’s taxable income (including net capital gains) will be subject to tax at regular corporate rates without any deduction for distributions to stockholders, and distributions generally will be taxable to the stockholders as ordinary dividends to the extent of the Company’s current and accumulated earnings and profits.

The Company may decide to be taxed as a regular corporation even if it would otherwise qualify as a RIC if the Company determines that treatment as a corporation for a particular year would be in the Company’s best interests. Except as otherwise expressly indicated, the remainder of this discussion assumes the Company will continue to qualify as a RIC.

As a RIC, the Company is permitted to carry forward a net capital loss realized in a taxable year to offset its capital gain, if any, realized in future years. If future capital gain is offset by carried forward capital losses, such future capital gain is not subject to fund-level U.S. federal income tax, regardless of whether they are distributed to Shareholders. A RIC cannot carry back or carry forward any net operating losses.

Company Investments

Certain of the Company’s investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, including the dividends received deduction, (ii) convert lower taxed long-term capital gain and qualified dividend income into higher taxed short-term capital gain or ordinary income, (iii) convert ordinary loss or a deduction into capital loss (the deductibility of which is more limited), (iv) cause the Company to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not qualify as “good income” for purposes of the 90% annual gross income requirement described above. These tax provisions could therefore affect the amount, timing and character of distributions to shareholders. The Company will monitor its transactions and may make certain tax elections and may be required to borrow money or dispose of securities to mitigate the effect of these rules and prevent disqualification of the Company as a RIC.

Investments the Company makes in securities issued at a discount or providing for deferred interest or PIK interest are subject to special tax rules that will affect the amount, timing and character of distributions to Shareholders. For example, with respect to such securities, the Company will generally be required to accrue daily as income “original issue discount” with respect to such securities and to distribute such income on a timely basis each year to maintain the Company’s qualification as a RIC and to avoid U.S. federal income and excise taxes. Since in these and potentially in other circumstances the Company may recognize income before or without receiving cash representing such income, the Company may have difficulty making distributions in the amounts necessary to satisfy the requirements for maintaining RIC status and for avoiding U.S. federal income and excise taxes. Accordingly, the Company may have to sell some of its investments at times the Company would not consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If the Company is not able to obtain cash from other sources, the Company may fail to qualify as a RIC and thereby be subject to corporate-level income tax.

Furthermore, a portfolio company in which the Company invests may face financial difficulty that requires the Company to work-out, modify or otherwise restructure its investment in the portfolio company. Any such restructuring may result in unusable capital losses and future non-cash income. Any such restructuring may also result in the Company’s recognition of a substantial amount of non-qualifying income for purposes of the 90% gross income requirement or the Company receiving assets that would not be qualifying for purposes of the asset diversification requirements.

The Company may invest in preferred securities or other securities the U.S. federal income tax treatment of which may be unclear or may be subject to recharacterization by the IRS. To the extent the tax treatment of such securities or the income from such securities differs from the expected tax treatment, it could affect the timing or character of income recognized, requiring the Company to purchase or sell securities, or otherwise change the Company’s portfolio, in order to comply with the tax rules applicable to RICs under the Code.

Gain or loss recognized by the Company from warrants acquired by the Company as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term, depending on how long the Company held a particular warrant.

In the event the Company invests in foreign securities, the Company may be subject to withholding and other foreign taxes with respect to those securities. Shareholders will generally not be entitled to claim a U.S. foreign tax credit or deduction with respect to foreign taxes paid by the Company.

If the Company purchases shares in a “passive foreign investment company” (a “PFIC”), the Company may be subject to U.S. federal income tax on a portion of any “excess distribution” or gain from the disposition of such shares even if such income is distributed as a taxable dividend by the Company to Shareholders. Additional charges in the nature of interest may be imposed on the Company in respect of deferred taxes arising from such distributions or gains. If the Company invests in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), in lieu of the foregoing requirements, the Company will be required to include in income each year a portion of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed to the Company. Alternatively, the Company can elect to mark-to-market at the end of each taxable year the Company’s shares in a PFIC; in this case, the Company will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent it does not exceed prior increases included in income. The Company’s ability to make either election will depend on factors beyond its control. Under either election, the Company may be required to recognize in a year income in excess of the Company’s distributions from PFICs and proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of the 4% excise tax.

The Company’s functional currency is the U.S. dollar for U.S. federal income tax purposes. Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time the Company accrues income, expenses or other liabilities denominated in a foreign currency and the time the Company actually collects such income or pay such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts and the disposition of debt denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

If the Company borrows money, the Company may be prevented by loan covenants from declaring and paying dividends in certain circumstances. Limits on the Company’s payment of dividends may prevent the Company from meeting the Annual Distribution Requirement, and may, therefore, jeopardize the Company’s qualification for taxation as a RIC, or subject the Company to the 4% excise tax.

Even if the Company is authorized to borrow funds and to sell assets in order to satisfy distribution requirements, under the 1940 Act, the Company is not permitted to make distributions to Shareholders while its debt obligations and senior securities are outstanding unless certain “asset coverage” tests are met. This may also jeopardize the Company’s qualification for taxation as a RIC or subject the Company to the 4% excise tax.

Moreover, the Company’s ability to dispose of assets to meet its distribution requirements may be limited by (1) the illiquid nature of its portfolio and (2) other requirements relating to its status as a RIC, including the asset diversification requirements. If the Company disposes of assets to meet the Annual Distribution Requirement, the asset diversification requirements, or the 4% excise tax, the Company may make such dispositions at times that, from an investment standpoint, are not advantageous.

Some of the income that the Company might otherwise earn, such as lease income, management fees, or income recognized in a work-out or restructuring of a portfolio investment, may not satisfy the 90% gross income requirement. To manage the risk that such income might disqualify the Company as a RIC for a failure to satisfy the 90% gross income requirement, one or more of the Company’s subsidiaries treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income. Such corporations will be required to pay U.S. corporate income tax on their earnings, which ultimately will reduce the yield to investors on such income and fees.

Taxation of U.S. Shareholders

For purposes of this discussion, a “U.S. Shareholder” (or in this section, a “Shareholder”) is a holder or a beneficial holder of shares which is for U.S. federal income tax purposes (1) a person who is a citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof, or the District of Columbia, (3) an estate whose income is subject to U.S. federal income tax regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership or other entity or arrangement classified as a partnership for U.S. tax purposes holds the shares, the tax treatment of the partnership and each partner generally will depend on the status of the partner and the activities of the partnership. Partnerships acquiring shares, and partners in such partnerships, should consult their own tax advisors. Prospective investors that are not U.S. Shareholders should refer to the section “Non-U.S. Shareholders” below and are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of an investment in the Shares, including the potential application of U.S. withholding taxes.

Distributions the Company pays to you from its ordinary income or from an excess of net short-term capital gain over net long-term capital loss (together referred to hereinafter as “ordinary income dividends”) are generally taxable to you as ordinary income to the extent of the Company’s earnings and profits. Provided that certain holding period and other requirements are met, such distributions (if properly reported by the Company) may qualify (i) for the dividends received deduction available to corporations, but only to the extent that the Company’s income consists of dividend income from U.S. corporations and (ii) in the case of individual shareholders, as qualified dividend income eligible to be taxed at long-term capital gain rates to the extent that the Company receives qualified dividend income (generally, dividend income from taxable domestic corporations and certain qualified foreign corporations). Due to the Company’s expected investments, distributions are generally not expected to be eligible for the dividends received deduction allowed to corporate Shareholders or qualify for the reduced rates of tax for qualified dividend income allowed to individuals.

Distributions made to you from an excess of net long-term capital gain over net short-term capital loss (“capital gain dividends”), including capital gain dividends credited to you but retained by the Company (as described below), are taxable to you as long-term capital gain if they have been properly reported by the Company, regardless of the length of time you have owned Shares. Generally, following the end of each taxable year, you will be provided with a written notice of the amount of any ordinary income dividends and capital gain dividends or other distributions. Distributions in excess of the Company’s earnings and profits will first reduce the adjusted tax basis of your shares and, after the adjusted tax basis is reduced to zero, will constitute capital gain to you (assuming the shares are held as a capital asset).

In the event that the Company retains any net capital gain, the Company may designate the retained amounts as undistributed capital gain in a notice to Shareholders. If a designation is made, Shareholders would include in income, as long-term capital gain, their proportionate share of the undistributed amounts, but would be allowed a credit or refund, as the case may be, for their proportionate share of the corporate tax paid by the Company. A Shareholder that is not subject to U.S. federal income tax or otherwise is not required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes the Company paid. In addition, the tax basis of shares owned by a Shareholder would be increased by an amount equal to the difference between (i) the amount included in the Shareholder’s income as long-term capital gain and (ii) the Shareholder’s proportionate share of the corporate tax paid by the Company.

Under recently issued regulations, properly reported dividends paid by the Company that are attributable to the Company’s “qualified REIT dividends” (generally, ordinary income dividends paid by a “real estate investment trust,” not including capital gain dividends or dividends treated as qualified dividend income) may be eligible for the 20% deduction described in Section 199A of the Code in the case of non-corporate U.S. Shareholders, provided that certain holding period and other requirements are met by the shareholder and the Company. There can be no assurance as to what portion, if any, of the Company’s distributions will qualify for such deduction. Subject to any further regulatory guidance to the contrary, any distribution attributable to income from the Company’s investments in publicly traded partnerships, if any, will not qualify for the 20% deduction that could be available to noncorporate shareholder were the shareholder to own such partnership interests directly.

If the Company pays you a dividend in January which was declared in the previous October, November or December to Shareholders of record on a specified date in one of these months, then the dividend will be treated for tax purposes as being paid by the Company and received by you on December 31 of the year in which the dividend was declared.

A Shareholder will recognize gain or loss on the sale or exchange of the Company’s common stock (including pursuant to a liquidation of the Company) in an amount equal to the difference between the Shareholder’s adjusted basis in the shares sold or exchanged and the amount realized on their disposition. Generally, gain recognized by a Shareholder on the sale or other disposition of common stock will result in capital gain or loss to you, and will be a long-term capital gain or loss if the shares have been held for more than one year at the time of sale. Any loss upon the sale or exchange of shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividends received (including amounts credited as an undistributed capital gain dividend) by you. A loss realized on a sale or exchange of shares will be disallowed if other substantially identical shares are acquired (whether through additional subscriptions or otherwise) within a 61-day period beginning 30 days before and ending 30 days after the date that the shares are disposed of. In this case, the basis of the shares acquired will be adjusted to reflect the disallowed loss.

For non-corporate Shareholders, long-term capital gains are currently taxed at preferential rates. Present law taxes both long-term and short-term capital gains of corporations at the rates applicable to ordinary income. The deductibility of capital losses is subject to a number of limitations under the Code.

Noncorporate Shareholders with income in excess of certain thresholds are, in general, subject to an additional 3.8% Medicare tax on their “net investment income,” which ordinarily includes taxable distributions from the Company and taxable gain on the disposition common stock.

The Company may be required to withhold U.S. federal income tax (“backup withholding”), from all taxable distributions to any non-corporate Shareholder (1) who fails to furnish the Company with a correct taxpayer identification number or a certificate that such Shareholder is exempt from backup withholding or (2) with respect to whom the IRS notifies the Company that such Shareholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the Shareholder’s U.S. federal income tax liability and may entitle such Shareholder to a refund, provided that proper information is timely provided to the IRS.

Under U.S. Treasury regulations, if a Shareholder recognizes a loss with respect to shares of $2 million or more for a non-corporate Shareholder or $10 million or more for a corporate Shareholder in any single taxable year (or a greater loss over a combination of years), the Shareholder must file with the IRS a disclosure statement on Form 8886. Direct Shareholders of portfolio securities in many cases are excepted from this reporting requirement, but under current guidance, Shareholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to Shareholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. Shareholders should consult their own tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Until and unless the Company is treated as a “publicly offered regulated investment company” (within the meaning of Section 67 of the Code) for purposes of computing the taxable income of U.S. Shareholders that are individuals, trusts or estates, (i) the Company’s earnings will be computed without taking into account such U.S. Shareholders’ allocable shares of the management and incentive fees paid to the Investment Manager and certain of the Company’s other expenses, (ii) each such U.S. Shareholder will be treated as having received or accrued a dividend from the Company in the amount of such U.S. Shareholder’s allocable share of these fees and expenses for such taxable year, (iii) each such U.S. Shareholder will be treated as having directly paid or incurred such U.S. Shareholder’s allocable share of these fees and expenses for the taxable year and (iv) each such U.S. Shareholder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. Shareholder. Miscellaneous itemized deductions are not deductible for taxable years that begin before January 1, 2026, and thereafter generally (i) will be deductible only the extent that they exceed 2% of the adjusted gross income of the taxpayer, (ii) will not be deductible for purposes of the alternative minimum tax, and (iii) will be subject to the overall limitation on itemized deductions under Section 68 of the Code. The Company currently does not expect to be a “publicly offered regulated investment company.”

Shareholders should consult their tax advisors with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the Company’s shares.

Taxation of Non-U.S. Shareholders

The following discussion only applies to non-U.S. Shareholders. A “non-U.S. Shareholder” is a holder, other than a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes), that is not a U.S. Shareholder for U.S. federal income tax purposes. Whether an investment in the shares is appropriate for a non-U.S. Shareholder will depend upon that person’s particular circumstances. An investment in the shares by a non-U.S. Shareholder may have adverse tax consequences. Non-U.S. Shareholders should consult their tax advisors before investing in the Company’s shares.

Distributions of ordinary income dividends to non-U.S. Shareholders, subject to the discussion below, will generally be subject to withholding of U.S. federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of the Company’s current and accumulated earnings and profits. Different tax consequences may result if the non-U.S. Shareholder is engaged in a trade or business in the United States (and, if an income tax treaty applies, if the distributions are attributable to a permanent establishment maintained by the non-U.S. Shareholder in the United States). Special certification requirements apply to a non-U.S. Shareholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisors.

Actual or deemed distributions of the Company’s net capital gain to a non-U.S. Shareholder, and gain recognized by a non-U.S. Shareholder upon the sale of the Company’s common stock, generally will not be subject to U.S. federal withholding tax and will not be subject to U.S. federal income tax unless (i) the distributions or gain, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. Shareholder (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. Shareholder in the United States), (ii) in the case of an individual, the individual is present in the United States for 183 days or more during a taxable year and certain other conditions are met or (iii) subject to certain exceptions, the Company is or during prescribed testing periods has been a “United States real property holding corporation” or, in the case of certain distributions, a “qualified investment entity,” each within the meaning of the Foreign Investments in Real Property Tax Act of 1980. Although the Company does not expect to be a “United States property holding corporation” or “qualified investment entity,” no assurance can be given in that regard.

Properly reported distributions from a RIC to non-U.S. Shareholders are generally exempt from the 30% U.S. federal withholding tax described above where they (i) are paid in respect of the RIC’s “qualified net interest income” (generally, U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which the RIC is at least a 10% shareholder, reduced by expenses that are allocable to such income) or (ii) are paid in respect of the RIC’s “qualified short-term capital gains” (generally, the excess of net short-term capital gain over the Company’s long-term capital loss for such taxable year). Depending on the Company’s circumstances, the Company may report all, some or none of the Company’s potentially eligible dividends as such qualified net interest income or as qualified short-term capital gains, and/or treat such dividends, in whole or in part, as ineligible for this exemption from withholding. In order to qualify for this exemption from withholding, a non-U.S. Shareholder needs to comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8BEN, W-8BEN-E or substitute form). In the case of shares held through an intermediary, the intermediary may withhold even if the Company reports the payment as qualified net interest income or qualified short-term capital gain. Non-U.S. Shareholders should contact their intermediaries with respect to the application of these rules to their accounts. There can be no assurance as to what portion of the Company’s distributions will qualify for favorable treatment as qualified net interest income or qualified short-term capital gains.

If the Company distributes net capital gains in the form of deemed rather than actual distributions (which the Company may do in the future), a non-U.S. Shareholder will generally be entitled to a U.S. federal income tax credit or tax refund equal to the Shareholder’s allocable share of the tax the Company pays on the capital gains deemed to have been distributed. In order to obtain the refund, the non-U.S. Shareholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the non-U.S. Shareholder is not otherwise required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. For a corporate non-U.S. Shareholder, distributions (both actual and deemed), and gains realized upon the sale of common stock that are effectively connected with a U.S. trade or business (or, where an applicable treaty applies, are attributable to a permanent establishment in the United States) may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable tax treaty). Accordingly, an investment in the shares may not be appropriate for certain non-U.S. Shareholders.

Certain provisions of the Code referred to as “FATCA” require withholding at a rate of 30% on dividends in respect of common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the Company that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. The Company will not pay any additional amounts to Shareholders in respect of any amounts withheld. Shareholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in the Company’s common stock.

A non-U.S. Shareholder who is a non-resident alien individual, and who is otherwise subject to withholding of U.S. federal income tax, may be subject to backup withholding of U.S. federal income tax on dividends unless the non-U.S. Shareholder provides the Company or the dividend paying agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. Shareholder or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS. Non-U.S. Shareholders may also be subject to information reporting.

Failure to Qualify as a RIC

If the Company was unable to qualify for treatment as a RIC, and relief is not available as discussed above, the Company would be subject to tax on all of its taxable income at regular corporate rates. The Company would not be able to deduct distributions to Shareholders nor would the Company be required to make distributions for tax purposes. Distributions would generally be taxable to Shareholders as ordinary dividend income eligible to be treated as “qualified dividend income” for non-corporate Shareholders to the extent of the Company’s current and accumulated earnings and profits. Subject to certain limitations under the Code, corporate U.S. Shareholders would be eligible for the dividends received deduction. Distributions in excess of the Company’s current and accumulated earnings and profits would be treated first as a return of capital to the extent of the Shareholder’s tax basis (reducing that basis accordingly) and thereafter as a capital gain. To qualify again to be taxed as a RIC in a subsequent year, the Company would be required to distribute to its Shareholders its accumulated earnings and profits attributable to non-RIC years. In addition, if the Company failed to qualify as a RIC for a period greater than two taxable years, then, in order to qualify as a RIC in a subsequent year, the Company would be required to elect to recognize and pay tax on any net built-in gain (the excess of aggregate gain, including items of income, over aggregate loss that would have been realized if the Company had been liquidated) or, alternatively, be subject to taxation on such built-in gain recognized for a period of five years.

ERISA Considerations

As long as the common stock is not treated as a “publicly-offered security” for purposes of ERISA, the Company does not intend to permit employee benefit plans and other plans, as defined in and subject to Section 4975 of the Code, to hold twenty-five percent (25%) (or such higher percentage as may be specified in regulations promulgated by the United States Department of Labor) or more of the value of any outstanding class of the Company’s capital stock. Accordingly, the Company expects that its assets will not be treated as “plan assets” subject to Title I of ERISA or Section 4975 of the Code, as amended, though there is no assurance that this will be the case. Were the Company’s assets to be treated as “plan assets,” the Company could, among other things, be subject to certain restrictions on its ability to carry out its activities as described herein.

Custodian

State Street Bank and Trust Company provides custodian services to the Company pursuant to a custodian services agreement. For the services provided to the Company by the Custodian, the Custodian is entitled to fees as agreed upon from time to time. The address of State Street Bank and Trust Company is One Lincoln Street, Boston, MA 02111.

Transfer Agent

State Street Bank and Trust Company provides transfer agency support to the Company and serves as the Company’s dividend paying agent under a transfer agency agreement. The address of State Street Bank and Trust Company is One Lincoln Street, Boston, MA 02111.

Item 1A.	Risk Factors.

AN INVESTMENT IN THE COMPANY IS SPECULATIVE AND INCLUDES A HIGH DEGREE OF RISK, INCLUDING THE RISK OF A TOTAL LOSS OF CAPITAL. THE COMPANY IS, AND THE COMPANY’S INVESTMENTS WILL LIKELY BE, ILLIQUID AND SUBJECT TO SIGNIFICANT RESTRICTIONS ON TRANSFER AND INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE RISKS ASSOCIATED WITH SUCH INVESTMENTS FOR AN INDEFINITE PERIOD OF TIME. INVESTORS SHOULD CAREFULLY REVIEW THIS “RISK FACTORS” SECTION AND THE GOVERNING DOCUMENTS OF THE COMPANY PRIOR TO MAKING AN INVESTMENT DECISION. ANY INVESTMENT DECISION WITH RESPECT TO THE COMPANY MUST BE BASED SOLELY ON THE MOST CURRENT VERSION OF EACH OF THIS REGISTRATION STATEMENT AND THE COMPANY’S INSTRUMENT OF INCORPORATION. THERE IS NO ASSURANCE THAT THE COMPANY, ANY OF THE STRATEGIES DESCRIBED HEREIN OR ANY INVESTMENT WILL ACHIEVE ITS OBJECTIVES.

An investment in the Company should be undertaken only by investors capable of evaluating the risks of an investment in the Company and bearing the risks that it represents. Prospective purchasers of Interests should carefully consider the following factors in connection with a purchase of Interests. The descriptions in this “Risk Factors” Section of the Investment Manager’s strategies, the markets in which the Investment Manager trades, the risk factors and conflicts of interest involved in doing so and other aspects of the Investment Manager’s operations, including their relation to the Company, are subject to material inherent limitations and do not purport to be complete. The Investment Manager will make investments in volatile and uncertain markets pursuant to strategies which can only be described in broad and non-specific terms in this “Risk Factors” Section. As a result, the following list is not a complete list of all risks involved in connection with an investment in the Company. Although the various risks discussed in this “Risk Factors” Section are generally described separately, prospective investors should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor may be significantly increased. There can be no assurance that investors will receive a return on or of their capital, and investment results may vary substantially on a monthly, quarterly or annual basis.

Additional information about the Investment Manager’s qualifications and business practices and a discussion of certain risks and conflicts of interest relating to the Investment Manager’s investment advisory, management and other activities and to the investment activities of the Company may be found in Part 2A of the Investment Manager’s Form ADV, which prospective investors are urged to read and is available at http://www.adviserinfo.sec.gov. Prospective investors should note that, as the investment program of the Company develops and changes over time, the Company and/or the Investment Manager may be subject to additional and different risks and conflicts of interest than those described herein or Part 2A of the Investment Manager’s Form ADV.

Management of the Company

Shareholders will have no authority to make decisions or to exercise business discretion on behalf of the Company, and will not have the opportunity to evaluate fully for themselves the relevant economic, financial and other information regarding the Company’s investments. Shareholders are dependent on the judgment and abilities of the Investment Manager. Accordingly, no potential purchaser of shares of the Company’s common stock should purchase such shares unless such purchaser is willing to entrust the management of the investments of the Company to the Investment Manager.

The Company’s performance will depend in large part upon the skill and expertise of the team of investment professionals managing the Company’s portfolio. The future performance of the Company depends on the continued service of such persons. The departure of any of the investment professionals of the Investment Manager may have an adverse effect on the profits of the Company.

Complexity of Legal and Financial Analysis

The level of analytical sophistication, both financial and legal, necessary for successful investment in the Company’s investments is unusually high. There is no assurance that the Investment Manager will correctly judge the nature and magnitude of the many factors that could affect the prospects for successful Company investments.

Investment analyses and decisions may be undertaken on an expedited basis in order for the Company to take advantage of available investment opportunities. In such cases, the information available at the time of an investment decision may be limited, and the Investment Manager may not have access to the detailed information necessary for a thorough evaluation of the investment opportunity. Further, the Investment Manager may have to conduct its due diligence activities over a very brief period.

No Guarantee

The Shares will not be insured or guaranteed by any person or entity. The Company will have no substantial assets other than the Company’s investments. In the event of the dissolution of the Company or otherwise, if the proceeds of the Company’s assets are insufficient to repay capital contributions made to the Company by the shareholders, no other assets will be available for the payment of any deficiency. Neither the Investment Manager nor its affiliates has any liability for the repayment of capital contributions made to the Company by the Shareholders. Shareholders could experience a total loss of their investment in the Company.

Restrictions on Transfer

Common Shares are not registered under the securities laws of any jurisdiction and therefore are subject to restrictions on transfer under the Securities Act and any similar U.S. state or non-U.S. laws, as applicable. The Company has no plans, and is under no obligation, to register the Common Shares under the Securities Act. Common Shares may not be transferred, assigned, pledged or otherwise disposed of without the prior written consent of the Company. Common Shares may be transferred only to other qualified investors. The Company may, in its discretion, choose not to permit a transfer of Common Shares to the extent that such transfer would create a risk that the assets of the Company could be deemed to be “plan assets” within the meaning of the regulation promulgated by the United States Department of Labor at 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA), which assets are subject to Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended. Consequently, a Common Shareholder cannot expect to liquidate its investment readily and must bear the economic risk of its investment for an indefinite period of time.

Lack of Liquidity of Interests

No market exists for the common shares of the Company, and it is possible that none develops. Neither the Investment Manager, any placement agent nor any other person is under any obligation to make a market in the common shares of the Company. Consequently, a purchaser must be prepared to hold the shares for an indefinite period of time or until the termination date of the Company. In addition, the Interests are subject to certain transfer restrictions and can only be transferred to certain transferees as described herein. Such restrictions on the transfer of the Interests may further limit the liquidity of the Interests.

Risk of BlackRock Credit Event

Although the Company and the Investment Manager are separate legal entities from BlackRock, in the event that BlackRock were to experience material financial distress or a downgrade in its credit rating, or if there were a change of control of BlackRock, the Company could nonetheless be adversely affected. In that regard, financial distress, a credit rating downgrade or change of control of BlackRock or the Investment Manager could cause the Investment Manager to have difficulty retaining personnel or otherwise adversely affect the Company and its ability to achieve its investment objective. Such an event may also cause a default with respect to indebtedness incurred by the Company.

Shareholders Will Not Have any Direct Interest in Investments

The offering of Shares does not constitute a direct or indirect offering of interests in the Company’s investments. Shareholders will have no direct interest in the Company’s investments and generally will have no voting rights in, or standing or recourse against, any of the Company’s investments. Moreover, none of the Shareholders will have the right to participate in the control, management or operations of any of the Company’s investments, or have any discretion over the management of any of the Company’s investments by reason of their investment in the Company.

Defaults by Shareholders

The consequences of defaulting on a capital call are material and adverse to a Shareholder that is deemed a defaulting shareholder. If a Shareholder fails to contribute any portion of its Capital Commitment upon a call by the Company, such Shareholder will be subject to a number of remedies which may be available to the Company as set forth in the Governing Documents.

Adverse Consequences to the Company of Default

If a shareholder fails to make a required capital contribution to the Company on its due date, the Company may suffer adverse consequences, including not being able to make planned investments or pay their obligations. In particular, the Company may be excluded from participating in certain investments. In addition, the Company may become subject to damages for breach of contract in respect of planned investments, or may need to sell assets, the proceeds of which may be used to offset such shortfall. The Company will bear and be responsible for all damages and losses directly incurred by the Company as a result of such default, which damages and losses may be significant. As a result, the Company’s ability to complete its investment program or otherwise to continue operations may be substantially impaired if a shareholder defaults, which may materially adversely affect the returns to the Shareholders.

Protection of Confidentiality

Subject to the exceptions set forth in the Subscription Agreement, Shareholders will be required to keep confidential all non-public information relating to the Company and its affairs (including applicable communications from the Company and/or the Investment Manager). Subject to the applicable reporting obligations and informational requirements under the Exchange Act and applicable state law, in order to protect the sensitive nature of certain non-public information, the Company or the Investment Manager may keep confidential and not provide to Shareholders information concerning an investment that it deems necessary or in the best interests of the Company. In addition, subject to the applicable reporting obligations and informational requirements under the Exchange Act and applicable state law, the Company and/or the Investment Manager may keep confidential from Shareholders any such information the disclosure of which (i) the Company, the Investment Manager or any of their respective affiliates is required by law, agreement or otherwise to keep confidential; or (ii) the Company and/or the Investment Manager reasonably believes may have an adverse effect on (a) the ability to entertain, negotiate or consummate an investment or potential investment; (b) the Company, the Investment Manager or any of their respective affiliates; or (c) any person that is the subject of any investment or potential investment. With respect to any Shareholder that is subject to, or believes that it is subject to, any “freedom of information,” “sunshine” or other law, rule or regulation that imposes upon such Shareholder an obligation to make certain information available to the public, the Company will request confidential treatment, to the maximum extent permitted under such law, rule or regulation, of all non-public information provided to such Shareholder. Each Shareholder will agree not to release any non-public information pursuant to any law, rule or regulation, including any “freedom of information,” “sunshine” or similar law, without, to the maximum extent permitted by applicable law, first giving the Company at least 30 days’ notice and providing the Company with its reasonable cooperation in contesting, eliminating or otherwise mitigating the obligation to make such release.

Nature of Company Investments

General. The Company’s investments may be risky, and shareholders could lose all or part of their investment. The Investment Manager will have broad discretion in making investments for the Company. The Company’s investments will generally consist of debt obligations and other securities and assets that present significant risks as a result of business, financial, market and legal uncertainties. There can be no assurance that the Investment Manager will correctly evaluate the nature and magnitude of the various factors that could affect the value of and return on the Company’s investments. Prices of the Company’s investments may be volatile, and a variety of other factors that are inherently difficult to predict, such as domestic or international economic and political developments, may significantly affect the results of the Company’s activities and the value of the Company’s investments. The Company’s performance over a particular period may not necessarily be indicative of the results that may be expected in future periods. Similarly, the past performance of the Investment Manager and its affiliates may not necessarily be indicative of the results the Investment Manager may be able to achieve with the Company’s investments. While the Investment Manager expects to focus primarily on privately-originated, performing senior secured debt primarily in issuers headquartered in North America in making its investments, the Investment Manager has broad discretion to invest as it determines, consistent with the investment objective of the Company, and no shareholder approval is required for any investment the Company may make. Furthermore, the Investment Manager may invest in products or use investment techniques not specifically described in this Registration Statement, including in financial instruments that have not yet been designed or have not yet become prevalent in the market. Any such instruments or techniques may subject the Company to additional risks. In addition, because the Company’s investments will be actively managed, frequent purchases and sales of investments may result in higher transaction costs to the Company, which costs will decrease the value of the common shares of the Company.

General Risks of Secured Loans. Loans held by the Company may be secured. While secured loans purchased by the Company will often intend to be over-collateralized, the Company may be exposed to losses resulting from default and foreclosure. Therefore, the value of the underlying collateral, the creditworthiness of the borrower and the priority of the lien are each of great importance. The Company cannot guarantee the adequacy of the protection of the Company’s interests, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, the Company cannot assure that claims may not be asserted that might interfere with enforcement of the Company’s rights. In the event of a foreclosure, the Company or an affiliate of the Company may assume direct ownership of the underlying asset. The liquidation proceeds upon sale of such asset may not satisfy the entire outstanding balance of principal and interest on the loan, resulting in a loss to the Company. Any costs or delays involved in the effectuation of a foreclosure of the loan or a liquidation of the underlying property will further reduce the proceeds and thus increase the loss.

Unsecured Loans Risk. While the Company is expected to focus primarily on secured loans, the Company may hold unsecured loans. Unsecured loans have lower priority in right of payment to any higher ranking obligations of the borrower and are not backed by a security interest in any specific collateral. They are subject to risk that the cash flow of the borrower and available assets may be insufficient to meet scheduled payments after giving effect to any higher ranking obligations of the borrower. Unsecured loans are expected to have greater price volatility than senior loans and secured loans and may be less liquid. There is also a possibility that originators will not be able to sell participations in unsecured loans, which would create greater credit risk exposure.

Second Lien Loans Risk. Second lien loans are subject to the same risks associated with investment in senior loans. However, second lien loans are second in right of payment to senior loans and therefore are subject to additional risk that the cash flow of the borrower and any property securing the loan may be insufficient to meet scheduled payments after giving effect to the senior secured obligations of the borrower. Second lien loans are expected to have greater price volatility than senior loans and may be less liquid. There is also a possibility that originators will not be able to sell participations in second lien loans, which would create greater credit risk exposure. In the event of default on a “second lien” loan, the first priority lien holder has first claim to the underlying collateral of the loan. It is possible that no collateral value would remain for the second priority lien holder, which would therefore result in a loss of investment to the Company.

Borrower Fraud. Of paramount concern when investing in loans is the possibility of material misrepresentation or omission on the part of borrower. Such inaccuracy or incompleteness may adversely affect, among other things, the valuation of the collateral underlying the loans or may adversely affect the ability of the Company to perfect or effectuate a lien on the collateral securing the loan. The Company will rely upon the accuracy and completeness of representations made by borrowers to the extent reasonable, but cannot guarantee such accuracy or completeness. While the Company will conduct due diligence with respect to the collateral before investing, including obtaining appraisals of inventory values from independent sources, and will seek to obtain appropriate monitoring rights, there can be no assurance that the Investment Manager will detect representational borrower fraud or inaccuracy or that the Company’s investments will not be adversely affected by such fraud or inaccuracy.

Equity Securities. The Company will also be permitted to invest in common and preferred stock and other equity securities, including both public and private equity securities. Equity securities generally involve a high degree of risk and will be subordinate to the debt securities and other indebtedness of the issuers of such equity securities. Prices of equity securities generally fluctuate more than prices of debt securities and are more likely to be affected by poor economic or market conditions. In some cases, the issuers of such equity securities may be highly leveraged or subject to other risks such as limited product lines, markets or financial resources. In addition, some of these equity securities may be illiquid. Because of perceived or actual illiquidity or investor concerns regarding leveraged capitalization, these securities often trade at significant discounts to otherwise comparable investments or are not readily tradable. These securities generally do not produce current income for the Company and may also be speculative. The Company may experience a substantial or complete loss on individual equity securities.

Preferred Stock Risk. To the extent that the Company invests in preferred securities, there are special risks, including:

Deferral. Preferred securities may include provisions that permit the issuer, at its discretion, to defer distributions for a stated period without any adverse consequences to the issuer. If the Company owns a preferred security that is deferring its distributions, the Company may be required to report income for tax purposes although the Company has not yet received such income.

Subordination. Preferred securities are subordinated to bonds and other debt instruments in a company’s capital structure in terms of priority to corporate income and liquidation payments, and therefore will be subject to greater credit risk than more senior debt instruments.

Liquidity. Preferred securities may be substantially less liquid than many other securities, such as common stocks or U.S. Government securities.

Limited Voting Rights. Generally, preferred security holders have no voting rights with respect to the issuing company unless preferred dividends have been in arrears for a specified number of periods, at which time the preferred security holders may elect a number of directors to the issuer’s board. Generally, once all the arrearages have been paid, the preferred security holders no longer have voting rights.

Mezzanine Investments. Mezzanine investments of the type in which the Company intends to invest are primarily privately negotiated subordinated debt and equity securities issued in connection with leveraged transactions, such as management buyouts, acquisitions, refinancings, recapitalizations and later stage growth capital financings, and are generally rated below investment-grade. Mezzanine investments may also include investments with equity participation features such as warrants, convertible securities, senior equity investments and common stock. Such mezzanine investments may be issued with or without registration rights. Mezzanine investments may be subject to risks associated with illiquid investments, since there will usually be relatively few holders of any particular mezzanine investment. Similar to other high yield securities, maturities of mezzanine investments are typically seven to ten years, but the expected average life is significantly shorter at three to five years due to prepayment rights. Mezzanine investments are usually unsecured and subordinate to other obligations of the issuer. Mezzanine investments share all of the risks of other high yield securities and are often even more subordinated than other high yield debt, as they often represent the most junior debt security in an issuer’s capital structure.

Risks Associated with Investments in Small to Medium Capitalization Companies. The Company may invest a portion of its assets in the securities of companies with small-to medium-sized market capitalizations. While the Investment Manager believes these investments often provide significant potential for appreciation, those securities, particularly smaller-capitalization securities, involve higher risks in some respects than do investments in securities of larger companies. For example, prices of such securities are often more volatile than prices of large-capitalization securities. In addition, due to thin trading in some such securities, an investment in these securities may be more illiquid than that of larger capitalization securities.

Undervalued Assets. The Company will seek to invest in undervalued assets. The identification of investment opportunities in undervalued assets is a difficult task, and there is no assurance that such opportunities will be successfully recognized or acquired. While investments in undervalued assets offer the opportunity for above-average capital appreciation, these investments involve a high degree of financial risk and can result in substantial losses. The Company may be forced to sell, at a substantial loss, assets identified as undervalued, if they are not in fact undervalued. In addition, the Company may be required to hold such assets for a substantial period of time before realizing their anticipated value. During this period, a portion of the Company’s capital would be committed to these assets purchased, potentially preventing the Company from investing in other opportunities.

General Credit Risks of Debt Obligations

Debt portfolios are subject to credit and interest rate risks. “Credit risk” refers to the likelihood that an issuer will default in the payment of principal and/or interest on an instrument. Financial strength and solvency of an issuer are the primary factors influencing credit risk. In addition, lack or inadequacy of collateral or credit enhancement for a debt instrument may affect its credit risk. Credit risk may change over the life of an instrument, and debt obligations which are rated by rating agencies are often reviewed by such agencies and may be subject to downgrade.

“Interest rate risk” refers to the risks associated with market changes in interest rates. Interest rate changes may affect the value of a debt instrument indirectly (especially in the case of fixed rate securities) and directly (especially in the case of instruments whose rates are adjustable). General interest rate fluctuations may have a substantial negative impact on the Company’s investments, the value of the Company’s common shares and the Company’s rate of return on invested capital. An increase in interest rates could decrease the value of any investments held by the Company that earn fixed interest rates, including subordinated loans, senior and junior secured and unsecured debt securities and loans and high-yield bonds, and also could increase the Company’s interest expense, thereby decreasing its net income. In general, rising interest rates will negatively impact the price of a fixed rate debt instrument and falling interest rates will have a positive effect on price. Adjustable rate instruments also react to interest rate changes in a similar manner although generally to a lesser degree (depending, however, on the characteristics of the reset terms, including the index chosen, frequency of reset and reset caps or floors, among other factors). This risk will be greater for long-term securities than for short-term securities. Interest rate sensitivity is generally more pronounced and less predictable in instruments with uncertain payment or prepayment schedules. The Company may attempt to minimize the exposure of the portfolios to interest rate changes through the use of interest rate swaps, interest rate futures, interest rate options and/or other hedging strategies. However, there can be no guarantee that the Investment Manager will be successful in mitigating the impact of interest rate changes on the portfolios.

Factors that may affect market interest rates include, without limitation, inflation, deflation, slow or stagnant economic growth or recession, unemployment, money supply, governmental monetary policies, international disorders and instability in domestic and foreign financial markets. In particular, the United States Federal Reserve has begun raising interest rates and has indicated its intention to continue raising interest rates in the near to medium term. In addition, various other central banks (including the European Central Bank) have begun or have signaled their intention to begin to taper the quantitative easing or “QE” programs instituted following the global financial crisis. These QE programs maintained interest rates at historically low levels, and the tapering of these programs is expected to result in rising interest rates, which could impact the availability of attractive financing to the Company and its portfolio companies. Although in general central banks are expected to seek to increase interest rates gradually, the United States Federal Reserve has raised interest rates more quickly than some had forecasted, and there is no guarantee that interest rates will in fact be raised gradually. There may be significant unexpected movements in interest rates, including as central banks unwind QE programs, which movements could have adverse effects on portfolio companies and the economy as a whole. In light of the foregoing, and more generally, the Company expects that it will periodically experience imbalances in the interest rate sensitivities of its assets and liabilities and the relationships of various interest rates to each other, which could adversely affect their performance.

In addition, to the extent that the Company may be leveraged, movements in the level of interest rates may affect the returns from these assets more significantly than other assets in some instances. The structure and nature of the debt encumbering an investment may therefore be an important element to consider in assessing the interest risk of the investment. In particular, the type of facilities, maturity profile, rates being paid, fixed versus variable components and covenants in place (including the manner in which they affect returns to equity holders) are crucial factors in assessing any interest rate risk.

Market Disruption and Geopolitical Risk

Various social and political tensions in the United States and around the world may contribute to increased market volatility, may have long-term effects on the U.S. and worldwide financial markets and may cause further economic uncertainties in the United States and worldwide. The Investment Manager does not know when or for how long the financial markets will be affected by such events and cannot predict the effects of any such events in the future on the U.S. economy and securities markets.

Potential Implications of Brexit

On January 31, 2020 the United Kingdom formally withdrew and ceased being a member of the European Union (“Brexit”). The United Kingdom and the European Union (“EU”) have now entered into a transition period until December 31, 2020 (the “Transition Period”). During the Transition Period, the United Kingdom will be subject to applicable European Union laws and regulations. The terms of the United Kingdom’s exit from the EU are still uncertain, including the United Kingdom’s access to the EU single market permitting the exchange of goods and services between the United Kingdom and the EU. The United Kingdom expects to agree to a deal on a future relationship with the EU by the end of the Transition Period but whether this is possible is subject to disagreement by leaders of certain EU member states. The future application of EU-based legislation to the private fund industry in the United Kingdom will depend, among other things, on how the United Kingdom renegotiates its relationship with the EU. There can be no assurance that any renegotiated laws or regulations will not have an adverse impact on the Company and its investments, including the ability of the Company to achieve its investment objective.

The negotiation and implementation of the political, economic and legal framework may extend beyond the Transition Period and lead to continued uncertainty and periods of volatility in both the United Kingdom and wider European markets throughout the Transition Period and beyond. The legal, political and economic uncertainty generally resulting from the United Kingdom’s exit from the EU may adversely affect both EU and United Kingdom-based businesses. The terms of the future relationship may cause continued uncertainty in the global financial markets, and adversely affect the performance of the Company.

 Volatility resulting from this uncertainty may mean that the returns of the Company and its investments are adversely affected by market movements, potential decline in the value of the pound sterling and/or Euro, and any downgrading of the United Kingdom sovereign credit rating. This may also make it more difficult, or more expensive, for the Company to execute prudent currency hedging policies.

Brexit may also have an adverse effect on the tax treatment of the Company’s investments. In particular, the EU’s directives preventing withholding taxes being imposed on intra-group dividends, interest and royalties may no longer apply to payments made into and out of the United Kingdom, meaning that instead the United Kingdom’s double tax treaty network would need to be relied upon. Further, there may be changes to the operation of VAT, which may also have an adverse effect on the tax treatment of the Company’s investments, not only with respect to the operation of VAT on supplies made within the United Kingdom, but also with respect to supplies made from the United Kingdom to the remaining member states of the European Union, and vice versa.

While the most immediate impacts of Brexit on corporate transactions will likely be related to changes in market conditions, the development of new regulatory regimes and parallel competition law enforcement may have an adverse impact on transactions, particularly those occurring in, or impacted by conditions in, the United Kingdom and Europe.

Credit and Liquidity Risks in the Current Environment

The Investment Period is expected to coincide with a period of significant market, economic and geopolitical uncertainty and instability and a rapidly changing investment environment. Investing in highly volatile environments presents certain inherent risks, including reduced market liquidity and increased credit risk, as well as less certainty in core assumptions in respect of a particular investment or an investment strategy as a whole. While such investment environments provide the opportunity for significant returns, they also present significant risks, many of which cannot be predicted, managed or hedged against. Beginning in the fourth quarter of 2008, world financial markets experienced extraordinary market conditions, including, among other things, extreme losses and volatility in securities markets and the dislocation of credit markets. In 2010, a financial crisis emerged in Europe, triggered by high budget deficits and rising direct and contingent sovereign debt in Greece, Ireland, Italy, Portugal and Spain, which created concerns about the ability of these European Union “peripheral nations” to continue to service their sovereign debt obligations. Despite assistance packages to Greece, Ireland and Portugal, the creation of a joint European Union-International Monetary Company European Financial Stability Facility in May 2010, and expanded financial assistance to Greece, uncertainty over the outcome of the European Union governments’ financial support programs and worries about sovereign finances persist. During 2011, a variety of macro and micro economic factors contributed to instability in the financial markets in the U.S. and in other jurisdictions worldwide. These factors include, but are not limited to, certain downgrades by credit agencies of sovereign debt and credit ratings, including the downgrade by Standard and Poor’s of the credit rating of the United States, strained political processes relating to the market for sovereign debt, fluctuations in prices for certain commodities and concerns about economic growth and political stability. The shock to the global financial markets and the resulting instability in the developed global economies have increased the volatility of asset values and the risks of doing business generally, both of which are expected to continue in the short, medium and long terms. In addition, the rapid and uncontrolled spread of COVID-19 has significantly overwhelmed existing healthcare infrastructure in many locations and prompted governmental responses and economic shutdowns of unprecedented scale. It is anticipated that the COVID-19 pandemic may result in a significant and prolonged reduction in global economic activity that may lead to a significant decrease in available liquidity and significant increases in unemployment and financial instability across most of the world, which will exacerbate existing vulnerabilities in the credit markets and in local, state and global economies and cause vulnerabilities and acute stresses in areas that were not previously apparent or identifiable.

The already challenged global economic and political environment may be adversely affected by events outside the Company’s control, such as changes in government policies, directives in the credit sector and other areas, the impact of the COVID-19 pandemic and resulting increase in sovereign debt, political instability, terrorist attacks, social unrest and rioting or military action affecting areas abroad and taxation and other political, economic or social developments in or affecting the world. Policymakers in many advanced economies have publicly acknowledged the need to urgently adopt credible strategies to contain public debt and excessive fiscal deficits and later bring them down to more sustainable levels, which pressures may be acutely present in following of the conclusion of stimulus measures introduced or expected to be introduced in response to the COVID-19 pandemic. The implementation of these policies may restrict economic recovery.

 A portfolio company’s failure to satisfy financial or operating covenants imposed by the Company or other lenders could lead to defaults and, potentially, termination of its loans and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize the ability of the Company’s portfolio company to meet its obligations under the debt securities that the Company holds. The Company may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company. In addition, if one of the Company’s portfolio companies were to go bankrupt, even though the Company or one of its affiliates may have structured its interest in such portfolio company as senior debt, depending on the facts and circumstances, including the extent to which the Company or one of its affiliates actually provided managerial assistance to that portfolio company, a bankruptcy court might re-characterize the Company’s debt holding as equity and subordinate all or a portion of the Company’s claim to claims of other creditors.

The Investment Manager cannot predict how long the financial markets will continue to be affected by these events and cannot predict the effects of these or similar events in the future on the Company, the global economy and the global securities markets. An investment in the Company may not be appropriate for all prospective investors. A prospective investor should carefully consider his or her ability to assume these risks before making an investment in the Company.

Non-U.S. Investments

To the extent any portion of the Company’s investments may be in securities of non-U.S. companies in order to provide diversification or to complement the Company’s U.S. investments, the Company may be exposed to additional risks not typically associated with investing in U.S. companies. These risks include changes in exchange control regulations, political and social instability, expropriation, imposition of non-U.S. taxes, less liquid markets and less available information than is generally the case in the United States, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility. These risks may be more pronounced for portfolio companies located or operating primarily in emerging markets, whose economies, markets and legal systems may be less developed.

Although it is anticipated that most of the Company’s investments will be denominated in U.S. dollars, its investments that are denominated in a non-U.S. currency will be subject to the risk that the value of a particular currency may change in relation to the U.S. dollar. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation and political developments. The Company may employ hedging techniques to minimize these risks, but it can offer no assurance that it will, in fact, hedge currency risk or, that it does, that such strategies will be effective. As a result, a change in currency exchange rates may adversely affect the Company’s profitability.

Illiquidity of Company Investments

The lack of liquidity in substantially all of the Company’s investments may adversely affect the Company’s business. The Company may invest in securities, loans, derivatives or other assets, for which no (or only a limited) liquid market exists or that are subject to legal or other restrictions on the transfer of such assets and will generally less liquid than publicly traded securities.

The market value of the Company’s investments will fluctuate due to a variety of factors that are inherently difficult to predict including, among other things, changes in market rates of interest, general economic conditions, economic conditions in particular industries, the condition of financial markets, prevailing credit spreads, domestic or international economic or political events, and the financial condition of the issuers of the Company’s investments. In addition, the lack of an established, liquid secondary market for many of the Company’s investments may have an adverse effect on the market value of the Company’s investments and on the Company’s ability to dispose of them. Therefore, no assurance can be given that, if the Company is determined to dispose of a particular investment, it could dispose of such investment at the previously prevailing market price. In addition, if the Company is required to liquidate all or a portion of its portfolio quickly, the Company may realize significantly less than the value at which the Company had previously recorded its investments.

The sale of illiquid assets and restricted securities often requires more time and results in higher brokerage charges or dealer discounts and other selling expenses than does the sale of securities eligible for trading on national securities exchanges or in the over-the-counter markets. Restricted securities may sell at a price lower than similar securities that are not subject to restrictions on resale. Moreover, during periods when the market for such assets is illiquid, the Investment Manager and any placement agent, as applicable, may not be able to efficiently dispose of or accurately determine the value of the Company’s investments in such assets, in which case distributions may be delayed.

A portion of the Company’s investments will consist of securities that are subject to restrictions on resale by the Company for reasons including that they were acquired in a “private placement” transaction or that the Company is deemed to be an affiliate of the issuer of such securities. Generally, the Company will be able to sell such securities without restriction to other large institutional investors but may be restrained in its ability to sell them to other investors. If restricted securities are sold to the public, the Company may be deemed to be an underwriter or possibly a controlling person with respect thereto for the purposes of the Securities Act and be subject to liability as such under the Securities Act.

The Investment Manager or its affiliates may, from time to time, possess material non-public information, limiting the Investment Manager’s investment discretion. The Investment Manager’s investment professionals, Investment Committee or their respective affiliates may serve as directors of, or in a similar capacity with, companies in which the Company invests. In the event that material non-public information is obtained with respect to such companies, or the Company became subject to trading restrictions under the internal trading policies of those companies or as a result of applicable law, the Company could be prohibited for a period of time from purchasing or selling the securities of such companies, and this prohibition may have an adverse effect on the Company and, consequently, your interests as an investor.

Valuation

Investments made by the Investment Manager for which market quotations are not readily available will be valued at fair value based upon the principles and methods of valuation set forth in policies adopted by the Board of Directors. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company’s investments may differ significantly from the values that would have been used had a readily available market value existed for such investments, and the differences could be material, and, as a result, there may be uncertainty regarding the value of the Company’s portfolio investments. The Company’s net asset value could be adversely affected if determinations regarding the fair value of these investments were materially higher than the values ultimately realized upon the disposal of such investments.

Lack of Operating History

The Company is a newly organized entity and has no prior operating history. Accordingly, the Company has no performance history for a prospective investor to consider. Although the Investment Manager and its investment professionals have significant experience in the types of investment activities in which the Company proposes to engage, the nature of, and risks associated with, the Company’s future investments may differ significantly from those professionals’ experience.

Dependence on Key Personnel

The success of the Company will be highly dependent on the financial and managerial expertise of the Investment Manager and its personnel. The loss of one or more Voting Members could have a material adverse effect on the performance of the Company. Although the Investment Manager will devote a significant amount of its efforts to the Company’s portfolio, it actively manages investments for other clients and investment professionals are not required to (and will not) devote all of their time to the Company’s portfolio.

Interest Rate, Currency and Investment Risk Management

The Investment Manager is authorized to use various investment strategies such as short sales and derivative transactions to hedge interest rate and currency risks. These strategies are generally accepted as portfolio management techniques and are regularly used by many investment funds and other institutional investors. Techniques and instruments may change over time as new instruments and strategies are developed or regulatory changes occur. The Investment Manager may use any or all such types of interest rate and currency hedging transactions at any time and no particular strategy will dictate the use of one transaction rather than another. The choice of any particular interest rate and currency hedging transactions will be a function of numerous variables, including market conditions. However, the Company may seek to acquire floating-rate assets based on the same index or currency as its floating-rate liabilities.

Although the Investment Manager intends to engage in interest rate and/or currency hedging transactions only for hedging and risk management purposes and not for speculation, use of interest rate and currency hedging transactions involves certain risks. These risks include (i) the possibility that the market will move in a manner or direction that would have resulted in gain for the Company had interest rate or currency hedging transactions not been utilized, in which case it would have been better had the Company not engaged in the interest rate or currency hedging transactions, (ii) the risk of imperfect correlation between the risk sought to be hedged and the interest rate or currency hedging transactions utilized and (iii) potential illiquidity for the hedging instrument utilized, which may make it difficult for the Company to close out or unwind one or more interest rate or currency hedging transactions.

The Company is also authorized to enter into certain hedging and short sale transactions, referred to herein as “Defensive Hedge Transactions,” for the purpose of protecting the market value of a Company investment for a period of time without having to currently dispose of such Company investment. Such Defensive Hedge Transactions may be entered into when the Company is legally restricted from selling a Company investment or when the Company otherwise determines that it is advisable to decrease its exposure to the risk of a decline in the market value of a Company investment. There can be no assurance that the Company will accurately assess the risk of a market value decline with respect to a Company investment or enter into an appropriate Defensive Hedge Transaction to protect against such risk. Furthermore, the Company is not obligated to enter into any Defensive Hedge Transaction.

The Company may, from time to time, employ various investment programs including the use of derivatives, short sales and swap transactions. There can be no assurance that any such investment program will be undertaken successfully.

Risks Associated with Total Rate of Return Swaps and Other Credit Derivatives

In addition to hedging and short sale transactions entered into for the purpose of interest rate hedging and Defensive Hedge Transactions, the Company is also authorized to make investments in the form of hedging and short sale transactions. These investments are referred to herein as “Structured Product Transactions” and are more generally known as total rate of return swaps or credit derivatives. These transactions generally provide for the transfer from one counterparty to another of certain credit risks inherent in the ownership of a financial asset such as a bank loan or a high yield security. Such risks include, among other things, the risk of default and insolvency of the obligor of such asset, the risk that the credit of the obligor or the underlying collateral will decline or that credit spreads for like assets will change (thus affecting the market value of the financial asset). The transfer of credit risk pursuant to a credit derivative may be complete or partial, and may be for the life of the related asset or for a shorter period. Credit derivatives may be used as a risk management tool for a pool of financial assets, providing the Company with the opportunity to gain or reduce exposure to one or more reference loans or other financial assets (each, a “Reference Asset”) without actually owning or selling such assets in order, for example, to increase or reduce a concentration risk or to diversify a portfolio. Conversely, credit derivatives may be used by the Company to reduce exposure to an owned asset without selling it in order, for example, to maintain relationships with clients, avoid difficult transfer restrictions, manage illiquid assets or hedge declining credit quality of the financial asset.

The Company would typically enter into a Structured Product Transaction in order to permit the Company to realize the same or similar economic benefit of owning one or more Reference Assets on a leveraged basis. However, because the Company would not own the Reference Assets, the Company may not have any voting rights with respect to the Reference Assets, and in such cases all decisions related to the obligors on the Reference Assets, including whether to exercise certain remedies, will be controlled by the swap counterparties. In addition, the Company will not benefit from general rights applicable to the holders of the Reference Assets, such as the right to indemnity and rights of setoff. The economic performance of the Reference Assets will largely depend upon the ability of the actual lenders or holders or their agents or trustees to administer the Reference Assets. Moreover, in monitoring and enforcing the lenders’ or holders’ rights under related documentation and in consenting to or proposing amendments to the terms included in such documentation, the actual lenders or holders will not have any obligation to consider the economic interests of the Company.

Total rate of return swaps and other credit derivatives are subject to many of the same types of risks described above in “Risk Factors—Interest Rate, Currency and Investment Risk Management”; for example, in the event that the Company enters into a credit derivative with a counterparty who subsequently becomes insolvent or files for bankruptcy, the credit derivative may be terminated in accordance with its terms and the Company’s ability to realize its rights under the credit derivative could be adversely affected.

The use of leverage will significantly increase the sensitivity of the market value of the total rate of return swaps or other credit derivatives to changes in the market value of the Reference Assets. The Reference Assets are subject to the risks related to the credit of their underlying obligors. These risks include the possibility of a default or bankruptcy of the obligors or a claim that the pledging of collateral to secure a loan constituted a fraudulent conveyance or preferential transfer that can be subordinated to the rights of other creditors of the obligors or nullified under applicable law. See “Risk Factors—Nature of Company Investments” and “—Lender Liability Considerations and Equitable Subordination,” for a description of some of these risks.

Risks Associated with Collateral Management

Where the Company enters into an OTC derivative contract or a securities financing transaction, it may be required to pass collateral to the relevant counterparty. Collateral that the Company posts to a counterparty that is not segregated with a third-party custodian may not have the benefit of customer-protected “segregation” of such assets. Therefore in the event of the insolvency of a counterparty or broker, the Company may become subject to the risk that it may not receive the return of its collateral or that the collateral may take some time to return if the collateral becomes available to the creditors of the relevant counterparty or broker. In addition the Company is subject to the risk that it will be unable to liquidate collateral provided to it to cover a counterparty default. The Company is also subject to the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events.

Where cash collateral received by the Company is re-invested, the Company will be exposed to the risk of a failure or default of the issuer of the relevant security in which the cash collateral has been invested.

Where collateral is posted to a counterparty by way of a title transfer collateral arrangement or where the Company grants a right of re-use under a security collateral arrangement which is subsequently exercised by the counterparty, the Company will only have an unsecured contractual claim for the return of equivalent assets. In the event of the insolvency of a counterparty, the Company shall rank as an unsecured creditor and may not receive equivalent assets or recover the full value of the assets. Shareholders should assume that the insolvency of any counterparty would result in a loss to the Company, which could be material. In addition, assets subject to a right of re-use by a counterparty may form part of a complex chain of transactions over which the Company or its delegates will not have any visibility or control.

Because the passing of collateral is effected through the use of standard contracts, the Company may be exposed to legal risks such as the contact may not accurately reflect the intentions of the parties or the contract may not be enforceable against the counterparty in its jurisdiction of incorporation.

Borrowings and Cost of Leverage

An investment in the Company is subject to the risks of leverage to the extent that leverage is employed by the Company. Leverage arises as a consequence of borrowing money. Leverage has the effect of magnifying both gains and losses. The leverage in which the Company may engage will increase returns to shareholders if the investments held by the Company earn a greater return than expected, but will also magnify losses to shareholders if the investments held by the Company fail to earn as much as expected or operate a loss.

Subject to the restrictions on borrowings described herein, the Company may from time to time enter into loan agreements with third parties to provide working capital for the Company. The Company may borrow or use other forms of leverage on a secured or an unsecured basis for any purpose, including increasing investment capacity, covering operating expenses, making redemption or dividend payments or for clearance of transactions.

The use of leverage creates increased risk of loss and is considered a speculative investment technique. The use of leverage magnifies the potential gains and losses from an investment and increases the risk of loss of capital. Borrowing money to purchase securities may provide an opportunity for greater capital appreciation, but, at the same time, increases the Company’s exposure to capital risk and higher current expenses through interest charges, fees imposed by lenders and transaction costs. To the extent that income derived by the Company from investments purchased with borrowed funds is greater than the cost of borrowing, the Company’s income will be greater than if borrowing had not been used. Conversely, if the income from investments purchased from these sources is not sufficient to cover the cost of the leverage, the Company’s investment income will be less than if leverage had not been used, and the amount available for ultimate distribution to the holders of Interests will be reduced. The extent to which the gains and losses associated with leveraged investing are increased will generally depend on the degree of leverage employed. The Company may, under some circumstances, be required to dispose of investments under unfavorable market conditions in order to maintain its leverage, thus causing the Company to recognize a loss that might not otherwise have occurred. In the event of a sale of investments upon default under the Company’s borrowing arrangements, secured creditors will be contractually entitled to direct such sales and may be expected to do so in their interest, rather than in the interests of the holders of Interests. Holders of Interests will incur losses if the proceeds from a sale in any of the foregoing circumstances are insufficient, after payment in full of amounts due and payable on leverage, including administrative expenses, to repay such holder’s investments in the Interests. As a result, you could experience a total loss of your investment. Any decrease in the Company’s revenue would cause the Company’s net income to decline more than it would have had the Company not borrowed funds and could negatively affect the Company’s ability to make distributions to Limited Partners. The ability to service any debt that the Company has or may have outstanding depends largely on its financial performance and is subject to prevailing economic conditions and competitive pressures.

There is no limitation on the percentage of portfolio investments that can be pledged to secure borrowings. If loans are collateralized with portfolio investments that decrease in value, the Company may be obliged to provide additional collateral to the lender or sell positions at a loss to avoid liquidation of the pledged investments. Any such liquidation could result in substantial losses. Except as described herein, such borrowings may not be subject to any limitations on the amount or terms of borrowings other than those imposed by the lender. The amount of leverage that the Company employs at any particular time will depend on the Investment Manager’s assessments of market and other factors at the time of any proposed borrowing.

Control Over Portfolio Companies

The Company may not be in a position to exercise control over its portfolio companies or to prevent decisions by management of its portfolio companies that could decrease the value of the Company’s investments.

The Company does not generally intend to take controlling equity positions in its portfolio companies. To the extent that the Company does not hold a controlling equity interest in a portfolio company, the Company is subject to the risk that such portfolio company may make business decisions with which the Company disagrees, and the Shareholders and management of such portfolio company may take risks or otherwise act in ways that are adverse to the Company’s interests. Due to the lack of liquidity for the debt and equity investments that the Company typically holds in its portfolio companies, the Investment Manager may not be able to dispose of its investments in the event the Investment Manager disagrees with the actions of a portfolio company, and may therefore suffer a decrease in the value of its investments.

In addition, the Company may not be in a position to control any portfolio company by investing in its debt securities. As a result, the Company is subject to the risk that a portfolio company in which it invests may make business decisions with which it disagrees and the management of such company, as representatives of the holders of their common equity, may take risks or otherwise act in ways that do not serve the Company’s interests as debt investors.

Board or Committee Participation

It is possible that the Company, through members of the Investment Manager’s Investment Committee, will be represented on the boards of directors or creditor committees of some of the companies in which the Company makes investments (although the Company has no obligation to seek representation on any such boards or committees). While such representation may be important to the Investment Manager’s investment strategy and should enhance the Investment Manager’s ability to manage the Company’s investments, it may also have the effect of impairing the ability of the Company to sell the related investments when, and upon the terms, it might otherwise desire, including as a result of applicable securities laws. Under its current policies, the Investment Manager restricts personal trading by the members of the Investment Committee and its other employees in issuers under the Investment Manager’s consideration or in which the Company or Client Accounts have an investment.

Third-Party Litigation

The Company’s investment activities subject it to the normal risks of becoming involved in litigation by third parties. This risk is somewhat greater where the Company exercises control or significant influence over a portfolio company’s direction, including as a result of board participation. The expense of defending against claims made against the Company by third parties and paying any amounts pursuant to settlements or judgments would, to the extent that (i) the Company has not been able to protect itself through indemnification or other rights against the portfolio company or (ii) is not entitled to such protections or (iii) the portfolio company is not solvent, be borne by the Company pursuant to indemnification obligations and reduce net assets. The Investment Manager and others are indemnified by the Company in connection with such litigation, subject to certain conditions.

Lender Liability Considerations and Equitable Subordination

In recent years, a number of judicial decisions in the United States have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories (collectively termed “lender liability”). Generally, lender liability is founded upon the premise that an institutional lender has violated a duty (whether implied or contractual) of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. While believed to be unlikely, because of the nature of certain of the Company investments, the Company could be subject to allegations of lender liability.

In addition, under common law principles that in some cases form the basis for lender liability claims, if a lending institution (i) intentionally takes an action that results in the under capitalization of a borrower to the detriment of other creditors of such borrower, (ii) engages in other inequitable conduct to the detriment of such other creditors, (iii) engages in fraud with respect to, or makes misrepresentations to, such other creditors or (iv) uses its influence to dominate or control a borrower to the detriment of the other creditors of such borrower, a court may elect to subordinate the claim of the offending lending institution to the claims of the disadvantaged creditor or creditors, a remedy called “equitable subordination.” Because of the nature of certain of the Company investments and investments in an obligor by affiliates of the Company, the Company could be subject to claims from creditors of an obligor that Company investments issued by such obligor that are held by the Company should be equitably subordinated. A significant number of Company investments are expected to involve investments in which the Company would not be the lead creditor. It is, accordingly, possible that lender liability or equitable subordination claims affecting the Company investments could arise without the direct involvement of the Company.

Projections

The Company may rely upon projections, forecasts or estimates developed by the Investment Manager and/or a portfolio company concerning the portfolio company’s future performance and cash flow. Projections, forecasts and estimates are forward-looking statements and are based upon certain assumptions. Actual events are difficult to predict and beyond the Company’s control. Actual events may differ from those assumed. Some important factors which could cause actual results to differ materially from those in any forward-looking statements include changes in interest rates; domestic and foreign business, market, financial or legal conditions; differences in the actual allocation of the Company’s investments among different asset categories from those assumed herein; changes in the degree of leverage actually used by the Company from time to time; the degree to which the Company’s investments are hedged and the effectiveness of such hedges; and the terms of any borrowing agreements, among others. In addition, the degree of risk will be increased as a result of leveraging of the investments. Accordingly, there can be no assurance that estimated returns or projections can be realized or that actual returns or results will not be materially lower than those estimated therein.

Projections are inherently subject to uncertainty and factors beyond the control of the Investment Manager and the Company. The inaccuracy of certain assumptions, the failure to satisfy certain financial requirements and the occurrence of other unforeseen events could impair the ability of the Company to realize projected values and cash flow.

Competition and Potential for Insufficient Investment Opportunities

The investment strategy of the Company is highly competitive. The identification of attractive investment opportunities is difficult and involves a high degree of uncertainty. Consequently, there can be no assurance that the Investment Manager will be able to fully invest the Capital Commitments or that suitable investment opportunities will be identified which satisfy the Company’s investment objective.

A reduction in market inefficiencies that provide opportunities may reduce the scope for the Company’s investment strategies. In the event that the perceived mispricings underlying the Company’s positions were to fail to converge toward, or were to diverge further from, relationships expected by the Investment Manager, the Company may incur a loss. Further, the investments utilized in implementing such strategies may include derivatives, such as options, that are themselves inherently volatile in the context of specific market movements.

In making investments, the Company or its affiliates compete with a broad spectrum of investors. Some of the Company’s existing and potential competitors are substantially larger and have considerably greater financial, technical and marketing resources than the Company does. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to BlackRock. In addition, some of the Company’s competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than the Company. The Company cannot assure you that the competitive pressures the Company faces will not have a material adverse effect on its business, financial condition and results of operations.

Brokerage; Turnover

Pursuant to the Investment Management Agreement, the Investment Manager has discretion to select brokers and dealers to execute transactions as agent on behalf of the Company. This discretion is subject to the approval and oversight of the Board of Directors. The Company is not committed to continue its relationship with any broker or dealer it selects for any minimum period and the Investment Manager may select more than one broker to act as prime broker to the Company.

In selecting brokers to effect portfolio transactions for the Company, the Investment Manager makes the decision on the basis of best execution and considers such factors as the ability of the brokers to effect the transactions, the brokers’ facilities, reliability and financial responsibility and the provision or payment (or the rebate to the Company for payment) of the costs of brokerage or research products or services. The Investment Manager need not solicit competitive bids and does not have an obligation to seek the lowest available commission cost. Accordingly, if the Investment Manager determines in good faith that the commissions charged by a broker are reasonable in relation to the value of the brokerage and research products or services provided by such broker, the Company may pay commissions to such broker in an amount greater than the amount another broker might charge.

Research products or services provided to the Investment Manager may include research reports on particular industries and companies, economic surveys and analyses, recommendations as to specific securities and other products and services (e.g., quotation equipment and expenses) and providing lawful and appropriate assistance to the Investment Manager in the performance of its investment decision-making responsibilities.

Commissions or “soft dollars,” if used to pay for research products or services, will fall within the safe harbor for soft dollars created by Section 28(e) of the Exchange Act, and use of “soft dollars,” if any, will comply at all times with the rules of the Financial Conduct Authority to the extent required by applicable law. Under Section 28(e), research obtained with soft dollars generated by the Company may be used by the Investment Manager to service accounts other than the Company. Where a product or service provides both research and non-research assistance to the Investment Manager, a portion of the cost of the product or service, based upon a reasonable allocation between the two types of uses, may be paid for with soft dollars.

The Company’s securities transactions can be expected to generate brokerage commissions and other compensation, all of which the Company, not the Investment Manager, is obligated to pay. The Investment Manager has complete discretion in deciding what brokers and dealers the Company uses and in negotiating the rates of compensation the Company pays. In addition to using brokers as “agents” and paying commissions, the Company may buy or sell securities directly from or to dealers acting as principals at prices that include markups or markdowns, and may buy securities from underwriters or dealers in public offerings at prices that include compensation to the underwriters and dealers.

Errors

The Company may on occasion experience errors with respect to trades placed on its behalf by the Investment Manager. An error is generally compensable from the Investment Manager to the Company when it is a mistake (whether an action or inaction) in which the Investment Manager has, in the Investment Manager’s reasonable view, deviated from the applicable standard of care in managing the Company’s assets.

Trade errors (and similar errors) may occur and, subject to applicable law, the Company may be responsible for any resulting losses in the absence of the gross negligence (as determined in accordance with the laws of the State of Delaware) of the Investment Manager or its affiliates or personnel. Examples of such trade errors may include, without limitation, (i) the placement of orders (either purchases or sales) in excess of the amount of securities the Company intended to trade; (ii) the sale (or purchase) of a security when it should have been purchased (or sold); (iii) the purchase or sale of the wrong security; (iv) the purchase or sale of a security contrary to regulatory restrictions or the Company’s investment guidelines or restrictions; (v) incorrect allocations of trades; (vi) keystroke errors that occur when entering trades into an electronic trading system; and (vii) typographical or drafting errors related to derivatives contracts or similar agreements. Mistakes may also occur in connection with other activities that may be undertaken by the Investment Manager and its affiliates and personnel, such as net asset value calculation, transfer agent activities (i.e., processing subscriptions and withdrawals), fund accounting, trade recording and settlement and other matters.

The Investment Manager makes its determinations regarding errors pursuant to its policies on a case-by-case basis, in its discretion, based on factors it considers reasonable, including regulatory requirements and business practices. The Investment Manager generally will endeavor to detect trade errors prior to settlement and correct and/or mitigate them in an expeditious manner. The Investment Manager may also consider whether it is possible to adequately address a mistake through cancellation, reallocation of losses and gains or other means. To the extent an error is caused by a counterparty, such as a broker-dealer, the Investment Manager may seek to recover any losses associated with such error from the counterparty. The determination whether to seek compensation from a counterparty and whether to accept any amount in settlement of such a matter will be made by the Investment Manager in its sole discretion.

Compensation for Errors. When the Investment Manager determines that reimbursement by the Investment Manager is appropriate, the Company will be compensated as determined in good faith by the Investment Manager. The Investment Manager will follow its guidelines regarding these matters in light of all of the facts and circumstances related to an error. In general, compensation is expected to be limited to direct and actual losses, which may be calculated relative to comparable conforming investments, market factors and benchmarks and with reference to other factors the Investment Manager considers relevant. Compensation generally will not include any amounts or measures that the Investment Manager determines are speculative or uncertain, including potential opportunity losses resulting from delayed investment or sale as a result of correcting an error or other forms of consequential or indirect losses. In addition, losses may also be capped at the value of the actual loss, particularly when the outcome of a differing investment would in the Investment Manager’s view be speculative or uncertain or in light of reasonable equitable considerations.

Reprocessing Net Asset Value Errors and Compensation of Shareholders. The Investment Manager follows materiality guidelines to determine when individual shareholder accounts will be restated (credited or debited) in respect of particular errors, and to handle certain net asset value-related errors that occur in the Company’s operation (including, without limitation, errors made in the processing of subscriptions and withdrawals). Under these guidelines, when a compensable error by the Investment Manager occurs, the Investment Manager may reimburse the Company in an amount according to its policies without the Company reprocessing individual shareholder accounts. Reprocessing of individual shareholder accounts generally will only occur when the error is of a size that exceeds the materiality threshold for reprocessing. This means that an error below the materiality threshold may disadvantage shareholders during the period the error persists, but reimbursement may benefit shareholders at the time of reimbursement and may not, in either event, be allocated to, or in proportion to, the specific shareholders whose interests were negatively affected by the error.

Counterparty Risk

The Company may effect a portion of its transactions in “over-the-counter” or “interdealer” markets or through private transactions. The participants in such markets and the counterparties in such private transactions are typically not subject to credit evaluation and regulatory oversight as are members of “exchange-based” markets. This may expose the Company to the risk that a counterparty will not settle a transaction because of a credit or liquidity problem, thus causing the Company to suffer a loss. Counterparty risk is accentuated for contracts with longer maturities where events may intervene to prevent settlement, or where the Company has concentrated its transactions with a single or small group of counterparties. The Company is not restricted from dealing with any particular counterparty or from concentrating any or all of its transactions with one counterparty.

Systemic Risk

The Company may be subject to risk arising from a default by one of several large institutions that are dependent on one another to meet their liquidity or operational needs, so that a default by one institution causes a series of defaults by the other institutions. This is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which the Company interacts on a daily basis.

Risk Control Framework

No risk control system is fail-safe, and no assurance can be given that any risk control framework employed by the Investment Manager will achieve its objective. Target risk limits developed by the Investment Manager may be based upon historical trading patterns for the securities and financial instruments in which the Company invests. To the extent such risk control framework (or the assumptions underlying it) do not prove to be correct, the Company may not perform as anticipated, which could result in substantial losses. All models ultimately depend upon the judgment of the Investment Manager and the assumptions embedded in the framework. No assurance can be given that such historical trading patterns will accurately predict future trading patterns.

Payment of Fees and Expenses Regardless of Profits

The Company will incur obligations to pay operating, legal, accounting, auditing, custodial and other related fees and expenses, including the Advisory Fee. In addition, the Company will incur obligations to pay brokerage commissions, option premiums and other transaction costs to securities brokers and dealers. The foregoing fees and expenses are payable regardless of whether the Company realizes any profits from its investment operations. In accordance with the governing agreements, amounts owing to the Company’s creditors will be paid before amounts are distributed to shareholders. It is possible that the Company will not realize any profits in excess of such amounts. Distributions in respect of the Company’s common shares are not guaranteed, and shareholders shall not have recourse to any assets or property of the Investment Manager, any of its affiliates or any of the Company’s other service providers in connection therewith.

Sanctions

The Company is subject to laws that restrict it from dealing with entities, individuals, organizations and/or investments which are subject to applicable sanctions regimes.

Accordingly, the Company will require shareholders to represent and warrant, on a continuing basis, that it is not, and that to the best of its knowledge or belief its beneficial owners, controllers or authorized persons (“Related Persons”) (if any) are not; (i) named on any list of sanctioned entities or individuals maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or pursuant to EU and/or UK Regulations (as the latter are extended to the Cayman Islands by Statutory Instrument), (ii) operationally based or domiciled in a country or territory in relation to which sanctions imposed by the United Nations, OFAC, the EU and/or the UK apply, or (iii) otherwise subject to sanctions imposed by the United Nations, OFAC, the EU or the UK (including as the latter are extended to the Cayman Islands by Statutory Instrument) (collectively, a “Sanctions Subject”).

Where the shareholder or a Related Person is or becomes a Sanctions Subject, the Company may be required immediately and without notice to the shareholder to cease any further dealings with the shareholder and/or the shareholder’s interest in the Company until the shareholder ceases to be a Sanctions Subject, or a license is obtained under applicable law to continue such dealings (a “Sanctioned Persons Event”). The Company, the Administrator and the Investment Manager shall have no liability whatsoever for any liabilities, costs, expenses, damages and/or losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of revenue, loss of reputation and all interest, penalties and legal costs and all other professional costs and expenses) incurred by the shareholder as a result of a Sanctioned Persons Event. In addition, should any investment made on behalf of the Company subsequently become subject to applicable sanctions, the Company may immediately and without notice to the shareholder cease any further dealings with that investment until the applicable sanctions are lifted or a license is obtained under applicable law to continue such dealings.

Compliance and Legal Risk

The Company may invest in assets and securities that may entail unusual risks, including contradictory legislation, incomplete, unclear and changing laws, ignorance or breaches of regulations on the part of other market participants, lack of established or effective avenues for legal redress and lack of standard practices and confidentiality customs. In addition, legal, tax, and regulatory changes, as well as judicial decisions, could adversely affect the Company. In particular, the regulatory environment relevant to the Company and the Investment Manager is evolving and may entail increased regulatory involvement or result in ambiguity or conflict among legal or regulatory schemes, all of which could adversely affect the investment or trading strategies pursued by the Investment Manager or the value of investments. It is impossible to predict how changes in policy or regulation will affect the investments of the Company, but such changes may significantly increase the Company’s costs of compliance or may necessitate the untimely liquidation of the Company’s investments.

State and Local Laws and Regulations

The Company intends to engage in loan origination activities. Certain jurisdictions have enacted laws or regulations that require lenders engaged in loan origination to obtain a finance lenders license and restrict loan origination activity absent a license. The costs, regulatory burden and restrictions imposed by these laws and regulations may have a significant negative impact on the Company and the Investment Manager. In addition, the license application process may entail the disclosure of the identity of certain shareholders. The Company may elect to forego or limit investments in certain jurisdictions rather than incur the costs and burden of obtaining and maintaining a required license.

Potential Repeal of the Dodd-Frank Act

On 21 March 2013, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and Federal Deposit Insurance Corporation issued the “Interagency Guidance on Leveraged Lending” as part of the Dodd-Frank Act (the “Leveraged Lending Guidelines”). The Leveraged Lending Guidelines require financial institutions to adopt a stricter risk management framework and stricter underwriting standards. For example, the Leveraged Lending Guidelines provide that a borrower’s leverage level after planned asset sales in excess of six times the borrower’s total debt to EBITDA raises concerns for most industries. As a result of the Dodd-Frank Act, and other regulations such as Basel III and the Volcker Rule, banks are reducing their balance sheets to de-risk their business activities and have reduced their lending to middle market companies, which has increased middle market lending opportunities of hedge funds and private equity funds (like the Company), which are not subject to the enhanced scrutiny of the Dodd-Frank Act. However, there has been recent discussion about repealing the Dodd-Frank Act or certain portions thereof. In the event that the Dodd-Frank Act is repealed, financial institutions may no longer be subject to the same requirements or restrictions that previously reduced lending to middle market companies. In such event, it is possible that competition for lending opportunities in the middle market may increase, thus reducing the number of opportunities available and adversely affecting the Company’s ability to make certain investments or the terms upon which investments can be made. There can be no assurance that the Company will be able to locate and consummate middle market loans, or that the Company will be able to fully invest its committed capital.

Certain Tax Risks

Recent and Potential Tax Legislation. Developments in the tax laws of the United States or other jurisdictions, which may be applied retroactively, could have a material effect on the tax consequences to shareholders, the Company and/or the entities in which the Company invests. Such legislation could affect shareholders, even if not specifically targeted at such Shareholders. Moreover, the interpretation and application of tax laws and regulations by certain tax authorities may not be clear, consistent or transparent. For example, the “Tax Cuts and Jobs Act” (the “TCJA”), which was enacted in 2017, made significant changes to the U.S. tax system, including by changing tax rates and modifying certain rules relating to the use of losses and deductions and to international taxation. In some cases, there is uncertainty around the scope and application of the TCJA, which may be addressed in future U.S. Internal Revenue Service (“IRS”) guidance. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020, temporarily modifies some provisions of the TCJA. It is possible future tax legislation could result in a change in law that would affect Shareholders.

Each prospective shareholder should be aware that developments in the tax laws of the United States or other jurisdictions, may alter the tax consequences and other tax considerations discussed herein and that shareholders may be required to provide certain information to the Company (which may be provided to the IRS or other taxing authorities) or may cause the Company or the shareholders to be subject to other adverse consequences as a result of such change in tax laws.

Based on the types of investments likely to be made directly or indirectly by the Company and uncertainty as to the potential tax treatment of certain investment structures, no assurance can be given that any tax planning objectives of the Company or any particular shareholders will be achieved. None of the Investment Manager or any of its affiliates are obligated to consider the potential tax or other objectives of any shareholder. Each prospective Shareholder is urged to consult its tax advisor to determine the U.S. federal, state, local and non-U.S. income tax and other tax consequences of acquiring, holding and disposing of Shares in light of its particular circumstances, including as a result of changes in tax laws.

Failure to Qualify as a RIC. Although the Company intends to qualify as a RIC, no assurance can be given that the Company will be able to maintain RIC status. To maintain RIC status and be relieved of U.S. federal income taxes on income and gains distributed to Shareholders, the Company generally must meet the annual distribution, source-of-income and asset diversification requirements.

The annual distribution requirement for a RIC will generally be satisfied if the Company distributes at least 90% of its ordinary income and net short-term capital gain in excess of net long-term capital loss, if any, to Shareholders. To qualify as a RIC, the Company generally must also meet certain asset diversification requirements at the end of each calendar quarter and source-of-income tests on an annual basis. Failure to meet these tests may result in the Company having to dispose of certain investments quickly in order to prevent the loss of RIC status. Because the Company anticipates that most of its investments will be in private companies, any such dispositions could be made at disadvantageous prices and may result in substantial losses.

If the Company fails to qualify as a RIC for any reason and become subject to corporate-level income tax, the resulting corporate-level income taxes could substantially reduce the Company’s net assets, the amount of income available for distribution and the amount of the Company’s distributions.

Recognition of Taxable Income Before or Without Receiving Cash Representing Such Income. For U.S. federal income tax purposes, the Company may include in income certain amounts that the Company not yet received in cash, such as original issue discount, which may arise if the Company receives warrants in connection with the making of a loan or possibly in other circumstances, or PIK interest, which represents contractual interest added to the loan balance and due in the future, often only at the end of the loan. Such original issue discount, which could be significant relative to the Company’s overall investment activities, or increases in loan balances as a result of PIK arrangements are generally included in the Company’s taxable income before the Company receives any corresponding cash payments. The Company also may be required to include in income certain other amounts that it does not receive in cash. Similarly, newly enacted tax legislation contains rules that may in certain other circumstances require the recognition of non-cash taxable income or may limit the deductibility of certain of the Company’s cash expenses.

Since the Company may recognize taxable income before or without receiving cash representing such income or may be subject to limitations on the deductibility of the Company’s losses and expenses, the Company may have difficulty meeting the tax requirement to distribute at least 90% of the Company’s ordinary income and net short-term capital gain in excess of net long-term capital loss, if any, to maintain the Company’s status as a RIC. Accordingly, the Company may have to sell some of its investments at times the Investment Manager would not consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements.

All investors should review “— Certain U.S. Federal Income Tax Considerations” for a discussion of certain additional risk factors.

Impact of Disease Epidemics

Certain illnesses spread rapidly and have the potential to significantly adversely affect the global economy. For instance, a 2019 novel coronavirus, first detected in China in December 2019 and later spreading internationally (“COVID-19”), resulted in closing borders, enhanced health screenings, healthcare service preparation and delivery, quarantines, cancellations, disruptions to supply chains and customer activity and market volatility, as well as general concern and uncertainty. The impact of this coronavirus, and other epidemics and pandemics that may arise in the future, could affect the economies of many nations, individual companies and the market in general in ways that cannot necessarily be foreseen at the present time. In addition, the impact of infectious diseases in developing or emerging market countries may be greater due to less established health care systems. Health crises caused by the recent coronavirus outbreak may exacerbate other pre-existing political, social and economic risks in certain countries. The impact of the outbreak may be short term or may last for an extended period of time, and could have an adverse impact on the Company, its ability to achieve its investment objective and its investments.

A prolonged continuation of the current COVID-19 pandemic and/or any outbreak of other disease epidemics, together with any containment or other remedial measures (including governmental measures) undertaken or imposed, may have an adverse impact on the Company’s value, the investments and the Company’s ability to make new investments. For example, the COVID-19 pandemic has already led to the end of an 11-year bull market, significant losses and extreme volatility in the financial markets (including several brief automatic suspensions of trading on U.S. stock exchanges) and many market forecasters predict that COVID-19 will lead to a recession. The performance of the Company will also be affected by particular issues arising from the COVID-19 pandemic that affect specific companies, regions or sectors in which the Company invests.

Because the COVID-19 pandemic is an unprecedented event in modern history, the duration and magnitude of its impacts are unknown. While the Investment Manager believes that it can pursue its investment strategy during this pandemic, there is no assurance that the Company’s investment objective will be achieved. Further, if a future pandemic occurs (including a recurrence of COVID-19) during a period when the Company expects to be harvesting its investments, the Company may not achieve its investment objective or may not be able to realize its investments within the Term. Investors should be aware that developments regarding COVID-19 and the economic impact thereof (both long-term and short-term) are changing rapidly and the Investment Manager cannot predict the potential long-term effects of the pandemic on the Company and its investments.

General Economic and Market Conditions

The success of the activities of the Company will be affected by general economic and market conditions, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws, trade barriers, currency exchange controls and national and international political circumstances (such as changes in foreign investment policies). These factors may affect the level and volatility of securities prices and the liquidity of the investments. Volatility or illiquidity could impair the Company’s profitability or result in losses.

The economies of individual countries in emerging and frontier markets may differ favorably or unfavorably from the economy of a developed country in such respects as growth of gross domestic product, rate of inflation, currency depreciation, asset reinvestment, resource self-sufficiency and balance of payments position. Further, the economies of such countries generally are heavily dependent upon international trade and, accordingly, have been, and may continue to be adversely affected by trade barriers, exchange controls, managed adjustments in relative currency values and other protectionist measures imposed or negotiated by the countries with which they trade. These economies also have been and may continue to be adversely affected by economic conditions in the countries with which they trade. The economies of certain of these countries may be based, predominantly, on only a few industries and may be vulnerable to changes in trade conditions and may have higher levels of debt or inflation.

Various social and political tensions around the world may contribute to increased market volatility, may have long-term effects on the worldwide financial markets and may cause further economic uncertainties worldwide. Market disruptions and the dramatic increase in the capital allocated to alternative investment strategies during recent years have led to increased governmental as well as self-regulatory scrutiny of the private investment fund industry in general. Certain legislation proposing greater regulation of the industry periodically is considered by various jurisdictions. It is impossible to predict what, if any, changes in the regulations applicable to the Company and/or the Investment Manager, the markets in which they trade and invest, or the counterparties with which they do business, may be instituted in the future. Any such regulation could have a material adverse impact on the profit potential of the Company.

Euro and Eurozone Risk

The deterioration of the sovereign debt of several countries, together with the risk of contagion to other, more stable, countries, exacerbated the global economic crisis. There is a continued possibility that Eurozone countries could be subject to an increase in borrowing costs. This situation as well as the United Kingdom’s referendum have raised a number of uncertainties regarding the stability and overall standing of the European Economic and Monetary Union. The departure or risk of departure from the Euro by one or more Eurozone countries could lead to the reintroduction of national currencies in one or more Eurozone countries or, in more extreme circumstances, the possible dissolution of the Euro entirely. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the Company’s investments. Unitholders should carefully consider how any potential changes to the Eurozone and European Union may affect their investment in the Company.

Governmental Intervention Risk

In response to a recession, economic slowdown or financial market instability, governments and regulators may choose to intervene by implementing austerity measures and reforms, as seen in the 2007-2008 global financial crisis. There is no guarantee a government or regulatory intervention will have the desired effect and any such intervention may result in social unrest, limit future growth and economic recovery or have unintended consequences. Additionally, such interventions have sometimes been unclear in scope and application, resulting in confusion and uncertainty which in itself has been detrimental to the efficient functioning of financial markets. It is impossible to predict with certainty what temporary or permanent governmental restrictions may be imposed on the markets in the future and/or the effect of such restrictions on the Investment Manager’s ability to implement the Company’s investment objective, the European or global economy or the global securities market. Instability in the global financial markets or government intervention may increase the volatility of the Company and hence the risk of loss to the value of your investment.

Cybersecurity

The Company or any of the service providers, including the Investment Manager, may be subject to risks resulting from cybersecurity incidents and/or technological malfunctions. A cybersecurity incident is an event that may cause a loss of proprietary information, data corruption or a loss of operational capacity. Cybersecurity incidents can result from deliberate cyber-attacks or unintentional events. Cyber-attacks include, but are not limited to, gaining unauthorized access to digital systems (e.g. through hacking or malicious software coding) for the purposes of misappropriating assets or sensitive information, corrupting data, releasing confidential information without authorization or causing operational disruption. Cyber-attacks may also be carried out in a manner that does not require gaining unauthorized access, such as causing denial-of-service attacks on websites, which may make network services unavailable to intended users. The issuers of securities and counterparties to other financial instruments in which the Company invests may also be subject to cybersecurity incidents.

Cybersecurity incidents may cause the Company to suffer financial losses, interfere with the Company’s ability to calculate its net asset value, impede trading, disrupt the ability of unitholders to subscribe for, exchange or redeem their units, violate privacy and other laws and incur regulatory fines, penalties, reputational damage, reimbursement or other compensation costs, or additional compliance costs. Cyber-attacks may render records of assets and transactions of the Company, unitholder ownership of units, and other data integral to the functioning of the Company inaccessible, inaccurate or incomplete. In addition, substantial costs may be incurred in order to prevent any cybersecurity incidents in the future which may adversely impact the Company.

While the Company and the Investment Manager have established business continuity plans and risk management strategies to seek to prevent cybersecurity incidents, there are inherent limitations in such plans and strategies, including the possibility that certain risks have not been identified given the evolving nature of the threat of cyber-attacks. Furthermore, neither of the Company or the Investment Manager can control the business continuity plans or cybersecurity strategies put in place by other service providers to the Company or issuers of securities and counterparties to other financial instruments in which the Company invests. The Investment Manager relies on its third party service providers for many of its day-to-day operations and will be subject to the risk that the protections and policies implemented by those service providers will be ineffective to protect the Company from cyber-attack.

LIBOR Risk

In July 2017, the head of the United Kingdom Financial Conduct Authority announced the desire to phase out the use of LIBOR by the end of 2021. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. Actions by the British Bankers’ Association, the United Kingdom Financial Conduct Authority or other regulators or law enforcement agencies as a result of these or future events, may result in changes to the manner in which LIBOR is determined. In addition, any further changes or reforms to the determination or supervision of LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR, which could have an adverse impact on the market for LIBOR-based securities or the value of the Company’s portfolio of LIBOR-indexed, floating-rate debt securities.

At this time, no consensus exists as to what rate or rates will become accepted alternatives to LIBOR, although the U.S. Federal Reserve, in connection with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, is considering replacing U.S. dollar LIBOR with the Secured Overnight Financing Rate (“SOFR”). Given the inherent differences between LIBOR and SOFR, or any other alternative benchmark rate that may be established, there are many uncertainties regarding a transition from LIBOR, including but not limited to the need to amend all contracts with LIBOR as the referenced rate and how this will impact the cost of variable rate debt and certain derivative financial instruments. In addition, SOFR or other replacement rates may fail to gain market acceptance. Any failure of SOFR or alternative reference rates to gain market acceptance could adversely affect the return on, value of and market for securities linked to such rates.

Risks Related to the Company’s Regulation and Operation as a BDC

Board Authority to Change Policies. The Board of Directors has the authority to modify or waive the Company’s operating policies and strategies without prior notice and without Shareholder approval. The Company cannot predict the effect any changes to its current operating policies and strategies would have on the Company’s business, operating results or value of the Shares. Nevertheless, the effects could adversely affect the Company’s business and impact the Company’s ability to make distributions and cause you to lose all or part of your investment.

Limited Liability of the Investment Manager. The Investment Manager has not assumed any responsibility to the Company other than to render the services described in the Investment Management Agreement, and it will not be responsible for any action of the Board of Directors in declining to follow the Investment Manager’s advice or recommendations. Pursuant to the Investment Management Agreement, the Investment Manager and its members and their respective officers, managers, partners, agents, employees, controlling persons and members and any other person or entity affiliated with it will not be liable to the Company for their acts under the Investment Management Agreement, absent willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their duties. The Company has agreed to indemnify, defend and protect the Investment Manager and its members and their respective officers, managers, partners, agents, employees, controlling persons and members and any other person or entity affiliated with it with respect to all damages, liabilities, costs and expenses resulting from acts of the Investment Manager not arising out of willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their duties under the investment and management agreement. These protections may lead the Investment Manager to act in a riskier manner when acting on behalf of the Company than it would when acting for its own account.

Incentive Compensation. The incentive compensation payable by the Company to the Investment Manager may create an incentive for the Investment Manager to make investments on the Company’s behalf that are risky or more speculative than would be the case in the absence of such compensation arrangement. The way in which the incentive compensation is determined may encourage the Investment Manager to take additional risk to increase the return on the Company’s investments. A rise in the general level of interest rates can be expected to lead to higher interest rates applicable to certain of the Company’s debt investments and may accordingly result in a substantial increase in the amount of incentive compensation payable to the Investment Manager with respect to the Company’s cumulative investment income. Although the incentive compensation is subject to a total return hurdle, the Investment Manager may have some ability to accelerate the realization of gains to obtain incentive compensation earlier than it otherwise would when it may be in the Company’s best interests to not yet realize gains. The Board of Directors monitors the Investment Manager’s management of the Company’s investment program in the best interests of Shareholders.

Resignation of Investment Manager. The Investment Manager has the right, under the Investment Management Agreement, to resign at any time upon not less than 120 days’ written notice, whether the Company has found a replacement or not. If the Investment Manager resigns, the Company may not be able to find a new investment advisor or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 120 days, or at all. If the Company unable to do so quickly, its operations are likely to experience a disruption, its financial condition, business and results of operations as well as its ability to pay distributions are likely to be adversely affected. In addition, the coordination of the Company’s internal management and investment activities is likely to suffer if the Company is unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by the Investment Manager and its affiliates. Even if the Company is able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with the Company’s investment objective may result in additional costs and time delays that may adversely affect the Company’s financial condition, business and results of operations.

Qualifying Assets Requirement. As a BDC, the Company is prohibited from acquiring any assets other than “qualifying assets” unless, at the time of and after giving effect to such acquisition, at least 70% of the Company’s total assets are qualifying assets. If the Company does not invest a sufficient portion of its assets in qualifying assets, the Company will be prohibited from investing in additional non-qualifying assets, which could have a material adverse effect on the Company’s business, financial condition and results of operations. Similarly, these rules could prevent the Company from making follow-on investments in existing portfolio companies (which could result in the dilution of the Company’s position) or could require the Company to dispose of investments at inopportune times in order to come into compliance with the 1940 Act. If the Company needs to dispose of these investments quickly, it may be difficult to dispose of such investments on favorable terms. For example, the Company may have difficulty in finding a buyer and, even if a buyer is found, the Company may have to sell the investments at a substantial loss.

Failure to Maintain BDC Status. The Company intends to qualify as business development companies under the 1940 Act. The 1940 Act imposes numerous constraints on the operations of business development companies. For example, BDCs are prohibited from making any unqualifying investments unless at least 70% of their total assets are invested in qualifying investments which are primarily securities of private or thinly-traded U.S. companies, cash, cash equivalents, U.S. Government securities and other high quality debt investments that mature in one year or less. Failure to comply with the requirements imposed on business development companies by the 1940 Act could cause the SEC to bring an enforcement action against the Company and/or expose the Company to claims of private litigants.

1940 Act Restrictions on Transactions with Affiliates. Any person that owns, directly or indirectly, 5% or more of the Company’s outstanding voting securities or is managed by the Investment Manager will generally be an affiliate of the Company for purposes of the 1940 Act and the Company is generally prohibited from participating in certain transactions such as co-investing with, or buying or selling any security from or to, such affiliate, absent the prior approval of the Independent Directors and, in some cases, of the SEC. However, the Investment Manager and the funds managed by the Investment Manager have received an exemption from certain SEC regulations prohibiting transactions with affiliates. The exemptive order requires that certain procedures be followed prior to making an investment subject to the order and such procedures could in certain circumstances adversely affect the price paid or received by the Company or the availability or size of the position purchased or sold by the Company. The Investment Manager may also face conflicts of interest in making investments pursuant to the exemptive order.

The 1940 Act also prohibits certain “joint” transactions with certain affiliates of the Company, which could include investments in the same portfolio company (whether at the same or different times), without prior approval of the Independent Directors and, in some cases, of the SEC. The Company is prohibited from buying or selling any security from or to any person who owns more than 25% of the Company’s voting securities and from or to certain of that person’s affiliates, or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC (other than certain limited situations pursuant to current regulatory guidance). The analysis of whether a particular transaction constitutes a joint transaction requires a review of the relevant facts and circumstances relating to the particular transaction. Similar restrictions limit the Company’s ability to transact business with its officers or directors or their affiliates.

Changes in Laws. The Company is subject to changing rules and regulations of federal and state governments. These entities, including the Public Company Accounting Oversight Board and the SEC have issued a significant number of new and increasingly complex requirements and regulations over the course of the last several years and continue to develop additional regulations.

Changes in the laws or regulations or the interpretations of the laws and regulations that govern BDCs, RICs or non-depository commercial lenders could significantly affect the Company’s operations and cost of doing business. The Company is subject to federal, state and local laws and regulations and are subject to judicial and administrative decisions that affect the Company’s operations, including its loan originations, maximum interest rates, fees and other charges, disclosures to portfolio companies, the terms of secured transactions, collection and foreclosure procedures and other trade practices. If these laws, regulations or decisions change, or the Company expands its business into jurisdictions that have adopted more stringent requirements than those in which the Company currently conducts business, the Company may have to incur significant expenses in order to comply, or the Company might have to restrict its operations. In addition, if the Company does not comply with applicable law, the Company may lose licenses needed for the conduct of its business and may be subject to civil fines and criminal penalties, any of which could have a material adverse effect upon the Company’s business, results of operations of financial condition.

Credit Facility Debt

The Company may obtain a credit facility in order to finance investments or pay expenses with borrowings in lieu of, or in advance of, calling capital contributions (any such indebtedness secured by an assignment of the Company's right to call Shareholders' Capital Commitments to lender, "Credit Facility Debt"). Such Credit Facility Debt may be important for the Company's operations because it would allow the Investment Manager to manage cash, minimize capital calls and better manage drawdowns in respect of revolving credit agreements from underlying borrowers. A number of factors may result in the inability of the Company to obtain or access Credit Facility Debt or Credit Facility Debt comparable to those available to other Client Accounts. These factors may include, among others: insufficient diversity of investments, the profile and creditworthiness of Shareholders, the size of the Company, the availability of Credit Facility Debt to the Company in light of the current state of the global credit markets, whether or not any financing is with recourse to the Company and how a lender views the worth of recourse provided, the scope of assurances Shareholders are willing to provide to financing sources, the Company's lack of operating history or trading history with counterparties and the time at which the Company seeks financing.

The Investment Manager may obtain Credit Facility Debt for one or more Client Accounts and is under no obligation to make such financing available to the Company. Differences in availability and terms of Credit Facility Debt resulting from such factors may affect the performance of the Company relative to other Client Accounts. In the event that the Investment Manager is unable to obtain sufficient Credit Facility Debt for the Company, the Company may need to hold larger amount of cash reserves and/or call capital on a more frequent basis than it would if the Company were able to obtain sufficient Credit Facility Debt. The failure by the Company to obtain Credit Facility Debt on favorable terms (or at all) could adversely affect the returns of the Company. Shareholders whose Capital Commitments have been pledged may be called upon to fund their entire Capital Commitment to repay indebtedness, and the failure of other Shareholders to honor their Capital Commitments may result in a Shareholder's payments exceeding its pro rata share of any such indebtedness.

As a BDC, the Company may issue “senior securities,” including borrowing money from banks or other financial institutions only in amounts such that the Company’s asset coverage, as defined in the Investment Company Act, equals at least 200% after such incurrence or issuance. These requirements limit the amount that the Company may borrow and may unfavorably limit the Company’s ability to utilize Credit Facility Debt. If the value of the Company’s assets declines, the Company may be unable to satisfy the asset coverage test, which could prohibit the Company from paying distributions. If the Company cannot satisfy the asset coverage test, the Company may be required to sell a portion of its investments and repay a portion of its indebtedness at a time when such sales may be disadvantageous. Accordingly, any failure to satisfy this test could have a material adverse effect on the Company’s business, financial condition or results of operations.

Item 2.	Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company is an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. The Company’s investment objective is to target high risk-adjusted returns produced primarily from current income generated by investing primarily in senior secured corporate debt instruments. The Company will primarily target investments in companies headquartered in North America but will have the ability to invest in compelling opportunities in other jurisdictions, subject to regulatory limitations and other investment restrictions discussed in this Registration Statement.

To qualify as a RIC, the Company must, among other things, meet certain source-of-income and asset diversification requirements and timely distribute to Shareholders generally at least 90% of the Company’s investment company taxable income, as defined by the Internal Revenue Code of 1986, as amended, for each year. Pursuant to this election, the Company generally will not have to pay corporate level taxes on any income that the Company distributes to Shareholders provided that the Company satisfies those requirements.

Investments

The Company’s level of investment activity can and will vary substantially from period to period depending on many factors, including the amount of debt and equity capital available to middle-market companies, the level of merger and acquisition activity, the general economic environment and the competitive environment for the types of investments the Company makes.

As a BDC, the Company is required to comply with certain regulatory requirements. For instance, the Company generally has to invest at least 70% of the Company’s total assets in “qualifying assets,” including securities and indebtedness of private U.S. companies, public U.S. operating companies whose securities are not listed on a national securities exchange or registered under the Exchange Act, public domestic operating companies having a market capitalization of less than $250.0 million, cash, cash equivalents, U.S. Government securities and high-quality debt investments that mature in one year or less. The Company is also permitted to make certain follow-on investments in companies that were eligible portfolio companies at the time of initial investment but that no longer meet the definition.

Revenues

The Company generates revenues primarily in the form of interest on the debt the Company holds. The Company also generates revenue from dividends on its equity interests, capital gains on the disposition of investments, and certain lease, fee, and other income. The Company’s investments in fixed income instruments generally have an expected maturity of three to five years, although the Company has no lower or upper constraint on maturity. Interest on the Company’s debt investments is generally payable quarterly or semi-annually. Payments of principal of the Company’s debt investments may be amortized over the stated term of the investment, deferred for several years or due entirely at maturity. In some cases, the Company’s debt investments and preferred stock investments may defer payments of cash interest or dividends or PIK. Any outstanding principal amount of the Company’s debt investments and any accrued but unpaid interest will generally become due at the maturity date. In addition, the Company may generate revenue in the form of prepayment fees, commitment, origination, structuring or due diligence fees, end-of-term or exit fees, fees for providing significant managerial assistance, consulting fees and other investment related income.

Expenses

The Company will be responsible for paying the compensation of the Investment Manager. In addition, the Company will generally be responsible for all operating expenses of the Company, and shall pay, and shall reimburse the Investment Manager or the Administrator and their respective affiliates for, all fees, costs, expenses, liabilities and obligations of the Company relating or attributable to:

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the Company’s business, affairs and operations, including any private placement fees, sales commissions, appraisal fees, taxes, brokerage fees and commissions, underwriting commissions and discounts, expenses related to short sales, indemnification obligations, legal, accounting, research, auditing, information, appraisal, advisory, valuation (including third-party valuations, appraisals or pricing services), consulting (including consulting and retaining fees and other compensation paid to consultants performing investment initiatives and other similar consultants), tax, investment banking, information services, title, transfer, registration, loan agency services (including any third party service providers related to the foregoing) and other professional fees, expenses of filings and registrations;

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activities with respect to the structuring, organizing, negotiating, consummating, financing, refinancing, acquiring, bidding on, owning, managing, monitoring, operating, holding, hedging, restructuring, trading, taking public or private, selling, valuing, winding up, liquidating, or otherwise disposing of, as applicable, of actual and potential investments (including any associated legal, financing, commitment, transaction or other fees and expenses payable to attorneys, accountants, investment bankers, lenders, third-party diligence software and service providers, consultants and similar professionals in connection therewith and any fees and expenses related to transactions that may have been offered to co-investors), whether or not any contemplated transaction or project is consummated and whether or not such activities are successful;

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investment transactions that are not consummated, including break-up fees and other “broken deal” costs, and legal, accounting, investment banking, consulting, information services and other professional fees related thereto;

•	compensation of the Independent Directors of the Company;

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the preparation of audits, financial and tax reports, portfolio valuations and tax returns of the Company, including fees and out-of-pocket expenses of any service company retained to provide accounting and bookkeeping services to the Company;

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all ongoing legal and compliance costs of the Company (including any costs associated with complying with any tax reporting regime) and the costs of prosecuting or defending any legal action for or against the Company;

•	all extraordinary professional fees incurred in connection with the business or management of the Company;

•	all indemnification, contribution and similar obligations of the Company;

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indebtedness of, or guarantees made by, the Company (including any credit facility, letter of credit or similar credit support), including interest with respect thereto, or seeking to put in place any such indebtedness or guarantee, and principal and interest on, and fees and expenses arising out of, all permitted borrowings (including any credit facility, letter of credit or similar credit support) made by the Company and costs and expenses incurred in connection with seeking to put in place such borrowings (including, but not limited to, financing, commitment, origination and similar fees and expenses) and costs of reporting to the Company’s creditors;

•	any hedging transactions (including currency hedging and other types of hedging), including in respect of the Company and/or its investments;

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any litigation, indemnification, judgments, settlements, director and officer liability or other insurance, including reasonable premiums for insurance protecting the Company, any of its affiliates and any of its employees and agents, and all other extraordinary expenses or liabilities of the Company (including fees, costs and expenses that are classified as extraordinary expenses under U.S. GAAP);

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all administrative costs and expenses of the Company, including the fees of, and reasonable out of pocket expenses incurred by, any administrator (including the Administrator) and/or any other agent appointed by the Company properly incurred by them, including any fees and expenses of custodians, transfer and distribution agents;

•	reporting to the Company’s Shareholders, conducting Shareholder meetings and the solicitation of Shareholder consents, proxy expenses and expenses of communications to investors;

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any governmental and regulatory filings and reporting requirements and other tax or regulatory requirements in respect of the Company (including costs related to regulatory compliance and government filings) and costs of responding to regulatory inquiries;

•	all expenses of dissolving and winding up the Company;

•	any taxes, fees or other governmental charges levied against the Company and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Company;

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any supplements or amendments to or restatements of, and waivers, consents or approvals pursuant to, the constituent documents of the Company and any related entities, including the preparation, distribution and implementation thereof;

•	distributions or dividends;

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all ongoing legal, regulatory, listing, share trustee and compliance costs, including the costs of any third-party consultants (including any costs associated with the implementation of and/or compliance with any change of law or regulation applicable to the Company) of the Company, including third-party consultants engaged by the Company or the Investment Manager in connection with the Company’s regulatory or compliance reporting or the Investment Manager’s regulatory or compliance reporting arising from the operation of the Company;

•	agreements (including letter agreements) entered into with any investor or potential investor, and modifications and amendments to, and compliance with, such agreements;

•	printing and mailing, communications, marketing and publicity;

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expenses relating to transfers of interests (although as determined by the Investment Manager in its sole discretion, the Company may require the transferor of (or the party withdrawing) Interests to pay the expenses relating to the transfer);

•	the Company’s allocable share of all costs and expenses (including taxes) related to entities in which the Company holds an interest that are established to hold investments;

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travel, lodging, meals or entertainment expenses relating to any of the foregoing, provided that any applicable travel expenses incurred as organizational or operating expenses will not be charged to or borne by the Company at a cost exceeding the cost of available first-class commercial airfare;

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any additional amounts in order for the Company to comply with any transfer pricing requirements, to the extent required by applicable law, in each case to the extent any such additional amounts are calculated on an arm’s-length basis; and

•	any VAT payable in respect of any of the foregoing expenses, fees or costs.

On behalf of the Company, the Investment Manager or the Administrator may advance payment of any such fees and expenses of the Company, and the Company will reimburse the Investment Manager or the Administrator therefor in accordance with the Investment Management Agreement or the Administration Agreement.

Expenses associated with the general overhead of the Investment Manager and the Administrator will not be covered by the Company. Each of the Investment Manager and the Administrator, as applicable, will be responsible for, without reimbursement by the Company, all of its own day-to-day operating expenses, such as compensation of its professional staff and the cost of office space, office supplies, communications, utilities and other such normal overhead expenses. The Investment Manager will also be responsible for all legal, filing and other fees and expenses incurred in connection with the Investment Manager’s registration and compliance with the Advisers Act and any related foreign laws, including: (i) all fees and expenses related to registration as an investment adviser under the Advisers Act and any related foreign laws, and the maintenance of such registration, and (ii) all fees and costs relating to the filing of the Form ADV of the Investment Manager (provided, that any compliance fees and costs that relate directly to the affairs of the Company (and not BlackRock-managed entities generally), including (but not limited to) costs of custodians and foreign registrations, will be expenses of the Company).

For the avoidance of doubt, Operating Expenses will be borne by the Company and will not be considered administrative and overhead expenses of the Investment Manager or the Administrator.

Valuation of Portfolio Investments

The Company values its portfolio investments at fair value based upon the principles and methods of valuation set forth in policies adopted by the Board of Directors. Fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date. Market participants are buyers and sellers in the principal (or most advantageous) market for the asset that (i) are independent of the Company, (ii) are knowledgeable, having a reasonable understanding about the asset based on all available information (including information that might be obtained through due diligence efforts that are usual and customary), (iii) are able to transact for the asset, and (iv) are willing to transact for the asset or liability (that is, they are motivated but not forced or otherwise compelled to do so).

Investments for which market quotations are readily available are valued at such market quotations unless the quotations are deemed not to represent fair value. The Company generally obtains market quotations from recognized exchanges, market quotation systems, independent pricing services or one or more broker-dealers or market makers. However, short term debt investments with original maturities of generally three months or less are valued at amortized cost, which approximates fair value. Debt and equity securities for which market quotations are not readily available, which is the case for many of the Company’s investments, or for which market quotations are deemed not to represent fair value, are valued at fair value using a consistently applied valuation process in accordance with the Company’s documented valuation policy that has been reviewed and approved by the Board of Directors, who also approve in good faith the valuation of such securities as of the end of each quarter. Due to the inherent uncertainty and subjectivity of determining the fair value of investments that do not have a readily available market value, the fair value of the Company’s investments may differ significantly from the values that would have been used had a readily available market value existed for such investments and may differ materially from the values that the Company may ultimately realize. In addition, changes in the market environment and other events may have differing impacts on the market quotations used to value some of the Company’s investments than on the fair values of the Company’s investments for which market quotations are not readily available. Market quotations may be deemed not to represent fair value in certain circumstances where the Company believes that facts and circumstances applicable to an issuer, a seller or purchaser, or the market for a particular security cause current market quotations to not reflect the fair value of the security. Examples of these events could include cases where a security trades infrequently causing a quoted purchase or sale price to become stale, where there is a “forced” sale by a distressed seller, where market quotations vary substantially among market makers, or where there is a wide bid-ask spread or significant increase in the bid-ask spread.

The valuation process approved by the Board of Directors with respect to investments for which market quotations are not readily available or for which market quotations are deemed not to represent fair value is as follows:

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The investment professionals of the Investment Manager provide recent portfolio company financial statements and other reporting materials to independent valuation firms approved by the Board of Directors.

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Such firms evaluate this information along with relevant observable market data to conduct independent appraisals each quarter, and their preliminary valuation conclusions are documented and discussed with senior management of the Investment Manager.

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The fair value of smaller investments comprising in the aggregate less than 5% of the Company’s total capitalization may be determined by the Investment Manager in good faith in accordance with the Company’s valuation policy without the employment of an independent valuation firm.

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The Audit Committee of the Board of Directors discusses the valuations, and the Board of Directors approves the fair value of the investments in the Company’s portfolio in good faith based on the input of the Investment Manager, the respective independent valuation firms (to the extent applicable) and the Audit Committee of the Board of Directors.

Those investments for which market quotations are not readily available or for which market quotations are deemed not to represent fair value are valued utilizing one or more methodologies, including the market approach, the income approach, or in the case of recent investments, the cost approach, as appropriate. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. In following these approaches, the types of factors that the Company may take into account in determining the fair value of the Company’s investments include, as relevant and among other factors: available current market data, including relevant and applicable market trading and transaction comparables, applicable market yields and multiples, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flows, the markets in which the portfolio company does business, comparisons of financial ratios of peer companies that are public, merger and acquisition comparables, the Company’s principal market (as the reporting entity) and enterprise values.

When valuing all of the Company’s investments, the Company strives to maximize the use of observable inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing an asset or liability developed based on the best information available in the circumstances.

The Company’s investments may be categorized based on the types of inputs used in their valuation. The level in the GAAP valuation hierarchy in which an investment falls is based on the lowest level input that is significant to the valuation of the investment in its entirety. Investments are classified by GAAP into the three broad levels as follows:

Level 1 — Investments valued using unadjusted quoted prices in active markets for identical assets.

Level 2 — Investments valued using other unadjusted observable market inputs, e.g. quoted prices in markets that are not active or quotes for comparable instruments.

Level 3 — Investments that are valued using quotes and other observable market data to the extent available, but which also take into consideration one or more unobservable inputs that are significant to the valuation taken as a whole.

Determination of fair value involves subjective judgments and estimates.

Revenue Recognition

Interest and dividend income, including income paid in kind, is recorded on an accrual basis, when such amounts are considered collectible. Origination, structuring, closing, commitment and other upfront fees, including original issue discounts, earned with respect to Capital Commitments are generally amortized or accreted into interest income over the life of the respective debt investment, as are end-of-term or exit fees receivable upon repayment of a debt investment. Other fees, including certain amendment fees, prepayment fees and commitment fees on broken deals, are recognized as earned. Prepayment fees and similar income due upon the early repayment of a loan or debt security are recognized when earned and are included in interest income.

Certain of the Company’s debt investments are purchased at a discount to par as a result of the underlying credit risks and financial results of the issuer, as well as general market factors that influence the financial markets as a whole. Discounts on the acquisition of corporate bonds are generally amortized using the effective-interest or constant-yield method assuming there are no questions as to collectability. When principal payments on a loan are received in an amount in excess of the loan’s amortized cost, the excess principal payments are recorded as interest income.

Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation

The Company measures realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, without regard to unrealized appreciation or depreciation previously recognized. Realized gains and losses are computed using the specific identification method. Net change in unrealized appreciation or depreciation reflects the change in portfolio investment values during the reporting period, including the reversal of previously recorded unrealized appreciation or depreciation when gains or losses are realized.

Contractual Obligations

The Company has entered into several contracts under which the Company has future commitments. Pursuant to an Investment Management Agreement, the Investment Manager manages the Company’s day-to-day operations and provides investment advisory services to the Company. Payments under the Investment Management Agreement are equal to a percentage of the value of the Company’s total assets (excluding cash and cash equivalents) and an incentive compensation, plus reimbursement of certain expenses incurred by the Investment Manager. Under the Administration Agreement, the Administrator provides the Company with administrative services, facilities and personnel. Payments under the Administration Agreement are equal to an allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations to the Company, and may include rent and the Company’s allocable portion of the cost of certain of the Company’s officers and the Administrator’s staff. The Company will generally be responsible for all Operating Expenses of the Company. See “—Expenses.” The Company may terminate each of the Investment Management Agreement and Administration Agreement without penalty upon not less than 60 days’ written notice to the other party and the Investment Manager and the Administrator may terminate the Investment Management Agreement or Administration Agreement, as applicable, without penalty upon not less than 120 days’ written notice to the other party.

Distributions

The Company’s quarterly dividends and distributions to Shareholders are recorded on the ex-dividend date. Distributions are declared considering the Company’s estimate of annual taxable income available for distribution to Shareholders and the amount of taxable income carried over from the prior year for distribution in the current year. The Company does not have a policy to pay distributions at a specific level and expects to continue to distribute substantially all of its taxable income. The Company cannot assure Shareholders that they will receive any distributions or distributions at a particular level.

The Company has elected to be taxed as a RIC under Subchapter M of the Code. In order to maintain favorable RIC tax treatment, the Company must distribute annually to Shareholders at least 90% of the Company’s ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of the assets legally available for distribution. In order to avoid certain excise taxes imposed on RICs, the Company must distribute during each calendar year an amount at least equal to the sum of:

•	98% of the Company’s ordinary income (not taking into account any capital gains or losses) for the calendar year;

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98.2% of the amount by which the Company’s capital gains exceed its capital losses (adjusted for certain ordinary losses) for the one-year period generally ending on October 31 of the calendar year; and

•	certain undistributed amounts from previous years on which the Company paid no U.S. federal income tax.

The Company may, at its discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. If the Company chooses to do so, all other things being equal, this would increase expenses and reduce the amounts available to be distributed to Shareholders. The Company will accrue excise tax on estimated taxable income as required. In addition, although the Company currently intends to distribute realized net capital gains (i.e., net long-term capital gains in excess of short-term capital losses), if any, at least annually, out of the assets legally available for such distributions, the Company may in the future decide to retain such capital gains for investment.

The Company may not be able to achieve operating results that will allow the Company to make dividends and distributions at a specific level or to increase the amount of these dividends and distributions from time to time. Also, the Company may be limited in its ability to make dividends and distributions due to the asset coverage test applicable to the Company as a BDC under the 1940 Act and due to provisions in the Company’s existing and future credit facilities. If the Company does not distribute a certain percentage of the Company’s income annually, the Company will suffer adverse tax consequences, including possible loss of favorable RIC tax treatment. In addition, in accordance with U.S. generally accepted accounting principles and tax regulations, the Company includes in income certain amounts that the Company has not yet received in cash, such as PIK interest, which represents contractual interest added to the loan balance that becomes due at the end of the loan term, or the accrual of original issue or market discount. Since the Company may recognize income before or without receiving cash representing such income, the Company may have difficulty meeting the requirement to distribute at least 90% of the Company’s investment company taxable income to obtain tax benefits as a RIC and may be subject to an excise tax.

Related Parties

The Company has entered into a number of business relationships with affiliated or related parties, including the following:

•	The Company has entered into an Investment Management Agreement with the Investment Manager.

•	The Company has entered into an Administration Agreement with the Administrator. The Administrator is an affiliate of the Investment Manager.

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The Company has entered into a royalty-free license agreement with BlackRock and the Investment Manager, pursuant to which each of BlackRock and the Investment Manager has agreed to grant the Company a non-exclusive, royalty-free license to use the name “BlackRock.”

The Investment Manager and its affiliates, employees and associates currently do and in the future may manage other funds and accounts. The Investment Manager and its affiliates may determine that an investment is appropriate for the Company and for one or more of those other funds or accounts. Accordingly, conflicts may arise regarding the allocation of investments or opportunities among the Company and those accounts. In general, the Investment Manager will allocate investment opportunities pro rata among the Company and the other funds and accounts (assuming the investment satisfies the objectives of each) based on the amount of committed capital each then has available. The allocation of certain investment opportunities in private placements is subject to independent director approval pursuant to the terms of the co-investment exemptive order applicable to the Company. In certain cases, investment opportunities may be made other than on a pro rata basis. For example, the Company may desire to retain an asset at the same time that one or more other funds or accounts desire to sell it or the Company may not have additional capital to invest at a time the other funds or accounts do. If the Investment Manager is unable to manage the Company’s investments effectively, the Company may be unable to achieve the Company’s investment objective. In addition, the Investment Manager may face conflicts in allocating investment opportunities between the Company and certain other entities that could impact the Company’s investment returns. While the Company’s ability to enter into transactions with its affiliates is restricted under the 1940 Act, the Company has received an exemptive order from the SEC permitting certain affiliated investments subject to certain conditions. As a result, the Company may face conflict of interests and investments made pursuant to the exemptive order conditions which could in certain circumstances affect adversely the price paid or received by the Company or the availability or size of the position purchased or sold by the Company.

Quantitative and Qualitative Disclosures about Market Risk

The Company is subject to financial market risks, including changes in interest rates. The Company expects that a significant portion of the debt investments in the Company’s portfolio will bear interest based on floating rates, such as LIBOR, EURIBOR, the Federal Funds Rate or the Prime Rate. The interest rates on such investments generally reset by reference to the current market index after one to six months. The Company expects that a significant percentage of floating rate debt investments in the Company’s portfolio will be subject to an interest rate floor. Floating rate investments subject to a floor generally reset by reference to the current market index after one to six months only if the index exceeds the floor.

Interest rate sensitivity refers to the change in earnings that may result from changes in the level of interest rates. Because the Company funds a portion of its investments with borrowings, the Company’s net investment income is affected by the difference between the rate at which the Company invests and the rate at which the Company borrows. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on the Company’s net investment income. The Company assesses its portfolio companies periodically to determine whether such companies will be able to continue making interest payments in the event that interest rates increase. There can be no assurances that the portfolio companies will be able to meet their contractual obligations at any or all levels of increases in interest rates.

Item 3.	Properties.

The Company does not own any real estate or other physical properties materially important to its operation. The Company’s executive offices are located at 2951 28th Street Suite 1000, Santa Monica, CA 90405, and are provided by the Administrator in accordance with the terms of the Administration Agreement. The Company believes that its office facilities are suitable and adequate for its business as it is contemplated to be conducted.

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

In conjunction with the Company’s formation, the Company issued and sold 100 Shares to BlackRock Financial Management, Inc., an affiliate of the Investment Manager, (the “Initial Shareholder”) for an aggregate purchase price of $1,000. The Company expects that the Initial Shareholder will be the sole Shareholder until the initial Drawdown Purchase and the issuance of Shares in connection therewith has been completed.

Item 5.	Directors and Executive Officers.

Board of Directors

The Company’s business and affairs are managed under the direction of the Board of Directors. The Board of Directors consists of five members, three of whom are Independent Directors. The Board of Directors elects the Company’s officers, who serve at the discretion of the Board of Directors. The responsibilities of the Board of Directors include quarterly valuation of the Company’s assets, corporate governance activities, oversight of the Company’s financing arrangements and oversight of the Company’s investment activities.

Information regarding the Board of Directors and executive officers is as follows:

Name, Business Address and Year of Birth	Position(s) Held with the Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Board Member	Other Directorships Held by Board Member During Past Five Years*

Eric J. Draut 2951 28th Street, Suite 100, Santa Monica, California 90405 Year of birth: 1957	Director and Audit Committee Chair	2020 to present
From 2011 to present, Mr. Draut has been a Director of BlackRock TCP Capital Corp. In February 2015, Mr. Draut was appointed to the Board of Thrivent Financial for Lutherans, a registered investment adviser and Fortune 500 Company, and is the chair of the Audit and Finance Committee and serves on the Investment Committee of the Board. In February 2015, Mr. Draut was also appointed to the Board of Holy Family Ministries, operator of Holy Family School, where he served as the Interim Chief Executive Officer from 2017 to 2018. From 2008 to 2010 and again from 2014 to 2017, Mr. Draut was Chairman of the Board of Lutheran Social Services of Illinois. From 2012 to 2014, Mr. Draut was Executive Chairman and, in 2017, became chairman emeritus, of the Board of Lutheran Social Services of Illinois.
				2 BDCs consisting of 2 Portfolios	None
M. Freddie Reiss 2951 28th Street, Suite 100, Santa Monica, California 90405 Year of birth: 1947	Director and Audit Committee Member	2020 to present
From 2016 to present, Mr. Reiss has been a Director of BlackRock TCP Capital Corp. Mr. Reiss currently serves as an independent director of both Woodbridge Wind-Down Entity LLC, and its parent, Woodbridge Liquidation Trust, on which he is also the Chair of the Audit Committee. From August 2018 until April 2019, he served as an independent director of the JH Group of Companies. From October 2018 until February 2019 Mr. Reiss was an independent director of National Stores et al. From May 2018 until August 2018, Mr. Reiss was Special Advisor to Board of Directors of Shipston Group of Companies. From March 2017 to August 2017, Mr. Reiss was an independent director of Classic Party Rentals. From March 2016 to November 2016, Mr. Reiss was a Director, Audit Committee Chair and member of the Nominating and Governance Committee of Ares Dynamic Credit Allocation Fund, Inc., a closed end management investment company. From February 2012 to November 2016, Mr. Reiss was Chairman of the Audit Committee and an independent board member for Contech Engineered Solutions, an engineering solutions provider. From September 2014 to November 2016, Mr. Reiss was Managing Member and Director of Variant Holdings LLC, a real estate operating company. Prior to 2013, Mr. Reiss was Senior Managing Director of FTI Consulting Inc.
				2 BDCs consisting of 2 Portfolios	None

Name, Business Address and Year of Birth	Position(s) Held with the Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Board Member	Other Directorships Held by Board Member During Past Five Years*
Karyn L. Williams 2951 28th Street, Suite 100, Santa Monica, California 90405 Year of birth: 1964	Director and Audit Committee Member	2020 to present
From August 2018 to present, Ms. Williams has been a Director of BlackRock TCP Capital Corp. Ms. Williams is the Founder of Hightree Advisors and Hightree Group, independent advisory businesses that respectively provide investment and risk management consulting to institutional investors. Since 2016, she was Head of Client Solutions at Two Sigma Advisors. Prior to Two Sigma from 2013 to 2016, Ms. Williams was Chief Investment Officer and Head of Insurance Investments at Farmers Group, Inc, an insurance company. From 2001 to 2013, Ms. Williams was a partner at Wilshire Associates, Inc. where she held roles as senior investment consultant, risk consultant, and Head of Total Fund Analytics. She is a graduate of Arizona State University where she earned a B.S. in Economics and a Ph.D. in Finance.

			2 BDCs consisting of 2 Portfolios	None
Nik Singhal 40 East 52nd St, 21st Floor New York, New York 10022 Year of birth: 1974	Director and Chief Executive Officer	2020 to present
Mr. Singhal has been a Managing Director of the Investment Manager and Portfolio Manager of other funds managed by the Investment Manager and its affiliates. From 2010-2016, Mr. Singhal was a Managing Director in the Financial Markets Advisory Group within BlackRock Solutions®. From 2005-2008, Mr. Singhal was a senior investment professional at HBK Capital Management. Prior to that, Mr. Singhal was a Vice President in the Fixed Income Division of Lehman Brothers, which he joined in 1998. Mr. Singhal earned a BS degree in Computer Science & Engineering from IIT Delhi and an MBA degree from IIM Ahmedabad.

			2 BDCs consisting of 2 Portfolios	None
Bradley B. Pritchard 400 Howard Street San Francisco, California 94105 Year of birth: 1967	Director, President and Chief Operating Officer	2020 to present
Mr. Pritchard has been a Managing Director of the Investment Manager and Portfolio Manager of other funds managed by the Investment Manager.  Mr. Pritchard was a Managing Director at TCP when it was acquired by BlackRock in 2018. He has been at BlackRock and its predecessor, TCP, since 2014. Previously, Mr. Pritchard was a Managing Director with Hercules Capital. Mr. Pritchard also has worked at Wells Fargo Securities, SG Cowen, Banc of America Securities, and GE Capital. Mr. Pritchard earned an M.B.A. from the Wharton School at the University of Pennsylvania and a B.A. from the University of California, Berkeley.
			1 BDC consisting of 1 Portfolio	None

Name, Business Address and Year of Birth	Position(s) Held with the Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex Overseen by Board Member	Other Directorships Held by Board Member During Past Five Years*
Executive Officers Who Are Not Directors

Erik L. Cuellar 2951 28th Street, Suite 100, Santa Monica, California 90405 Year of birth: 1971	Chief Financial Officer	2020 to present	From 2011, Mr. Cuellar has served as Controller of other funds managed by the Investment Manager and its affiliates.	N/A	N/A
Charles C. S. Park 40 East 52nd Street, 19th Floor New York, New York 10022 Year of birth: 1967	Chief Compliance Officer	2020 to present
Mr. Park has been a Managing Director and Chief Compliance Officer of the Investment Manager and has served as Chief Compliance Officer of other U.S. funds managed by the Investment Manager and its affiliates.
				N/A	N/A

Elizabeth Greenwood 2951 28th Street, Suite 1000, Santa Monica, California 90405 Year of birth: 1963	General Counsel and Secretary	2020 to present
From 2008 to 2018, Ms. Greenwood was Chief Compliance Officer and General Counsel of TCP and its managed funds; from 2018 to present, she has been a Managing Director of the Investment Manager and of other funds managed by the Investment Manager and its affiliates.
				N/A	N/A

*	Directorships disclosed under this column do not include directorships disclosed under the column “Principal Occupation(s) During Past Five Years.”

†	Messrs. Singhal and Pritchard are “interested persons” (as defined in the 1940 Act) of the Company by virtue of their current positions with the Investment Manager.

The Board of Directors has adopted procedures for evaluating potential director candidates against the knowledge, experience, skills, expertise and diversity that it believes are necessary and desirable for such candidates. The Board of Directors believes that each director satisfied, at the time he or she was initially elected or appointed a director, and continues to satisfy, the standards contemplated by such procedures. In addition to such procedures, the Board of Directors has adopted requirements that (1) no director serve concurrently as a director of more than six public companies, for which directorships on companies in a family of funds will count as a single directorship and (2) directors be subject to a mandatory retirement age of 75, which mandatory retirement age may be waived by a majority vote of the Board of Directors. Furthermore, in determining that a particular director was and continues to be qualified to serve as a director, the Board of Directors has considered a variety of criteria, none of which, in isolation, was controlling. The Board of Directors believes that, collectively, the directors have balanced and diverse experience, skills, attributes and qualifications, which allow the Board of Directors to operate effectively in governing the Company and protecting the interests of Shareholders. Among the attributes common to all directors are their ability to review critically, evaluate, question and discuss information provided to them, to interact effectively with the Investment Manager and other service providers, counsel and independent auditors, and to exercise effective business judgment in the performance of their duties as directors. Each director’s ability to perform his or her duties effectively is evidenced by his or her educational background or professional training; business, consulting, public service or academic positions; experience from service as a member of the Board of Directors, other investment companies, public companies, or non-profit entities or other organizations; ongoing commitment and participation in Board of Directors and committee meetings, as well as his or her leadership of standing committees; or other relevant life experiences. Information about the specific experience, skills, attributes and qualifications of each director, which in each case led to the Board of Director’s conclusion that the director should serve as a director of the Company, is provided below.

Interested Directors

Nik Singhal, CFA, Managing Director, is a member of BlackRock's global credit platform. Mr. Singhal is responsible for portfolio management and portfolio construction activities and is a member of the Investment Committee for various direct lending funds managed by BlackRock.

Prior to moving to the current role in 2016, Mr. Singhal was a Managing Director in the Financial Markets Advisory Group within BlackRock Solutions®, where he provided portfolio management and advisory services to clients with a focus on corporate debt, shipping loans, consumer and esoteric ABS.

Prior to joining Blackrock in 2010, Mr. Singhal worked as a senior investment professional at HBK Capital Management in Dallas where he was responsible for originating and managing direct corporate loans and other opportunistic investments. He joined HBK in 2005. Prior to that, Mr. Singhal was a Vice President in the Fixed Income Division of Lehman Brothers in New York responsible for structuring and managing principal transactions, primarily focusing on esoteric ABS and distressed corporate debt. He joined Lehman Brothers in 1998.

Mr. Singhal earned a BS degree in Computer Science & Engineering from IIT Delhi in 1995 and an MBA degree from IIM Ahmedabad in 1998.

Bradley B. Pritchard, Managing Director, is a member of Blackrock's Global Credit Platform and a voting member on the investment committee for BlackRock U.S. Private Capital. Mr. Pritchard is primarily focused on providing debt financing solutions for venture and middle-market companies in the technology industry.

Mr. Pritchard was a Managing Director at TCP when it was acquired by BlackRock in 2018. He has been at BlackRock and its predecessor, TCP, since 2014. Prior to his current role, Mr. Pritchard was a Managing Director with Hercules Capital. Mr. Pritchard also has worked at Wells Fargo Securities, SG Cowen, Banc of America Securities, and GE Capital.

Mr. Pritchard earned an M.B.A. from the Wharton School at the University of Pennsylvania and a B.A. from the University of California, Berkeley.

Independent Directors

Eric J. Draut is a Director and Chair of the Company’s Audit Committee. The Company’s Board of Directors benefits from Mr. Draut’s nearly 30-year career in accounting and finance. Mr. Draut completed a 20-year career at Kemper Corporation (formerly Unitrin, Inc.) in 2010, serving the last nine years as Executive Vice President, Chief Financial Officer and a member of its board of directors. Mr. Draut also held positions at Kemper Corporation as Group Executive, Treasurer and Corporate Controller. Prior to joining Kemper Corporation, Mr. Draut was Assistant Corporate Controller at Duchossois Industries, Inc. and at AM International, Inc. Mr. Draut began his career at Coopers and Lybrand (now PricewaterhouseCoopers LLP). Mr. Draut is a Certified Public Accountant, received an M.B.A. in finance and operations from J.L. Kellogg Graduate School of Management at Northwestern University and a B.S. in accountancy from the University of Illinois at Urbana-Champaign, graduating with High Honors. Until September 2013 Mr. Draut served as a Director and Chairman of the audit committee of Intermec. In February 2015, Mr. Draut was appointed to the Board of Thrivent Financial for Lutherans, a registered investment adviser and Fortune 500 Company, and is the chair of the Audit and Finance Committee and serves on the Investment Committee of the Board. In February 2015 Mr. Draut was also appointed to the Board of Holy Family Ministries, operator of Holy Family School, where he served as the Interim Chief Executive Officer from 2017 to 2018. Mr. Draut volunteers with Lutheran Social Services of Illinois where he currently serves as chairman emeritus of the Board of Directors and recently served as Executive Chairman of its Board of Directors. Mr. Draut is also a National Association of Corporate Directors Fellow. Mr. Draut’s knowledge of financial and accounting matters, and his independence from the Company and the Investment Manager, qualifies him to serve as the Chair of the Company’s Audit Committee.

M. Freddie Reiss is a Director and member of the Company’s Audit Committee. Mr. Reiss retired from his role as Senior Managing Director in the Corporate Finance/Restructuring practice of FTI Consulting, Inc. in 2013. Mr. Reiss has over 30 years of experience in strategic planning, cash management, liquidation analysis, covenant negotiations, forensic accounting and valuation. He specializes in advising on bankruptcies, reorganizations, business restructuring and in providing expert witness testimony for underperforming companies. Prior to joining FTI Consulting, Mr. Reiss was a partner and west region leader at PricewaterhouseCoopers, LLP, where he co-founded the Business Restructuring Services practice. Mr. Reiss is a recognized expert in the field of financial restructuring. Mr. Reiss holds an M.B.A. from City College of New York’s Baruch College and a B.B.A. from City College of New York’s Bernard Baruch School of Business. He is a Certified Public Accountant in New York and California. Mr. Reiss currently serves as an independent director of both Woodbridge Wind-Down Entity LLC, and its parent, Woodbridge Liquidation Trust, on which he is also the Chair of the Audit Committee. From August 2018 until April 2019, he served as an independent director of the JH Group of Companies. From October 2018 until February 2019 Mr. Reiss was an independent director of National Stores et al. From May 2018 until August 2018, Mr. Reiss was Special Advisor to Board of Directors of Shipston Group of Companies. From March 2017 to August 2017, Mr. Reiss was an independent director of Classic Party Rentals. Mr. Reiss was formerly an independent director, audit committee chair and a member of the nominating and governance committee of Ares Dynamic Credit Allocation Fund, Inc. He is also on the Board of Trustees for the Baruch College Fund, and was chairman of the audit committee and independent board member for Contech Engineered Solutions and Managing Member and director of Variant Holdings LLC. Mr. Reiss was an independent director and member of the audit committee of BlackRock’s Special Value Opportunities Fund. He was also an independent director and chair of the audit committee for Liberty Medical Group and Brundage Bone Inc. Mr. Reiss’s knowledge of financial and accounting matters qualifies him to serve as a member of the Company’s Audit Committee.

Karyn L. Williams is a Director and member of the Audit Committee. Ms. Williams is the Founder of Hightree Advisors and Hightree Group, independent advisory businesses that respectively provide investment and risk management consulting to institutional investors. Since 2016, she was Head of Client Solutions at Two Sigma Advisors. Prior to Two Sigma, from 2013 to 2016, Ms. Williams was Chief Investment Officer and Head of Insurance Investments at Farmers Group, Inc, an insurance company. From 2001 to 2013, Ms. Williams was a partner at Wilshire Associates, Inc. where she held roles as senior investment consultant, risk consultant, and Head of Total Fund Analytics. She is a graduate of Arizona State University where she earned a B.S. in Economics and a Ph.D. in Finance.

Executive Officers who are Not Directors

Erik L. Cuellar, Chief Financial Officer of the Company and Director of BlackRock, is a member of Blackrock's global credit platform. Mr. Cuellar has been at BlackRock and its predecessor, TCP, since 2011.

Prior to his current role, Mr. Cuellar served as Controller for Ares Capital Corporation. Prior to that, Mr. Cuellar was with Metropolitan West Asset Management where he served as the Assistant Treasurer and Principal Accounting Officer for the Metropolitan West Funds. Prior to that, Mr. Cuellar managed the Alternative Investments Group at Western Asset Management Company. Mr. Cuellar began his career with Deloitte & Touche LLP where he was a Senior Auditor in their Financial Services Group.

Mr. Cuellar earned a B.S. in Accounting from California State University Northridge and is a Certified Public Accountant in California.

Charles C. S. Park, Chief Compliance Officer of the Company and Managing Director, Legal and Compliance, of BlackRock. Mr. Park is the Chief Compliance Officer for BlackRock's US registered investment advisers, mutual funds, closed-end funds and iShares ETFs.

Prior to joining BlackRock in 2009, Mr. Park was Principal and Chief Compliance Officer - US Funds at Barclays Global Investors, where he oversaw compliance for all US domiciled registered funds, including the iShares ETFs. From 1995 to 2006, Mr. Park was at American Century Investments, where he spent eleven years as Corporate Counsel, Assistant General Counsel, Associate General Counsel and, finally, the firm's Chief Compliance Officer. Mr. Park began his career as an investment advisory and investment company attorney at Howard & Howard Attorneys.

Mr. Park earned a BA degree in Economics and a JD from University of Michigan in 1989 and 1992, respectively.

Elizabeth Greenwood, General Counsel and Secretary of the Company and Managing Director of BlackRock, is a member of BlackRock's legal and compliance team.

Ms. Greenwood joined BlackRock in August 2018 following the acquisition of TCP, an alternative investment manager focused on direct lending and special situations credit strategies. From 2008 to 2018, she served as General Counsel and Chief Compliance Officer of TCP. Prior to joining TCP in 2007, she was General Counsel & Chief Compliance Officer at Strome Investment Management. Prior to Strome, she served as counsel to venture capital companies sponsored by Pacific Capital Group and Ridgestone Corp., including Global Crossing and World POG Federation. Ms. Greenwood began her career as an associate at Stroock & Stroock & Lavan.

Ms. Greenwood earned a bachelor of business administration from The University of Texas at Austin with highest honors and a Juris Doctor from Stanford Law School.

Corporate Governance

The Company’s directors have been divided into two groups — Interested Directors and Independent Directors. Interested Directors are “interested persons” as defined in the 1940 Act. Nik Singhal and Bradley B. Pritchard are Interested Directors by virtue of their employment with the Investment Manager. In part because the Company is an externally-managed investment company, the Board of Directors believes having a chairperson that is an Interested Director and that is familiar with the Company’s portfolio companies, its day-to-day management and the operations of the Investment Manager greatly enhances, among other things, its understanding of the Company’s investment portfolio, business, finances and risk management efforts. In addition, the Board of Directors believes that Mr. Singhal’s employment with the Investment Manager allows for the efficient mobilization of the Investment Manager resources at the Board of Director’s behest and on its behalf. The Board of Directors does not have a lead Independent Director. The Board of Directors believes its relatively small size and the composition and leadership of its committees allow each director to enjoy full, accurate and efficient communication with the Company, the Investment Manager and management, and facilitates the timely transmission of information among such parties.

Director Independence

On an annual basis, each member of the Board of Directors is required to complete an independence questionnaire designed to provide information to assist the Board of Directors in determining whether the director is independent. The Board of Directors has determined that each of the directors, other than the Interested Directors, is independent under the 1940 Act.

Means by Which the Board of Directors Supervises Executive Officers

The Board of Directors is regularly informed on developments and issues related to the business of the Company, and monitors the activities and responsibilities of the executive officers in various ways. At each regular meeting of the Board of Directors, the executive officers report to the Board of Directors on developments and important issues. Each of the executive officers, as applicable, also provides regular updates to the members of the Board of Directors regarding the Company’s business between the dates of regular meetings of the Board of Directors. Executive officers and other members of the Investment Manager, at the invitation of the Board of Directors, regularly attend portions of meetings of the Board of Directors and its committees to report on the financial results of the Company, its operations, performance and outlook, and on areas of the business within their responsibility, including risk management and management information systems, as well as other business matters.

The Board of Directors’ Role in Risk Oversight

Day-to-day risk management with respect to the Company is the responsibility of the Investment Manager or other service providers (depending on the nature of the risk) subject to the supervision of the Investment Manager. The Company is subject to a number of risks, including investment, compliance, operational and valuation risks, among others. While there are a number of risk management functions performed by the Investment Manager and the other service providers, as applicable, it is not possible to eliminate all of the risks applicable to the Company. Risk oversight is part of the Board of Directors’ general oversight of the Company and is addressed as part of various Board of Directors and committee activities. The Board of Directors, directly or through a committee, also reviews reports from, among others, management, the independent registered public accounting firm for the Company and internal accounting personnel for the Investment Manager, as appropriate, regarding risks faced by the Company and management’s or the service provider’s risk functions. The committee system facilitates the timely and efficient consideration of matters by the directors, and facilitates effective oversight of compliance with legal and regulatory requirements and of the Company’s activities and associated risks. The Company’s Chief Compliance Officer oversees the implementation and testing of the Company’s compliance program and reports to the Board of Directors regarding compliance matters for the Company and its service providers. The Independent Directors have engaged independent legal counsel to assist them in performing their oversight responsibilities.

Audit Committee

The Audit Committee operates pursuant to a charter approved by the Board of Directors. The Audit Committee currently holds regular meetings on a quarterly basis and special meetings as needed. The charter sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to serve as an independent and objective party to assist the Board of Directors in fulfilling its responsibilities for overseeing all material aspects of the Company’s accounting and financial reporting processes, monitoring the independence and performance of the Company’s independent registered public accounting firm, providing a means for open communication among the Company’s independent accountants, financial and senior management and the Board of Directors, and overseeing the Company’s compliance with legal and regulatory requirements. The Audit Committee is presently composed of Eric J. Draut, M. Freddie Reiss and Karyn L. Williams, each of whom is considered independent for purposes of the 1940 Act.

Nominations

With respect to nominations to the Board of Directors, the Board of Directors seeks to identify individuals to serve on the Board of Directors who have a diverse range of viewpoints, qualifications, experiences, backgrounds and skill sets so that the Board of Directors will be better suited to fulfill its responsibility of overseeing the Company’s activities. In so doing, the Board of Directors reviews the size of the Board of Directors and the knowledge, experience, skills, expertise and diversity of the directors in light of the issues facing the Company in determining whether one or more new directors should be added to the Board of Directors.

The Board of Directors may consider recommendations for nomination of directors from Shareholders. Nominations made by Shareholders must be delivered to or mailed (setting forth the information required by the Company’s by-laws) and received at the Company’s principal executive offices not earlier than 150 days nor fewer than 120 days in advance of the anniversary date of the previous year’s annual meeting of Shareholders; provided, however, that if the date of the annual meeting has changed by more than 25 days from the prior year, the nominations must be received not earlier than the 150th day prior to the date of such annual meeting nor later than  the 10th day following the day on which notice of such meeting date is mailed or public announcement of such meeting date is made.

Investment Committee

BlackRock’s transaction evaluation is organized around a centralized investment committee that provides for a consistent, repeatable decision-making process. BlackRock’s Investment Committee for the Company’s portfolio includes all investment professionals of the Investment Manager and key senior-level constituents from other functional groups including BlackRock’s RQA group. The “Voting Members” of the Investment Committee will be drawn from a pool of the Investment Manager’s senior professionals. There will initially be five permanent Voting Members and up to six rotating Voting Members (rotating Voting Members will vote during certain established time intervals). Mr. Pritchard and Mr. Singhal will serve as two of the rotating Voting Members of the Investment Committee.

Permanent Voting Members

The persons with the most significant responsibility for the day-to-day management of the Company’s portfolio are the permanent Voting Members of the Investment Committee. The permanent Voting Members of the Investment Committee are:

Howard M. Levkowitz. Mr. Levkowitz is a founding partner of TCP, the predecessor to the Investment Manager. Prior to founding TCP, the predecessor to the Investment Manager, Mr. Levkowitz was an attorney specializing in real estate and insolvencies with Dewey Ballantine LLP. Mr. Levkowitz serves as President of certain of the Investment Manager’s other funds that employ a broad set of credit-oriented strategies. He has served as a director of both public and private companies. He has also served on a number of formal and informal creditor committees. He received a B.A. in History (Magna Cum Laude) from the University of Pennsylvania, a B.S. in Economics (Magna Cum Laude, concentration in Finance) from The Wharton School, and a J.D. from the University of Southern California.

Philip M. Tseng. Prior to joining TCP, the predecessor to the Investment Manager, Mr. Tseng was a member of the Credit Suisse First Boston technology investment banking group focusing on technology and business services. While at CSFB, he advised on and executed M&A, public and private equity and structured debt transactions for a broad range of small and large cap companies. He also spent time covering technology services companies as an equity research analyst. Prior to that, he spent time in investment banking at Deutsche Banc Alex Brown, where he managed equity and debt offerings for telecommunications companies, both emerging and incumbent carriers. Mr. Tseng currently serves as a Director on the boards of First Advantage, Shopzilla Inc., Anacomp, Inc., and also as a Director on the board of the United States Tennis Association (USTA) Southern California section. He received an A.B. in Economics Harvard College and an M.B.A from the Harvard Business School.

Rajneesh Vig. Prior to joining TCP, the predecessor to the Investment Manager, Mr. Vig worked for Deutsche Bank in New York as a member of the bank’s Principal Finance Group. Prior to that, Mr. Vig was a Director in the Technology Investment Banking group in San Francisco where he advised a broad range of growth and large cap technology companies on merger, acquisition and public/private financing transactions. Prior to his time at Deutsche Bank, Mr. Vig was a Manager in Price Waterhouse’s Shareholder Value Consulting group, and he began his career in Arthur Andersen’s Financial Markets/Capital Markets group. He currently serves on the board of Dialogic and is a board observer for GSI Group. Mr. Vig is also on the Los Angeles Advisory Board of the Posse Foundation, a non-profit organization that identifies, recruits and trains student leaders from public high schools for enrollment at top-tier universities. He received a B.A. with highest honors in Economics and Political Science from Connecticut College and an M.B.A. in Finance from New York University.

Jason Mehring. Prior to joining the Investment Manager, Mr. Mehring previously spent more than ten years at Banc of America Capital Investors (BACI), an affiliate of Bank of America, Inc., where he held positions of increasing responsibility, becoming a Principal of the firm. At BACI, Mr. Mehring focused on mezzanine and private equity investing in middle market companies. Prior to joining BACI, he worked at Firstar Bank, a predecessor to U.S. Bank. Mr. Mehring received a B.B.A., summa cum laude, in Finance and Economics from the University of Wisconsin Eau Claire, where he also graduated with University Honors, and an M.B.A. from the Kellogg School of Management at Northwestern University.

Christian Donohue. Prior to joining TCP, the predecessor to the Investment Manager, Mr. Donohue held various roles within GE Capital's Media and Telecom group. Mr. Donohue currently serves on the Board of Directors of Real Mex Restaurants, EuroSeas, EuroDry and Blue Wall Shipping. Mr. Donohue earned a B.A. from Georgetown University and an M.B.A from Yale.

The voting members of the Investment Committee for each Other Client Account are primarily responsible for the day-to-day management of such Other Client Account. Howard M. Levkowitz, Philip M. Tseng, Rajneesh Vig, Jason Mehring and Christian Donohue are voting members of the Investment Committee for a majority of the Other Client Accounts. The advisory compensation of each of these accounts is based in part on the performance of the account during periods where such account meets minimum performance requirements.

Material conflicts of interest may arise in connection with the Voting Members’ management of the Company’s investments, on the one hand, and the investments of the Other Client Accounts, on the other.

Each permanent Voting Member receives a fixed salary from the Investment Manager. Additionally, each Voting Member may receive a performance-based discretionary bonus, the opportunity to participate in various benefits programs and the opportunity to participate in one or more of the incentive compensation programs established by BlackRock.

The discussion below describes the permanent Voting Members’ compensation as of December 31, 2019.

BlackRock’s financial arrangements with the permanent Voting Members, its competitive compensation and its career path emphasis at all levels reflect the value senior management places on key resources. Compensation may include a variety of components and may vary from year to year based on a number of factors. The principal components of compensation include a base salary, a performance-based discretionary bonus, participation in various benefits programs and one or more of the incentive compensation programs established by BlackRock.

Base compensation. Generally, the permanent Voting Members receive base compensation based on their position with the firm.

Discretionary Incentive Compensation. Discretionary incentive compensation is a function of several components: the performance of BlackRock, Inc., the performance of the permanent Voting Member’s group within BlackRock, the investment performance, including risk-adjusted returns, of the firm’s assets under management or supervision by that permanent Voting Member relative to predetermined benchmarks, and the individual’s performance and contribution to the overall performance of these portfolios and BlackRock. In most cases, these benchmarks are the same as the benchmark or benchmarks against which the performance of the funds or other accounts managed by the permanent Voting Members are measured. Among other things, BlackRock’s Chief Investment Officers make a subjective determination with respect to each permanent Voting Member’s compensation based on the performance of the funds and other accounts managed by each permanent Voting Member relative to the various benchmarks.

Distribution of Discretionary Incentive Compensation. Discretionary incentive compensation is distributed to permanent Voting Members in a combination of cash deferred BlackRock, Inc. stock awards, and/or deferred cash awards that notionally track the return of certain BlackRock investment products.

Permanent Voting Members receive their annual discretionary incentive compensation in the form of cash. Permanent Voting Members whose total compensation is above a specified threshold also receive deferred BlackRock, Inc. stock awards annually as part of their discretionary incentive compensation. Paying a portion of discretionary incentive compensation in the form of deferred BlackRock, Inc. stock puts compensation earned by a permanent Voting Member for a given year “at risk” based on BlackRock’s ability to sustain and improve its performance over future periods. In some cases, additional deferred BlackRock, Inc. stock may be granted to certain key employees as part of a long-term incentive award to aid in retention, align interests with long-term shareholders and motivate performance. Deferred BlackRock, Inc. stock awards are generally granted in the form of BlackRock, Inc. restricted stock units that vest pursuant to the terms of the applicable plan and, once vested, settle in BlackRock, Inc. common stock. The permanent Voting Members of the Company are eligible to receive deferred BlackRock, Inc. stock awards.

For certain permanent Voting Members, a portion of the discretionary incentive compensation is also distributed in the form of deferred cash awards that notionally track the returns of select BlackRock investment products they manage, which provides direct alignment of permanent Voting Member discretionary incentive compensation with investment product results. Deferred cash awards vest ratably over a number of years and, once vested, settle in the form of cash. Only permanent Voting Members who manage specified products and whose total compensation is above a specified threshold are eligible to participate in the deferred cash award program.

Other Compensation Benefits. In addition to base salary and discretionary incentive compensation, permanent Voting Members may be eligible to receive or participate in one or more of the following:

Incentive Savings Plans. BlackRock, Inc. has created a variety of incentive savings plans in which BlackRock employees are eligible to participate, including a 401(k) plan, the BlackRock Retirement Savings Plan (RSP), and the BlackRock Employee Stock Purchase Plan (ESPP). The employer contribution components of the RSP include a company match equal to 50% of the first 8% of eligible pay contributed to the plan capped at $5,000 per year, and a company retirement contribution equal to 3-5% of eligible compensation up to the Internal Revenue Service (“IRS”) limit ($280,000 for 2019). The RSP offers a range of investment options, including registered investment companies and collective investment funds managed by the firm. BlackRock contributions follow the investment direction set by participants for their own contributions or, absent participant investment direction, are invested into a target date fund that corresponds to, or is closest to, the year in which the participant attains age 65. The ESPP allows for investment in BlackRock common stock at a 5% discount on the fair market value of the stock on the purchase date. Annual participation in the ESPP is limited to the purchase of 1,000 shares of common stock or a dollar value of $25,000 based on its fair market value on the purchase date. All of the eligible permanent Voting Members are eligible to participate in these plans.

No permanent Voting Member owns equity securities in the Company.

Other Accounts Managed

The information below lists the number of other accounts for which each permanent Voting Member was primarily responsible for the day-to-day management as of September 30, 2020.

Name of Investing Committee permanent Voting Member	Type of Accounts	Total No. of Other Accounts Managed	Total Other Assets (in millions)	No. of Other Accounts where Advisory Fee is Based on Performance	Total Assets in Other Accounts where Advisory Fee is Based on Performance (in millions)
Howard M. Levkowitz	Other Pooled Investment Vehicles:	37	13,504	34	11,471
	Other Accounts:	6	700	6	700
Philip M. Tseng	Other Pooled Investment Vehicles:	37	13,504	34	11,471
	Other Accounts:	6	700	6	700
Rajneesh Vig	Other Pooled Investment Vehicles:	37	13,504	34	11,471
	Other Accounts:	6	700	6	700
Jason Mehring	Other Pooled Investment Vehicles:	37	13,504	34	11,471
	Other Accounts:	6	700	6	700
Christian Donohue	Other Pooled Investment Vehicles:	37	13,504	34	11,471
	Other Accounts:	6	700	6	700

Item 6.	Executive Compensation.

Compensation of Directors

The Company is authorized to pay each Independent Director the following amounts for serving as a director: (i) $30,000 a year; (ii) $1,000 for each regular meeting of the Board of Directors attended by such director; (ii) $1,000 for each in person meeting of a committee of the Board of Directors physically attended by such director; (iii) $500 for each special telephonic meeting of the Board of Directors attended via telephone by such director; (iv) $500 for each telephonic meeting of a committee thereof attended via telephone by such director. The Chair of the Audit Committee receives $10,000 per year. Each director is also entitled to reimbursement for all out-of-pocket expenses of such person in attending each meeting of the Board of Directors and any committee thereof.

Compensation of Executive Officers

None of the officers receive compensation from the Company. The compensation of the officers is paid by the Investment Manager or its affiliates. A portion of such compensation may be reimbursed by the Company for the cost to the Administrator of administrative services rendered by him or her on behalf of the Company.

Item 7.	Certain Relationships and Related Transactions, and Director Independence.

Investment Management Agreement

The Company has entered into an Investment Management Agreement with the Investment Manager. See “Item 1. Business—Investment Management Agreement.”

Administration Agreement

The Company has entered into an administration agreement with the Administrator. See “Item 1. Business—The Administrator.”

Director Independence

Please see “Item 5. Directors and Executive Officers” for disclosure regarding director independence.

Item 8.	Legal Proceedings.

The Company and the Investment Manager are not currently subject to any material pending or threatened legal proceedings against them. From time to time, the Company may be a party to certain legal proceedings incidental to the normal course of the Company’s business including the enforcement of the Company’s rights under contracts with the Company’s portfolio companies. While the outcome of these legal proceedings cannot be predicted with certainty, the Company does not expect that these proceedings will have a material effect upon its business, financial condition or results of operations.

Item 9.	Market Price of, and Dividends on, the Registrant’s Common Equity and Related Shareholder Matters.

Market Information

Shares will be offered and sold in transactions exempt from registration under the Securities Act under Section 4(a)(2) and Regulation D. There is no public market for the Shares.

Because Shares will be acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Shareholders may not Transfer any Shares unless (i) the Investment Manager gives consent, and (ii) the Transfer is made in accordance with applicable securities laws and the Governing Documents of the Company. The Investment Manager will not unreasonably withhold its consent to the Transfer of all or a portion of a Shareholder’s Shares to an affiliate of such Shareholder on at least 30 days’ prior written notice; provided that the conditions in the Governing Documents of the Company are otherwise satisfied.

Holders

Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the holders of common stock.

Distributions

The Company’s quarterly dividends and distributions to Shareholders are recorded on the ex-dividend date and are determined by the Board of Directors. Distributions are declared considering the Company’s estimate of annual taxable income available for distribution to Shareholders and the amount of taxable income carried over from the prior year for distribution in the current year. The Company does not have a policy to pay distributions at a specific level and expect to continue to distribute substantially all of its taxable income. Changes in investment results or focus, expense levels and other factors may have an effect on the amount of distributions the Company pays in the future. The Company cannot assure Shareholders that they will receive any distributions or distributions at a particular level.

Tax characteristics of all dividends are reported to Shareholders on Form 1099-DIV or Form 1042-S after the end of the calendar year.

The Company has elected to be taxed as a RIC under Subchapter M of the Code. In order to maintain favorable RIC tax treatment, the Company must distribute annually to Shareholders at least 90% of its ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of the assets legally available for distribution. In order to avoid certain excise taxes imposed on RICs, the Company must distribute during each calendar year an amount at least equal to the sum of:

•	98% of the Company’s ordinary income (not taking into account any capital gains or losses) for the calendar year;

•
98.2% of the amount by which the Company’s capital gains exceed its capital losses (adjusted for certain ordinary losses) for the one-year period generally ending on October 31 of the calendar year; and

•	certain undistributed amounts from previous years on which the Company paid no U.S. federal income tax.

The Company may, at its discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. If the Company chooses to do so, all other things being equal, this would increase expenses and reduce the amounts available to be distributed to Shareholders. The Company will accrue excise tax on estimated taxable income as required. In addition, although the Company currently intends to distribute realized net capital gains (i.e., net long-term capital gains in excess of short-term capital losses), if any, at least annually, out of the assets legally available for such distributions, the Company may in the future decide to retain such capital gains for investment.

The Company may not be able to achieve operating results that will allow the Company to make dividends and distributions at a specific level or to increase the amount of these dividends and distributions from time to time. Also, the Company may be limited in its ability to make dividends and distributions due to the asset coverage test applicable to the Company as a BDC under the 1940 Act and due to provisions in the Company’s existing and future credit facilities. If the Company does not distribute a certain percentage of its income annually, the Company will suffer adverse tax consequences, including possible loss of favorable RIC tax treatment. In addition, in accordance with U.S. generally accepted accounting principles and tax regulations, the Company includes in income certain amounts that it has not yet received in cash, such as PIK interest, which represents contractual interest added to the loan balance that becomes due at the end of the loan term, or the accrual of original issue or market discount. Since the Company may recognize income before or without receiving cash representing such income, the Company may have difficulty meeting the requirement to distribute at least 90% of the Company’s investment company taxable income to obtain tax benefits as a RIC and may be subject to an excise tax.

In connection with any potential distribution or dividend in kind (other than in the form of marketable securities) by the Company to a Shareholder, the Company will, if requested by such Shareholder, use its best efforts to make alternative arrangements for the sale or transfer of any such distribution into an escrow account or liquidating trust on mutually agreeable terms, including, for example only, the sale or transfer into an escrow account or liquidating trust controlled by a third party. Any expenses incurred by the Company or Investment Manager in connection with the foregoing will be borne by the requesting Shareholder.

Item 10.	Recent Sales of Unregistered Securities.

In conjunction with the Company’s formation, the Company issued and sold 100 Shares to the Initial Shareholder, for an aggregate purchase price of $1,000. These Shares were issued and sold in reliance upon the available exemptions from registration requirements of Section 4(a)(2) of the Securities Act.

Item 11.	Description of Registrant’s Securities to be Registered.

The following description is based on relevant portions of the Delaware General Corporation Law, the Company’s Governing Documents and the 1940 Act. This summary is not complete, and the Company refers you to the Delaware General Corporation Law, the Company’s charter and by-laws and the 1940 Act for a more detailed description of the provisions summarized below.

General

Under the terms of the Company’s Certificate of Incorporation, the Company’s authorized stock consists of 300,000,000 shares of common stock, par value $0.001 per share. There are currently no outstanding options or warrants to purchase the Company’s stock. No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, Shareholders generally are not personally liable for the Company’s debts or obligations.

The following are the Company’s outstanding classes of securities as of November 30, 2020:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by the Company or for the Company’s Account	(4) Amount Outstanding Exclusive of Amounts Shown under (3)
Common Stock	300,000,000	0	100

Common Stock

Under the terms of the Company’s Certificate of Incorporation, holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of Shareholders and do not have cumulative voting rights. Holders of a plurality of the votes of the shares present in person or represented by proxy at the meeting to elect directors and entitled to vote on the election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends declared by the Board of Directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the Company’s liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the Company’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The Company’s common stock is junior to the Company’s indebtedness and other liabilities.

Transfers of Shares

Shareholders may not Transfer any Shares of the Company unless (i) the Investment Manager gives consent, and (ii) the Transfer is made in accordance with applicable securities laws and the Company’s Governing Documents. The Investment Manager will not unreasonably withhold its consent to the Transfer of all or a portion of a Shareholder’s Shares to an affiliate of such Shareholder on at least 30 days’ prior written notice; provided that the conditions in the Governing Documents of the Company are otherwise satisfied; provided, further, that with respect to any requirement of the Shareholder to deliver an opinion of counsel, in-house counsel of the Shareholder or outside legal counsel selected by the Shareholder if admitted to practice under the laws of the relevant jurisdiction covered by the opinion (or otherwise qualified to provide the opinion) and having sufficient experience with the relevant subject matter will be acceptable.

Notes

On or about the Initial Closing Date, the Company expects to issue to each of approximately 110 separate investors a Note with a principal amount of $1,000. The purchase price for each Note will be $1,000 per Note. The Company will pay interest on the unpaid principal amount of the Notes at a rate of 12.00% per annum per Note payable semi-annually in arrears. The Notes will have a 30-year term. Some or all of the Notes may be prepaid by the Company at any time, in whole or in part, provided that (i) the Company will pay on the date of such prepayment all accrued and unpaid interest due on such prepaid principal amount to and including the date of prepayment and (ii) if the prepayment occurs prior to the December 31, 2022, the Company will pay on the date of such prepayment a one-time premium equal to $100 per Note. The Company expects to issue the Notes in private placement transactions pursuant to certain exemptions of the Securities Act and the laws of the states and jurisdictions where any offering is made.

Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Measures

The Company’s Certificate of Incorporation and by-laws provide that:

•	the Board of Directors be organized in a single class with all directors standing for election each year;

•	directors may be removed by the affirmative vote of the holders of 80% of the then outstanding shares of the Company’s capital stock entitled to vote; and

•
subject to the rights of any holders of preferred stock, any vacancy on the Board of Directors, however the vacancy occurs, including a vacancy due to an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

The Company’s Certificate of Incorporation also provides that special meetings of the Shareholders may only be called by the Board of Directors, Chairman, Chief Executive Officer or President.

Delaware’s corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws requires a greater percentage. The Company’s Certificate of Incorporation permits the Board of Directors to amend or repeal the by-laws or adopt new by-laws at any time. Shareholders may amend or repeal the by-laws or adopt new by-laws with the affirmative vote of 80% of the then outstanding shares.

Anti-Takeover Provisions

The Company’s Certificate of Incorporation includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Company or to change the composition of the Board of Directors. A director may be removed from office by a vote of the holders of at least 80% of the shares then entitled to vote for the election of the respective director.

To convert the Company to a closed-end or open-end investment company, to merge or consolidate the Company with any entity or sell all or substantially all of the Company’s assets to any entity in a transaction as a result of which the governing documents of the surviving entity do not contain substantially the same anti-takeover provisions as are provided in the Company’s Certificate of Incorporation or to liquidate and dissolve the Company other than in connection with a qualifying merger, consolidation or sale of assets or to amend certain of the provisions relating to these matters, the Company’s Certificate of Incorporation requires either (i) the favorable vote of a majority of the Company’s continuing directors followed by the favorable vote of the holders of a majority of the Company’s then outstanding shares of each affected class or series of the Company’s shares, voting separately as a class or series or (ii) the favorable vote of at least 80% of the then outstanding shares of the Company’s capital stock, voting together as a single class. As part of any such conversion to an open-end investment company, substantially all of the Company’s investment policies and strategies and portfolio would have to be modified to assure the degree of portfolio liquidity required for open-end investment companies. In the event of the Company’s conversion to an open-end investment company, the common stock would cease to be listed on any national securities exchange or market system. Shareholders of an open-end investment company may require the company to redeem their shares at any time, except in certain circumstances as authorized by or under the 1940 Act, at their net asset value, less such redemption charge, if any, as might be in effect at the time of a redemption. You should assume that it is not likely that the Board of Directors would vote to convert the Company to an open-end fund.

The 1940 Act defines “a majority of the outstanding voting securities” as the lesser of a majority of the outstanding shares and 67% of a quorum of a majority of the outstanding shares. For the purposes of calculating “a majority of the outstanding voting securities” under the Company’s Certificate of Incorporation, each class and series of the Company’s shares will vote together as a single class, except to the extent required by the 1940 Act or the Company’s Certificate of Incorporation, with respect to any class or series of shares. If a separate class vote is required, the applicable proportion of shares of the class or series, voting as a separate class or series, also will be required.

Item 12.	Indemnification of Directors and Officers.

Under the Company’s Certificate of Incorporation, the Company fully indemnifies any person who was or is involved in any actual or threatened action, suit or proceeding by reason of the fact that such person is or was one of the Company’s directors or officers; provided, however, that, except for proceedings to enforce rights to indemnification, the Company will not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the Board of Directors. So long as the Company is regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Delaware law also provides that indemnification permitted under the law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s by-laws, any agreement, a vote of Shareholders or otherwise.

The Company has obtained liability insurance for the Company’s officers and directors.

Item 13.	Financial Statements and Supplementary Data.

Set forth below is an index to the Company’s financial statements included in this Registration Statement.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 15.	Financial Statements and Exhibits.

(a)	Financial Statements

The financial statements included in this Registration Statement are listed in Item 13 and commence on page F-1.

(b)	Exhibits

The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit Description
3.1	Certificate of Incorporation
3.2	By-Laws
4.1	Form of Subscription Agreement
10.1	Form of Investment Management Agreement
10.2	Form of Administration Agreement
10.3	Form of Custody Agreement
10.4	Form of Loan Services Addendum to Custody Agreement
10.5	Form of Promissory Note
10.6	Form of Organizational Cost Agreement
10.7	Form of License Agreement
14.1	Code of Ethics of the Registrant and the Manager

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BLACKROCK DIRECT LENDING CORP.

	By:	/s/ Nik Singhal
Name: Nik Singhal
Title: Chief Executive Officer
Date: December 10, 2020

FINANCIAL STATEMENTS

BlackRock Direct Lending Corp.
(A Delaware Corporation)
November 30, 2020 (Inception)

BlackRock Direct Lending Corp.
(A Delaware Corporation)

Financial Statements

November 30, 2020 (Inception)

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm	F-2
Statement of Assets and Liabilities as of November 30, 2020 (Inception)	F-3
Notes to Statement of Assets and Liabilities	F-4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholder and the Board of Directors of BlackRock Direct Lending Corp.

Opinion on the Financial Statement

We have audited the accompanying statement of assets and liabilities of BlackRock Direct Lending Corp. (the “Company”) as of November 30, 2020 (inception), and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of November 30, 2020 (inception), in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Los Angeles, California
December 10, 2020

BlackRock Direct Lending Corp.
(A Delaware Corporation)

 Statement of Assets and Liabilities

November 30, 2020 (Inception)

Assets
Cash and cash equivalents	$1,000
Total assets	1,000

Liabilities
Total liabilities	-

Net assets applicable to shareholders	$1,000

Composition of net assets applicable to shareholders
Common stock, $0.001 par value; 100 shares issued and outstanding	$-
Paid-in capital in excess of par	1,000
Net assets applicable to common shareholders	$1,000

Net assets per share	$10.00

See accompanying notes to the financial statement.

BlackRock Direct Lending Corp.
(A Delaware Corporation)

 Notes to Statement of Assets and Liabilities

November 30, 2020 (Inception)

1.	Organization and Basis of Presentation

Organization:

BlackRock Direct Lending Corp. (the “Company”), was formed as a Delaware corporation on October 12, 2020. The Company expects to conduct a private offering of its shares of common stock (the “Common Shares”) to investors in reliance on exemptions from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”).  BlackRock Capital Investment Advisors, LLC, a Delaware limited liability company, will serve as the investment manager (the “Investment Manager”) of the assets of the Company.  On November 30, 2020 (“Inception Date”), the Company sold and issued 100 Common Shares at an aggregate purchase price of $1,000 to BlackRock Financial Management, Inc. (“BFM”), an affiliate of the Investment Manager.  As of November 30, 2020, no operations have occurred other than the sale of the Common Shares to BFM.

The Company intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company also intends to elect to be treated for U.S. federal income tax purposes as a Regulated Investment Company (a “RIC”) under Subchapter M of the U.S Internal Revenue Code of 1986, as amended (the “Code”).  As a RIC, the Company will be required to meet the minimum distribution and other requirements for RIC qualification and as a BDC and a RIC, the Company will be required to comply with certain regulatory requirements.

2.	Significant Accounting Policies

Basis of Presentation

The Company’s statement of assets and liabilities was prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company is an investment company following accounting and reporting guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946, Financial Services—Investment Companies (“ASC Topic 946”).

Use of Estimates

The preparation of the statement of assets and liabilities in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of statement of assets and liabilities.  Although management believes these estimates and assumptions to be reasonable, actual results could differ from those estimates and such differences could be material.

BlackRock Direct Lending Corp.
(A Delaware Corporation)

 Notes to Statement of Assets and Liabilities

November 30, 2020 (Inception)

Organization and Offering Costs

Costs incurred to organize the Company are expensed as incurred. Offering costs will be accumulated and charged directly to Net Assets at the end of the period during which Common Shares will be offered (the “Closing Period”). The Company will not bear more than $1,000,000 for organization and offering expenses in connection with the offering of the Common Shares through the Closing Period. If the initial offering is not successful, the Company’s Investment Manager or its affiliates will incur such costs. As there has been no formal commitment of external capital as of the date of issuance of these financial statements, no such costs have been recorded by the Company.

Cash and Cash Equivalents

Cash consists of amounts held in accounts with the custodian bank. Cash equivalents consist of highly liquid investments with an original maturity of generally three months or less. Cash equivalents are carried at amortized cost, which approximates fair value. At November 30, 2020, included in cash and cash equivalents is $1,000 held in the JP Morgan U.S. Treasury Plus Money Market Fund.

3.	Net Assets Applicable to Shareholders

As of November 30, 2020, the Company sold and issued 100 Common Shares at an aggregate purchase price of $1,000 to BFM.

4.	Subsequent Events

The Company has evaluated subsequent events through the date of issuance of the financial statement. There have been no subsequent events that require recognition or disclosure in this financial statement.